Exhibit 10.4

Execution Version

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 22, 2014, by and among:

(1)	Momo Technology Company Limited, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”),

(2)	Momo Technology HK Company Limited , a company organized and existing under the Laws of Hong Kong (the “HK Co”),

(3)	Beijing Momo Information Technology Co., Ltd. , a company organized and existing under the Laws of the People’s Republic of China (the “WFOE”),

(4)	Beijing Momo Technology Co., Ltd. , a limited liability company organized and existing under the Laws of the People’s Republic of China (the “Domestic Company”),

(5)	the individuals listed in Schedule I(A) attached hereto (the “Founders,” and each a “Founder”),

(6)	the entities listed in Schedule I(B) attached hereto (the “Founder Holdcos,” and each a “Founder Holdco”, and together with the Founders, the “Founder Parties”), and

(7)	the investors listed in Schedule II attached hereto (the “Investors,” and each an “Investor”).

Each of the Company, the HK Co, the WFOE, the Domestic Company, the Founders, the Founder Holdcos and the Investors is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Investors wish to invest in the Company by subscribing for Series D Preferred Shares (as defined below), to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

B. The Company wishes to issue and sell Series D Preferred Shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

1

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Applicable Accounting Principles” means, in the case of the WFOE and the Domestic Company, PRC GAAP, and, in the case of all other Group Companies, US GAAP or IFRS.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this Series D Preferred Share Purchase Agreement.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, Management Rights Letter, Employment Agreements and the Indemnification Agreement (as amended from time to time), each as defined herein.

“Approval” means any approval, authorization, license, permit, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Board” or “Board of Directors” means the board of directors of the Company.

“Breach” has the meaning set forth in Section 9.1 hereof.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or Shareholders Agreement or equivalent documents, and business license, in each case as amended.

“Circular 75” means Circular 75 issued by the SAFE on October 21, 2005 (as supplemented by implementing rules and regulations, including without limitation the implementing rule issued by SAFE on May 31, 2007 and known as Notice 106, and by any successor rule or regulation under PRC Law, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing.

“Closing” has the meaning set forth in Section 2.2(i) hereof.

“Closing Account” has the meaning set forth in Section 2.2(ii) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Contract” means, as to any Person, any Contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

2

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the following Contracts collectively: (a) the Exclusive Technology Consulting and Service Agreement by and between the WFOE and the Domestic Company, (b) the Equity Pledge Agreement by and among the WFOE, the Founders, , and dated April 18, 2012, (c) the Share Option Agreements by and between each of the Founders, , , respectively, and the WFOE dated April 18, 2012, (d) the Operating Agreement by and among the WFOE, the Domestic Company, the Founders, , dated April 18, 2012, and (e) the Power of Attorney issued by each of the Founders, , and respectively of the Domestic Company to the WFOE dated April 18, 2012.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Subscription Shares.

“Disclosing Party” has the meaning set forth in Section 8.4 hereof.

“Disclosure Schedule” has the meaning set forth in Section 3 hereof.

“Domestic Company” has the meaning set forth in the Preamble of this Agreement.

“Employee Benefit Plans” has the meaning set forth in Section 3.16(g) hereof.

“Employment Agreement” has the meaning set forth in Section 5.10 hereof.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“FCPA” has the meaning set forth in Section 7.9 hereof.

“Financial Statements” has the meaning set forth in Section 3.14 hereof.

“Financing Terms” has the meaning set forth in Section 8.1 hereof.

3

“Founder” or “Founders” has the meaning set forth in the Preamble of this Agreement.

“GC Product or Service” has the meaning set forth in Section 3.8(f) hereof.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the British Virgin Islands or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Co., the WFOE and the Domestic Company, together with each Subsidiary of any of the foregoing, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group” refers to all of Group Companies collectively. The particulars of the Group Companies are set forth on Exhibit A attached hereto.

“HK Co” has the meaning set forth in the Preamble.

“HKIAC” has the meaning set forth in Section 10.4(ii) hereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards in effect from time to time.

“Indemnifiable Loss” has the meaning set forth in Section 9.1 hereof.

“Indemnification Agreement” has the meaning set forth in Section 5.9 hereof.

“Indemnitee” has the meaning set forth in Section 9.1 hereof.

“Investor” or “Investors” has the meaning set forth in the Preamble of this Agreement.

4

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, domain names, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employee” means each of the Persons listed on Schedule III and Key Employees mean such Persons collectively.

“Knowledge” means, with respect to any of the Warrantors, the knowledge of any of the Founders and the Key Employees after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a Party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such Party has made such due inquiry and due diligence.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group or any Group Company, individually or in the aggregate, (ii) material impairment of the ability of any Group Company or Founder to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (iii) material impairment of the validity or enforceability of this Agreement or any Transaction Document against any Group Company or Founder.

5

“Material Agreements” has the meaning set forth in Section 3.10 hereof.

“Memorandum and Articles” means the seventh amended and restated memorandum of association of the Company and the seventh amended and restated articles of association of the Company attached hereto as Exhibit B, to be adopted in accordance with applicable Law on or before the Closing and which shall be in full force and effect as of the Closing.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means generally accepted accounting principles as adopted by the PRC.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares of the Company.

“Projections” has the meaning set forth in Section 3.24 hereof.

“Public Official” means any employee of a Governmental Authority, an active member of a political party engaged in political or governmental activities, a political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Public Software” has the meaning set forth in Section 3.8(f) hereof.

“Qualified IPO” has the meaning set forth in the Company’s Memorandum and Articles.

“Related Party” means an officer, director or employee of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them.

“Restated Control Documents” has the meaning set forth in Section 5.18 hereof.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means any applicable reporting and/or registration requirements under Circular 75 and any other applicable SAFE rules and regulations.

“SEC” has the meaning set forth in Section 4.5 hereof.

6

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sequoia” means Sequoia Capital China Investment Holdco II, Ltd., Sequoia Capital China GF Holdco III-A, Ltd. and SC China Growth III Co-Investment 2014-A, L.P.

“Series A Preferred Shares” means, collectively, the Series A-1 Preferred Shares of the Company, par value US$0.0001 per share (the “Series A-1 Preferred Shares”), the Series A-2 Preferred Shares of the Company, par value US$0.0001 per share (the “Series A-2 Preferred Shares”), and the Series A-3 Preferred Shares of the Company, par value US$0.0001 per share (the “Series A-3 Preferred Shares”), with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0001 per share.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.0001 per share.

“Series D Preferred Shares” means the Series D Preferred Shares of the Company, par value US$0.0001 per share.

“Share Plan” means the Company’s Share Incentive Plan adopted by the Company’s shareholders on November 1, 2012, as amended and restated on October 9, 2013.

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement entered into by and among the parties thereto on or prior to the Closing, in the form attached hereto as Exhibit C.

“Statement Date” has the meaning set forth in Section 3.14 hereof.

“Subscription Price” has the meaning set forth in Section 2.1 hereof.

“Subscription Shares” has the meaning set forth in Section 2.1 hereof.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person directly or indirectly Controls.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

7

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, the exhibits attached to any of the foregoing, and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.” means the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Warrantors” has the meaning set forth in Section 3 hereof.

“WFOE” has the meaning set forth in the Preamble of this Agreement.

“Yunfeng” means Rich Moon Limited.

2. Purchase and Sale of Series D Preferred Shares.

2.1 Sale and Issuance of the Series D Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor, that number of Series D Preferred Shares set forth opposite such Investor’s name on Schedule II attached hereto (such Investor’s “Subscription Shares”), with each Investor to pay, or cause to be paid, as consideration for such Series D Preferred Shares the aggregate purchase price set forth opposite such Investor’s name on Schedule II attached hereto (such Investor’s “Subscription Price”).

2.2 Closing

(i) Closing. The consummation of the sale and issuance of the Series D Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) business days following the satisfaction or waiver of all of the conditions set forth in Section 5 and Section 6, as confirmed in writing by the Investors and the Company, or at such other place or at such other time or on such other date as the Company and the Investors may mutually agree.

(ii) Closing Account. Payment of the Subscription Price by each Investor to the Company shall be made by remittance of immediately available funds to a bank account of the Company acceptable to the Investors (the “Closing Account”). All bank charges and related expenses for remittance and receipt of funds shall be borne by the account of the Company.

8

(iii) Closing Deliveries. At the Closing, (a) the Company shall deliver to each Investor (A) a copy of the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to each Investor of the Subscription Shares being purchased by such Investor at the Closing, and (B) share certificate or certificates representing the Subscription Shares being purchased by such Investor at the Closing, and (b) each Investor shall pay its respective Subscription Price by wire transfer in U.S. dollars to the Closing Account. For the avoidance of doubt, all transactions at the Closing shall be deemed to occur simultaneously.

3. Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Exhibit D (the “Disclosure Schedule”), each of the Company, the HK Co., the WFOE, the Domestic Company, and the Founder Parties (collectively, the “Warrantors”), jointly and severally, represents and warrants to each Investor that each of the statements contained in this Section 3 is true and complete as of the date of this Agreement and the date of the Closing (with the same effect as if made on and as of the date of the Closing) as follows:

3.1. Organization, Good Standing; Corporate Power and Qualification. Each of the Group Companies and the Founder Holdcos is a corporation duly organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each of the Group Companies and the Founder Holdcos is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2. Capitalization of the Company. The authorised number of shares and issued share capital of the Company consists, immediately prior to the Closing, of:

(a) 799,281,189 Ordinary Shares, of which 131,348,411 shares are issued and outstanding, immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities Laws. The Company holds no treasury shares.

(b) 50,979,800 Series A Preferred Shares, of which 22,272,730 are designated as Series A-1 Preferred Shares, 8,909,090 are designated as Series A-2 Preferred Shares, and 19,797,980 are designated as Series A-3 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(c) 70,037,013 Series B Preferred Shares, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series B Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(d) 36,008,642 Series C Preferred Shares, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series C Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

9

(e) 43,693,356 Series D Preferred Shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series D Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(f) Immediately following the Closing, the Company will have reserved up to 60,409,808 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its Share Plan. With respect to such reserved Ordinary Shares, immediately following the Closing, options to purchase 27,863,526 Ordinary Shares will have been granted or are currently outstanding, and options to purchase up to 32,546,282 Ordinary Shares will remain available for issuance to officers, directors, employees and consultants pursuant to the Share Plan.

(g) Schedule IV(B) sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares (if any), vesting schedule and repurchase price; (ii) each series of Preferred Shares; and (iii) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Preferred Shares to be issued under this Agreement, (B) the rights provided in the Shareholders Agreement, (C) the securities and rights described in this Section 3.2(g), and (D) the options described in Section 3.2(f), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Shares or Preferred Shares.

(h) The Company is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the HK Co and the HK Co is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the WFOE.

(i) The Founder Holdcos are the sole legal and beneficial owners of the issued and outstanding Ordinary Shares of the Company. Each of the Founders is the sole legal and beneficial owner of the issued and outstanding share capital of the Founder Holdco set forth opposite his name in Schedule I(B).

(j) Section 3.2(j) of the Disclosure Schedule sets forth the capitalization and equity holders of the Domestic Company, including all issued and outstanding equity capital of the Domestic Company. Except for the Control Documents, there are no outstanding options, warrants, rights (including conversion or, preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of the Domestic Company.

3.3. Subsidiaries.

(a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, the Company and each Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any Group Company is a participant in any joint venture, partnership or similar arrangement.

10

(b) The equity interests of the Domestic Company were duly and validly issued and were issued in accordance with all applicable Laws, rules and regulations or pursuant to exemptions therefrom. Except for the Control Documents, the equity interests in the Domestic Company are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Law, the articles of association or any Contract to which any of the Domestic Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any of the Domestic Company having the right to vote (or convertible) into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of any Domestic Company may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which any Domestic Company is a party or is otherwise bound.

(c) There are no options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Subsidiary of any of the Group Companies or obligating any of the Group Companies to issue or sell any portion of the equity interests of, or any other interest in, any such Subsidiary.

(d) No order has been made or petition presented or resolution passed for the winding up of any of the Group Companies, and no distress, execution or process has been levied against any of the Group Companies or any of its property.

3.4. Authorization.

(a) All corporate action required to be taken by each Group Company’s and each Founder Holdco’s board of directors and shareholders in order to authorize each respective Group Company or Founder Holdco, as applicable, to enter into the Transaction Documents to which each such Group Company or Founder Holdco, as applicable, is a party, and to issue the Subscription Shares at the Closing and the Conversion Shares upon conversion of the Subscription Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company or Founder Holdco necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Group Company or Founder Holdco under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Subscription Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company or Founder Holdco necessary for the performance of all obligations of such Group Company or Founder Holdco under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Group Company and Founder Holdco, shall constitute valid and legally binding obligations of each Group Company and Founder Holdco, enforceable against each Group Company and Founder Holdco in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders Agreement and the Indemnification Agreement may be limited by applicable securities Laws. The issuance of any Subscription Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any convertible securities exercisable for such shares are exercised in accordance with the Memorandum and Articles or otherwise.

(b) Each of Group Companies has all franchises, permits, licenses, and any similar authority necessary for the conduct of its respective business as now being conducted by it.

11

3.5. Valid Issuance of Shares.

(a) The Subscription Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any Lien or restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement, applicable securities Laws and Liens or encumbrances created by or imposed by the Investors. Subject in part to the accuracy of the representations of the Investors in Section 4 of this Agreement, the Subscription Shares will be issued in compliance with all applicable securities Laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Memorandum and Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities Laws and Liens created by or imposed by the Investors. The Conversion Shares will be issued in compliance with all applicable securities Laws.

(b) All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any Liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws) and have been issued in compliance in all material respects with the requirements of all applicable securities Laws and regulations, including, to the extent applicable, the Securities Act.

3.6. Governmental Consents and Filings. Except as set forth in Section 3.6 of the Disclosure Schedule, no consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of any Warrantor in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, Shareholders Agreement or the offer, sale, issuance or reservation for issuance of the Subscription Shares and the Conversion Shares.

3.7. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Warrantors’ Knowledge, currently threatened against any Group Company or any officer, director or Key Employee of any Group Company (i) that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) that questions the validity of the Transaction Documents or the right of any Group Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Group Companies, its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

12

3.8. Intellectual Property. Each Group Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ Knowledge, all patents and patent rights, as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 3.8 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. Except as set forth in Section 3.8 of the Disclosure Schedule, no product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other party.

(a) No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Except as set forth in Section 3.8(a) of the Disclosure Schedule, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. It will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Key Employee has assigned to the Group Companies all Intellectual Property rights he or she owns that are related to the Group Companies’ business as now conducted.

(b) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned, licensed to or used by each Group Company, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

13

(c) No proceedings or claims in which any Group Company alleges that any Person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, or has been served, instituted or asserted by any Group Company. None of the Group Companies has any intention to initiate such proceedings or claims.

(d) None of the Founders or the employees of any Group Company or Founder Holdco is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, or that would conflict with the business of any Group Company as presently conducted. It will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the date hereof.

(e) Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

(f) No Public Software (as defined below) forms part of any product or service provided by any Group Company (“GC Product or Service”), and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 3.8(f), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

3.9. Compliance with Other Instruments. None of the Group Companies and the Founder Parties is in violation or default (i) of any provisions of its Charter Document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, Contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any Law applicable to such Group Company or Founder Party, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, Contract or agreement or (ii) an event which results in the creation of any Lien, charge or encumbrance upon any assets of any Group Company or Founder Party or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company or Founder Party, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

14

3.10. Agreements; Actions.

(a) Save for the agreements set out in Section 3.10(a) of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, Contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of US$25,000 per annum or in excess of US$50,000 in the aggregate, (ii) the transfer or license of any Intellectual Property rights to or from any Group Company, other than from or to another Group Company or from a Founder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person or affect any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by any Group Company with respect to infringements of proprietary rights. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the Knowledge of the Warrantors, by all the other parties thereto. There are, to the Knowledge of the Warrantors, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

(b) The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$25,000 or in excess of US$50,000 in the aggregate, (ii) made any loans or advances to any Person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of this Section 3.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) No Group Company is a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation that is not a Group Company.

3.11. Conflict of Interest.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors and (iii) the issuance of options to purchase the Company’s Ordinary Shares pursuant to the Share Plan, in each instance, disclosed in Section 3.11(a) of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.

15

(b) No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ Knowledge, have any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ Knowledge, none of the Group Companies’ employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any Contract with any Group Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

3.12. Rights of Registration and Voting Rights. Except as provided in the Shareholders Agreement and as set forth in Section 3.12 of the Disclosure Schedule, no Group Company is under any obligation to register under the Securities Act or any other applicable securities Laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ Knowledge, except as contemplated in the Shareholders Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

3.13. Absence of Liens. The property and assets owned by the Group Companies are free and clear of all Liens, except for statutory Liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any Liens, claims or encumbrances other than those of the lessors of such property or assets.

16

3.14. Financial Statements and Operating Data. (a) The Domestic Company has delivered to the Investors its consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with the Applicable Accounting Principles and applied on a consistent basis, for each of the fiscal year ended December 31, 2011, 2012 and 2013, and an unaudited balance sheet and statements of operations and cash flow for the two month period ended February 28, 2014 (the “Statement Date”). The financial statements referred to above are collectively referred herein as the “Financial Statements”. The Financial Statements fairly present in all material respects the financial condition and operating results of the Domestic Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Domestic Company does not have material Liabilities or obligations, contingent or otherwise, as of the Statement Date, other than (i) Liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under Contracts and commitments incurred in the ordinary course of business and (iii) Liabilities and obligations of a type or nature not required under PRC GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Domestic Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP.

(b) The operating data provided by the Company to the Investors, including but not limited to monthly active users for February 2014, daily active users, total registered users and paying users, each as of February 28, 2014, are true and accurate in all material respect.

3.15. Changes. Since the Statement Date in the case of the Domestic Company and since its inception for each other Group Company, except as set forth in Section 3.15 of the Disclosure Schedule or as contemplated by the Transaction Documents, there has not been:

(a) any change in the assets, Liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on a Group Company;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material Contract or agreement by which any Group Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment of any officer or Key Employee of any Group Company;

17

(h) any mortgage, pledge, transfer of a security interest in, or Lien, created by any Group Company, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(i) any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;

(k) any sale, assignment or transfer of any Group Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m) to the Warrantors’ Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 3.15.

3.16. Employee Matters.

(a) As of the date hereof, the Group Companies employ around 250 full-time employees. Section 3.16(a) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of any Group Company who received compensation in excess of US$25,000 for the fiscal year ending December 31, 2013 and who is anticipated to receive compensation in excess of US$50,000 for the fiscal year ending December 31, 2014.

(b) To the Warrantors’ Knowledge, no employee of any Group Company is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of any Group Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.

18

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, no Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all material respects with all applicable Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of Taxes and other sums as required by Law except where noncompliance with any applicable Law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Warrantors’ Knowledge, no Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the Key Employees. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 3.16(d) of the Disclosure Schedule or as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3.16(d) of the Disclosure Schedule, no Group Company has any policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Share Plan or Company’s board minutes provided to the Investors.

(f) Each former key employee whose employment was terminated by any Group Company has entered into an agreement with such Group Company providing for the full release of any claims against the Company or any Related Party arising out of such employment.

(g) Section 3.16(g) of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 3.16(g) of the Disclosure Schedule, there is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing schemes, and has complied in all material respects with all applicable Laws of any jurisdiction, in relation to the Employee Benefit Plans.

19

(h) No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Warrantors’ Knowledge, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or to the Warrantors’ Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(i) To the Warrantors’ Knowledge, none of the Key Employees or directors of any Group Company during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy Laws or any state insolvency Laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(j) Each Key Employee has executed a Letter of Commitment and Non-Competition with the Company dated April 18, 2012, pursuant to which, among other things, each Key Employee must (A) devote all work effort exclusively to the Group Companies until at least one (1) year after the closing of a Qualified IPO, (B) not directly or indirectly compete with any business activities of any Group Company during or for two (2) years after the employment period, and (C) not directly or indirectly induce any employees, consultants, or directors of any Group Company to terminate their employment with or services to any Group Company.

3.17. Tax Matters.

(a) The provisions for Taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable Taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Each Group Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Company has paid all Taxes that have become due, or have reflected such Taxes in accordance with the Applicable Accounting Principles as a reserve for Taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

(b) No Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Taxation in, a jurisdiction other than the jurisdiction in which such Group Company is established. No written claim has been made by a Governmental Authority in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

20

(c) The Company has never been, and, to the best of its Knowledge after consultation with its tax advisors, will not be with respect to its taxable year during which the Closing occurs, a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by any of the Investors’ partners pursuant to Section 1295 of the Code or a “Protective Statement” filed by any of a Investors’ Partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Investors in such form as may be required by the Investors in accordance with applicable Law as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 90 days following the end of each such taxable year), and shall provide the Investors with access to such other Company information as may be required for purposes of filing U.S. federal income Tax Returns of the Investors’ partners in connection with any such Qualified Electing Fund election or Protective Statement. In the event that an Investor’s partner who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the United States Internal Code of 1986, as amended (or any successor thereto), the Company agrees to make a dividend distribution to the Investors (no later than 90 days following the end of the Company’s taxable year or, if later, 90 days after the Company is informed by Investors that the Investors’ partner has been required to recognize such an income inclusion) in an amount equal to 50% of the amount that would be included by the Investors if the Investors were a “United States person” as such term is defined in Section 7701(a)(30) of the Code and had Investors made a valid and timely “Qualified Electing Fund” election which was applicable to such taxable year.

3.18. Insurance. Section 3.18 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other Person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

3.19. Confidential Information and Invention Assignment Agreements. Except as set forth in Section 3.19 of the Disclosure Schedule, each current and former employee, consultant, contractor, director, and officer of the Company or any Group Company has executed an agreement with the Company or such Group Company regarding confidentiality, proprietary information, non-competition, non-solicitation, and invention assignment substantially in the form or forms delivered to the counsel for the Investors (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company and any Group Company are not aware that any of the Key Employees is in violation thereof.

21

3.20. Governmental and Other Permits. Except as set forth in Section 3.20 of the Disclosure Schedule, each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default in any material respect under any of such franchises, governmental permits, licenses or other similar authority.

(a) The Domestic Company and the WFOE have applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses, and complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the SAFE and any other relevant authorities, and all such permits are validly subsisting.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedule, the registered capital of the Domestic Company and the WFOE has been fully paid up in accordance with the schedule of payment stipulated in its respective Charter Documents and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment.

(c) The Charter Documents of the Domestic Company and the WFOE have been duly approved and filed in accordance with the Laws of the PRC and are valid and enforceable.

(d) The business scope specified in the Charter Documents of the Domestic Company complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of the Domestic Company in accordance with the Charter Documents is in compliance with the Laws of the PRC.

(e) Section 3.20(e) of the Disclosure Schedule sets out full and accurate details of all loan agreements entered into between any one Group Company regarding any inter-company loan, shareholders loan or foreign exchange loan obtained by them. Such loan agreements have been duly registered in accordance with the Laws of the PRC (where necessary) and all such registrations are validly subsisting under the Laws of the PRC.

3.21. Corporate Documents. The Memorandum and Articles and all other Charter Documents (or analogous constitutional documents) of each Group Company are in the form provided to the Investors. The copy of the minute books of the Company provided to the Investors contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

3.22. Liabilities. Except as set forth in Section 3.22 of the Disclosure Schedule, no Group Company has Liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) Liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business that do not have a Material Adverse Effect, and (iii) other Liabilities that do not exceed US$20,000 in the aggregate.

22

3.23. Compliance with Laws.

(a) Except as set forth in Section 3.23(a) of the Disclosure Schedule, each Group Company is in material compliance with all applicable Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties;

(b) No event has occurred and no circumstance exists that to the Warrantors’ Knowledge (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect;

(c) No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(d) No Group Company, nor any director, agent, employee or any other person acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Public Official or otherwise (A) to obtain favorable treatment in securing business for a Group Company, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, in each case which would have been in violation of any applicable Law or (ii) established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of a Group Company.

3.24. Disclosure; Projections. The Company has made available to the Investors all the information reasonably available to the Company that the Investors has requested for deciding whether to acquire the Subscription Shares, including certain of financial projections with respect to the Company (the “Projections”), each of which were prepared in good faith. To the Warrantors’ Knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Investors at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.25. Finders’ Fee. No investment banker, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements or agreements made by or on behalf of any Group Company.

23

3.26. Entire Business. There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of the Domestic Company.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that each of the statements contained in this Section 4 is true and complete as of the date of this Agreement and the date of the Closing as follows:

4.1 Status. Such Investor is an entity duly organized validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2 Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by such Investor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Investor will be, valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Purchase for Own Account. The Subscription Shares purchased hereunder, and to be received by such Investor, will be acquired for investment purposes for such Investor’s own account or the account of one or more of such Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Subscription Shares, and has not solicited any Person for such purpose.

4.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in its Subscription Shares.

4.5 Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act and that any transfer or resale of the Subscription Shares and the Conversion Shares will be in accordance with the provisions of said Regulation S or pursuant to an available exemption therefrom.

4.6 Foreign Investors. If such Investor is not a “U.S. person” (as defined in Rule 902 of Regulation S of the Securities Act), such Investor hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with the issuance of its Subscription Shares or any use of this Agreement, including (i) the legal exchange requirements within its jurisdiction for the purchase of its Subscription Shares, (ii) any foreign consents that may need to be obtained, and (iii) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of its Subscription Shares. Such Investor’s subscription and payment for, and continued beneficial ownership of, its Subscription Shares will not violate any applicable securities or other Laws of such Investor’s jurisdiction.

24

4.7 Restricted Securities. Such Investor understands that its Subscription Shares are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor understands that its Subscription Shares have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.8 Legends. Such Investor understands that the certificates evidencing its Subscription Shares issued pursuant to this Agreement may bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN EXEMPTION UNDER THE U.S. SECURITIES ACT OF 1933.”

5. Conditions of the Investors’ Obligations at the Closing. The obligations of the Investors to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Investors, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall be true, correct and complete when made and shall be true, correct and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, correct and complete as of such particular date.

5.2 Performance. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

5.3 Authorizations. All Approvals of any competent Governmental Authority or of any other Person that are required to be obtained by any Group Company or Founder in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Subscription Shares, any waivers of rights of first refusal, preemptive rights, put or call rights, transactions contemplated by the Control Documents, or other rights triggered by the Transaction Documents, if any) shall have been duly obtained and effective as of the Closing.

25

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5 Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary actions of the Board of Directors and/or the members of the Company, and shall have been duly filed with the registration authority of the British Virgin Islands.

5.6 Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby, and (c) good standing or equivalent certificates with respect to the Company from the applicable authorities in the British Virgin Islands dated no more than five (5) days prior to the Closing.

5.7 Ancillary Agreements. Each of the parties to the Shareholders Agreement and all other Ancillary Agreements (other than the Investors) shall have executed and delivered such agreements to the Investors.

5.8 Opinions of Counsel. The Investors shall have received:

(i) from Concord & Partners, PRC counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E-1; and

(ii) from Harneys Westwood & Riegels, British Virgin Islands counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E-2.

5.9 Indemnification Agreement. The Company shall have delivered to the Investors a copy of indemnification agreement between the Company and the additional director of the Company designated by the Investors, duly executed by the Company (an “Indemnification Agreement”) in form and substance attached hereto as Exhibit F.

5.10 Employment Agreements. The Company shall have delivered to the Investors copies of duly executed employment agreements, IP assignment, non-competition and confidentiality agreement, non-solicitation agreements with each of the Key Employees, respectively (each, an “Employment Agreement”), each in form and substance attached hereto as Exhibit G.

26

5.11 Capitalization Prior to Closing. The Company’s capitalization immediately prior to Closing shall be the same as set forth in Schedule IV(A).

5.12 Board of Directors. The Board of Directors shall have been constituted in accordance with the Shareholders Agreement and the Company shall have delivered to the Investors a copy of the Company’s register of directors certified by its registered agent and evidencing the same.

5.13 SAFE Compliance. Except for the establishment of the Founder Holdcos, each holder of the Equity Securities of the Company shall have complied with all applicable reporting and/or registration requirements under the SAFE Rules and Regulations to the reasonable satisfaction of the Investors.

5.14 Due Diligence. The Investors shall have satisfactorily completed their due diligence review concerning the business, legal, financial, management, technology, intellectual property, process, licenses, and government regulations of each Group Company, including but not limited to the receipt by the Investors of the Financial Statements with respect to each Group Company hereof at the Company’s expense.

5.15 No Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

5.16 Management Rights Letter. The Company shall have executed and delivered to each Investor a Management Rights Letter in the form attached hereto as Exhibit H.

5.17 Delivery of Budget. The Company shall have delivered to the Investors its budget for the financial year ending December 31, 2014 in the form and substance reasonably satisfactory to the Investors.

5.18 Restated Control Documents. The Founders, the Domestic Company and the WFOE shall have amended and restated the Control Documents in substantially the same form set forth in Exhibit I (the “Restated Control Documents”).

5.19 Equity Pledge Registration. The Founders, the Domestic Company and the WFOE shall have registered the equity pledge contemplated under the Restated Control Documents with the competent PRC authority.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 4 shall be true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

27

6.2 Performance. Each Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing.

6.3 Ancillary Agreements. Each Investor shall have executed the Shareholders Agreement and all other Ancillary Agreements to which it is a party and delivered the same to the other parties thereto.

7. Covenants and Other Agreements.

7.1 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders Agreement, the Company will use the proceeds from the sale of the Subscription Shares for business expansion, general working capital, merger and acquisition and other general corporate purposes for the Group Companies as approved by the Board of Directors and the Shareholders.

7.2 Executory Period Covenants. Between the date of this Agreement and the Closing, unless the Investors consent in writing otherwise:

(i) Pre-Closing Actions. As promptly as practicable, each Warrantor shall: (a) use best efforts to take all actions required of such party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated under the Transaction Documents; (b) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor pursuant to Law in connection with the Transaction Documents and the issuance of the Subscription Shares pursuant hereto and the consummation of the other transactions contemplated under the Transaction Documents; (c) use reasonable best efforts to obtain, or cause to be obtained, all consents (including any consents required under any Contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (d) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(ii) Non-Violation. Pending the Closing, none of the Warrantors, without the prior written consent of the Investors, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (b) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Investors of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(iii) Conduct of Business. Except as otherwise permitted by this Agreement or with the written consent of the Investors, from the date hereof to the date of the Closing, the Warrantors shall: (a) carry on the Group’s business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof and use best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group; and (b) not do any act or thing which would require the consent of the Investors under the Shareholders Agreement had the transactions contemplated hereunder been consummated.

28

(iv) Negative Covenants. No Warrantor shall (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of any Group Company, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (d) issue, sell, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (f) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee for any indebtedness of any Person, (g) make any material change in any method of accounting or accounting practice used by any Group Company, other than any such changes required by Applicable Accounting Principles, (h) enter into any Contract or other transaction with an Affiliate, or (i) authorize or commit to do any of the foregoing.

(v) Exclusivity. From the date hereof until the Closing, the Warrantors shall not, and they shall not permit any of their representatives or any member of the Group to, solicit, initiate, facilitate, engage in any discussions or negotiations with respect to, adopt, approve, commit to, or conclude any investment transaction with, or any sale of any member of the Group or the business or equity thereof to, any third party, whether directly or indirectly. The Warrantors shall, and shall cause their representatives and the other members of the Group to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

(vi) Access and Information. From the date hereof until the Closing, the Warrantors shall permit each Investor, or any representative thereof, at its own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as such Investor reasonably requests, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. No information or knowledge obtained pursuant to this Section or otherwise by an Investor in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions.

(vii) Financial Statements. Each Warrantor shall furnish to the Investors as soon as practicable after the end of each month between the date hereof and the Closing, and in any event within 15 business days after each such month, the unaudited financial statements of each such entity for the month then ended, which shall present fairly, in all material respects, the unaudited financial position of such entity as of the end of such month and the consolidated results of such entity’s operations and cash flows for the month then ended, in conformity with Applicable Accounting Principles consistently applied with the Financial Statements, except for noncompliance with the footnote disclosure requirements under Applicable Accounting Principles and for year-end adjustments, and subject to such other exceptions as may be indicated in the notes thereto.

29

7.3 Compliance with Circular 75. The Company (and/or any other Group Company and/or the Founder Parties, as the case may be) shall, within thirty (30) days after Closing and to the satisfaction of the Investors, take all requisite actions to apply for and, as promptly as practicable after such application, complete any necessary filing under the SAFE Rules and Regulations in relation to (i) the transactions contemplated in the Transaction Documents and (ii) each Founder Holdco’s acquisition of Ordinary Shares from the applicable Founder.

7.4 Permit and License. As soon as practicable after the Closing, the Domestic Company and its Subsidiary shall, and the Founders and other Group Companies shall cause the Domestic Company and its Subsidiary to, obtain all the permits and licenses and necessary governmental authorizations for the conduct of their business as currently conducted and as proposed to be conducted in full compliance with applicable laws, and shall keep such permits, licenses and authorizations effective and updated.

7.5 Registration of Other Intellectual Property Rights. As soon as practically possible following the Closing and to the extent permitted under applicable PRC Laws, the WFOE shall, and the Founders shall cause the WFOE to have all the intellectual property rights, including without limitation software copyrights and domain names necessary for the operation of the Group Companies registered under the name of the WFOE.

7.6 Filing of Changes of Registered Capital and Registered Address. Each of the Domestic Company and the WFOE shall, and the Founders and the Group Companies shall cause the Domestic Company and the WFOE to, file with competent Governmental Authority the changes of registered capital and registered address to the extent applicable to their respective licenses, permits and registrations within sixty (60) days after the Closing.

7.7 Filing of Lease Agreements. As soon as practical, each of the Domestic Company and the WFOE shall file the lease agreements to which it is a party with the competent Governmental Authority.

7.8 Compliance with Anti-corruption Laws. At any time after the Closing, the Company shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. At any time after the Closing, the Company shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. At any time after the Closing, the Company shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

30

7.9 Green Dot Corporation. The Company shall not enter into any banking or nonbanking transaction with Green Dot Corporation or any of its Subsidiaries (Next Estate Communications and Bonneville Bancorp) without the prior written consent of Sequoia.

8. Confidentiality.

8.1 Disclosure of Terms. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except in accordance with the provisions set forth below.

8.2 Permitted Disclosures. Notwithstanding the foregoing, (i) each member of the Group and each Investor, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors or their respective Affiliates, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; and (ii) each Investor may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations.

8.3 Announcements. Each Party to this Agreement hereby acknowledges, affirms and agrees that it shall not and shall procure its Affiliates not to make any announcement or other publicity in connection with the Financing Terms without approval of the Board as to its content, form and manner of publication; provided that the Company may make announcement or other publicity in connection with the Financing Terms if such action is necessary for its performance of obligations under the Transaction Documents, in which case the Company shall promptly notify the other Parties hereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

8.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 8, such Party (the “Disclosing Party”) shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be given to such information to the extent reasonably requested by the other Parties.

8.5 Other Exceptions. Notwithstanding any other provision of this Section 8, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the restricted Party; or (iv) disclosures to a Party’s accountants, attorneys or other professional advisors so long as they agree to keep such disclosures confidential.

31

9. Indemnity.

9.1 General Indemnity. In the event of (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents, or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”), the Warrantors shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Investors (it being understood that any cure shall be without recourse to cash or assets of any of the Group Companies). Notwithstanding the foregoing, each Warrantor shall also, jointly and severally, indemnify the Investors and its Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach. For the avoidance of doubt, the breach of Section 3.14(b) is a material Breach that will trigger indemnity under this Section 9.

9.2 Specific Indemnity. Without limiting the generality of Section 9.1, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Indemnitee, from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from the failure of the Group Companies and the Founders (i) to timely register certain equity pledges made by each individual equity holder of the Domestic Company; (ii) to obtain and maintain any governmental permits, licenses, certificates, or any similar authority necessary for the conduct of the business of the Group Companies, including to timely file the changes of registered capital and registered address to the extent applicable to relevant certificates, licenses and registrations of the Domestic Company and the WFOE; and (iii) to comply with any SAFE Rules and Regulations according to this Agreement. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Indemnitees have any knowledge, actual or constructive, with respect thereto.

9.3 Tax Indemnity. Notwithstanding the foregoing, the Founder Parties shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for Tax which has been made or may hereafter be made against the Domestic Company and any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the Domestic Company and any other Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which the Domestic Company and any other Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for Tax, any legal proceedings in which the Domestic Company or any other Group Company claims in respect of the claim for Tax and in which an arbitration award or judgment is given for the Domestic Company or any other Group Company and the enforcement of any such arbitration award or judgment whether or not such Tax is chargeable against or attributable to any other person, provided, however, that the Founder Parties shall be under no liability in respect of taxation:

(a) that is promptly cured without recourse to cash or other assets of any Group Company;

32

(b) to the extent that provision, reserve or allowance has been made for such Tax in the Financial Statements;

(c) if it has arisen in and relates to the ordinary course of business of the Domestic Company since the Closing Date;

(d) to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statement being insufficient by reason of any increase in rates of Tax announced after the Closing with retrospective effect; or

(e) to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

Notwithstanding anything to the contrary herein, the survival period for any indemnity obligation relating to claims for Tax matters arising under this Section 9.3 shall be the applicable statute of limitations for Tax claims.

9.4 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties contained in Section 3 to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of the applicable statute of limitations, and such representations and warranties shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investors or any Group Company.

10. Miscellaneous.

10.1 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

10.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations hereunder shall not be assigned without the mutual written consent of the Investors and the Company, provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other Parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

33

10.3 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

10.4 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.4 shall prevail.

(iv) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(v) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(vi) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

34

10.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address as set out in Schedule V (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 10.5). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a business day thereof and otherwise on the next business day thereof.

10.6 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

10.7 Fees and Expenses. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that so long as the Closing occurs, the Company shall pay or reimburse all reasonable costs and expenses incurred or to be incurred by the Investors incurred in connection with the transactions contemplated by the Transaction Documents up to a maximum of US$500,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.8 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

10.9 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of (i) the Company, (ii) the Founders, and (iii) the Investors. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by any Party against whom the waiver is sought to be enforced in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties.

10.10 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

35

10.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.12 Sequoia Entities. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

10.13 No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.14 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

36

10.16 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among all of the Parties with respect to the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

10.17 Third Party Beneficiaries. Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 9 of this Agreement as if it were a Party hereto.

[The remainder of this page has been left intentionally blank]

37

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

COMPANY:	MOMO TECHNOLOGY COMPANY LIMITED

	By:	/s/ Yan Tang
	Name:	Yan Tang
	Title:	Director

HK CO:	MOMO TECHNOLOGY HK COMPANY LIMITED

	By:	/s/ Yan Tang
	Name:	Yan Tang
	Title:	Director

DOMESTIC COMPANY:	BEIJING MOMO TECHNOLOGY CO., LTD.

	By:	/s/ Yan Tang /common seal/
	Name:	Yan Tang
	Title:	Legal Representative

Affix Seal:

WFOE:	BEIJING MOMO INFORMATION TECHNOLOGY CO., LTD.

	By:	/s/ Yan Tang /common seal/
	Name:	Yan Tang
	Title:	Legal Representative

Affix Seal:

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

FOUNDER HOLDCOS:	GALLANT FUTURE HOLDINGS LIMITED

	By:	/s/ Yan Tang
Name:
Title:

JOYOUS HARVEST HOLDINGS LIMITED

	By:	/s/ Yong Li
Name:
Title:

FIRST OPTIMAL HOLDINGS LIMITED

	By:	/s/ Xiaoliang Lei
Name:
Title:

FAST PROSPEROUS HOLDINGS LIMITED

	By:	/s/ Zhiwei Li
Name:
Title:

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

FOUNDERS:

	By:	/s/ Yan Tang
	Name:	Yan Tang

	By:	/s/ Yong Li
	Name:	Yong Li

	By:	/s/ Xiaoliang Lei
	Name:	Xiaoliang Lei

	By:	/s/ Zhiwei Li
	Name:	Zhiwei Li

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	SEQUOIA CAPITAL CHINA INVESTMENT HOLDCO II, LTD.
a Cayman Islands company

	By:	/s/ Kok Wai Yee
	Name:	Kok Wai Yee
	Title:	Authorized Signatory

SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD.
a Cayman Islands company

	By:	/s/ Kok Wai Yee
	Name:	Kok Wai Yee
	Title:	Authorized Signatory

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	SC CHINA GROWTH III CO-INVESTMENT 2014-A, L.P.
a Cayman Islands limited partnership

By: SC China Growth III Management, L.P.
a Cayman Islands limited partnership
its general partner

By: SC China Holding Limited
a Cayman Islands company
its general partner

	By:	/s/ Kok Wai Yee
	Name:	Kok Wai Yee
	Title:	Authorized Signatory

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	RICH MOON LIMITED

	By:	/s/ Xin Huang
	Name:	Xin Huang
	Title:	Director

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	TIGER GLOBAL EIGHT HOLDINGS

	By:	/s/ Moussa Taujoo
	Name:	Moussa Taujoo
	Title:	Director

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

SCHEDULE I(A)

LIST OF FOUNDERS

Founders	Number of Ordinary Shares of the Company Held Through Founder Holdco	% of Total Outstanding Ordinary Shares
Yan Tang	96,886,370	73.76%
Yong Li	16,846,899	12.83%
Xiaoliang Lei	9,587,116	7.30%
Zhiwei Li	8,028,026	6.11%

Total	131,348,411	100.00%

SCHEDULE I(B)

LIST OF FOUNDER HOLDCOS

Founders	Founder Holdcos	%
Yan Tang	Gallant Future Holdings Limited	100%
Yong Li	Joyous Harvest Holdings Limited	100%
Xiaoliang Lei	First Optimal Holdings Limited	100%
Zhiwei Li	Fast Prosperous Holdings Limited	100%

Schedule I

SCHEDULE II

SCHEDULE OF INVESTORS

Name	Number of Subscription Shares	Total Subscription Price (US$)
Sequoia Capital China Investment Holdco II, Ltd.	2,063,441	10,000,000
Sequoia Capital China GF Holdco III-A, Ltd.	11,348,923	55,000,000
SC China Growth III Co-Investment 2014-A, L.P.	5,158,602	25,000,000
Rich Moon Limited	18,570,966	90,000,000
Tiger Global Eight Holdings	6,551,424	31,750,000

Schedule II

SCHEDULE III

LIST OF KEY EMPLOYEES

Name	Title
Yan Tang	CEO
Sichuan Zhang	Design Director
Zhiwei Li	CTO
Hanhui Liu	Senior Engineer
Xiaoliang Lei	Product Director
Li Wang	Sales Director
Ying Zhang	Legal Counsel

Schedule III

SCHEDULE IV(A)

CAPITALIZATION TABLE IMMEDIATELY PRIOR TO CLOSING

Shareholder	Common Shares	Preferred Shares Series A-1/A-2	Preferred Shares Series A-3	Preferred Shares Series B	Preferred Shares Series C	Total Issued and Outstanding Shares
Yan TANG	96,886,370	—	—	—	—	96,886,370
Yong LI	16,846,899	—	—	—	—	16,846,899
Xiaoliang LEI	9,587,116	—	—	—	—	9,587,116
Zhiwei LI	8,028,026	—	—	—	—	8,028,026
Matrix	—	31,181,820	19,797,980	4,588,600	10,402,497	65,970,897
Matrix Affiliates	—	—	—	—	9,602,305	9,602,305
Alibaba	—	—	—	60,859,813	8,001,920	68,861,733
DST	—	—	—	4,588,600	8,001,920	12,590,520

Total	131,348,411	31,181,820	19,797,980	70,037,013	36,008,642	288,373,866

Schedule IV

SCHEDULE IV(B)

CAPITALIZATION TABLE IMMEDIATELY AFTER CLOSING

Shareholder	Common Shares	Preferred Shares Series A-1/A-2	Preferred Shares Series A-3	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D	Total Issued and Outstanding Shares
Yan TANG	96,886,370	—	—	—	—	—	96,886,370
Yong LI	16,846,899	—	—	—	—	—	16,846,899
Xiaoliang LEI	9,587,116	—	—	—	—	—	9,587,116
Zhiwei LI	8,028,026	—	—	—	—	—	8,028,026
Matrix	—	31,181,820	19,797,980	4,588,600	10,402,497	—	65,970,897
Matrix Affiliates	—	—	—	—	9,602,305	—	9,602,305
Alibaba	—	—	—	60,859,813	8,001,920	—	68,861,733
DST	—	—	—	4,588,600	8,001,920	—	12,590,520
Sequoia Entity A	—	—	—	—	—	2,063,441	2,063,441
Sequoia Entity B	—	—	—	—	—	11,348,923	11,348,923
Sequoia Entity C	—	—	—	—	—	5,158,602	5,158,602
Yunfeng	—	—	—	—	—	18,570,966	18,570,966
Tiger						6,551,424	6,551,424

Total	131,348,411	31,181,820	19,797,980	70,037,013	36,008,642	43,693,356	332,067,222

Schedule IV

SCHEDULE V

NOTICE ADDRESSES

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to the Company, the HK Co, the WFOE, the Domestic Company and the Founders:

Level 8 Tower D, Vantone Center,

No. 6 Chaoyangmen Outer Ave.,

Chaoyang District, Beijing,

P. R. China 100020

If to the Investors:

Sequoia:

Address:

Sequoia Capital China

Suite 2215, 22/F, Two Pacific Place, 88 Queensway Hong Kong

Telephone: 852-2501-8971

Fax No.: 852-2501-5249

Email: wkok@sequoiacap.com

Contact Person: Kok Wai Yee

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

Unit 1001, 10/F Henley Building

5 Queen’s Road Central

Hong Kong

Fax No.: 852-3972-4999

Contact Person: Weiheng Chen

Yunfeng:

Address:

Room 3501, K. Wah Center, 1010 Huaihaizhong Road

Shanghai, 200031, China

Telephone: 8621-3127 0909

Fax No.: 8621-3127 1750

Contact Person: Huang Xin

Tiger Global Eight Holdings:

Address:

Twenty Seven, Cybercity, Ebene, Mauritius

Attention: Moussa Taujoo

Facsimile: +230-467-4000

Schedule V

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P

Address: Suite 2101, Building C

Yintai Center, #2 Jianguomenwai Ave

Beijing 100022 China

Attention: Steven Liu

Fax: + 8610-5680-3889

Schedule V

EXHIBIT A

PARTICULARS OF GROUP COMPANIES

(A) Momo Technology Company Limited

Registered Company Name	:	Momo Technology Company Limited

Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Date of Incorporation	:	November 23, 2011

Company Number	:	1682215

Place of Incorporation	:	British Virgin Islands

Director(s) (as of the date of this Agreement)	:	Hongping Zhang, Yongming Wu, David Ying Zhang, Ho Kee Harry Man, Yan Tang, Yong Li, Sichuan Zhang

Authorized Shares	:	1,000,000,000 with a par value of US$0.0001

Issued Shares (as of the date of this Agreement)	:	311,324,312
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	Momo Technology HK Company Limited (100%)
Shareholders (and percentage of fully-diluted shareholding) as of the date of this Agreement	:	Founders (41.28%) Matrix Partners China II Hong Kong Limited and its Affiliates (21.22%) Feini Zheng (2.05%) Alibaba Investment Limited (19.34%) DST Team Fund Limited (3.54%)

Exhibit A-1

(B) Momo Technology HK Company Limited

Registered Company Name	:	Momo Technology HK Company Limited
Registered Address	:

Date of Incorporation	:	December 5, 2011

Company Number	:	1687335

Place of Incorporation	:	Hong Kong

Director(s)	:	Yan Tang, Yong Li, Sichuan Zhang, David Ying Zhang, Hongping Zhang, Yongmnig Wu, Ho Kee Harry Man

Share Capital	:	HK$10,000
Issued Shares		10,000
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	Beijing Momo Information Technology Co. Ltd. (100%)
Shareholder (and percentage of shareholding) as of the date of this Agreement	:	Momo Technology Company Limited (100%)

Exhibit A-2

(C) Beijing Momo Information Technology Co. Ltd.

Registered Company Name	:	Beijing Momo Information Technology Co. Ltd.
Registered Address	:

Date of Incorporation	:	March 9, 2012

Company Number	:	110000450200208

Place of Incorporation	:	PRC

Director(s)	:	Yan Tang, Yong Li, Sichuan Zhang, David Ying Zhang and Xiaoliang Lei

Total Investment	:	US$99,990,000
Registered Capital	:	US$40,300,000
Paid Up Capital (as of the date of this Agreement)	:	US$40,300,000
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	None
Shareholder (and percentage of shareholding) as of the date of this Agreement	:	Momo Technology HK Company Limited (100%)

Exhibit A-3

(D) Beijing Momo Technology Co. Ltd.

Registered Company Name	:	Beijing Momo Technology Co. Ltd.
Registered Address	:

Date of Incorporation	:	July 7, 2011

Company Number	:	110105014033048

Place of Incorporation	:	PRC

Director(s)	:	Yan Tang, Yong Li and Sichuan Zhang

Registered Capital	:	RMB 1,111,100
Paid Up Capital	:	RMB 1,111,100
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	Chengdu Momo Technology Co. Ltd. (100%)
Shareholder (and percentage of shareholding) as of the date of this Agreement	:	Yan Tang (72%) Yong Li (16%) Xiaoliang Lei (6.4%) Zhiwei Li (5.6%)

Exhibit A-4

EXHIBIT B

FORM OF SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Exhibit B

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

(the “Act”)

SEVENTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

Momo Technology Company Limited

(Adopted by Resolution of Shareholders passed on             , 2014)

1	NAME

The name of the Company is Momo Technology Company Limited.

2	COMPANY LIMITED BY SHARES

The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

3	REGISTERED OFFICE

The first registered office of the Company will be situated at the office of the registered agent which is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands or such other place as the directors or members may from time to time decide, being the office of the registered agent.

4	REGISTERED AGENT

The first registered agent of the Company will be Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands or such other registered agent as the directors or members may decide from time to time.

5	GENERAL OBJECTS AND POWERS

Subject to Clause 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the BVI Business Companies Act, 2004 or as the same may be revised from time to time, or any other law of the British Virgin Islands.

6	LIMITATIONS ON THE COMPANY’S BUSINESS

For the purposes of section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.

7	AUTHORISED SHARES

7.1	The Company is authorised to issue a maximum of 1,000,000,000 shares, divided into (i) 799,281,189 Ordinary Shares of US$0.0001 par value each (the “Ordinary Shares”), (ii) 22,272,730 redeemable Series A-1 Preferred Shares of US$0.0001 par value each (the “Series A-1 Preferred Shares”), (iii) 8,909,090 redeemable Series A-2 Preferred Shares of US$0.0001 par value each (the “Series A-2 Preferred Shares”), (iv) 19,797,980 redeemable Series A-3 Preferred Shares of US$0.0001 par value each (the “Series A-3 Preferred Shares”), (v) 70,037,013 redeemable Series B Preferred Shares of US$0.0001 par value each (the “Series B Preferred Shares”), (vi) 36,008,642 redeemable Series C Preferred Shares of US$0.0001 par value each (the “Series C Preferred Shares”) and (vii) 43,693,356 redeemable Series D Preferred Shares of US$0.0001 par value each (the “Series D Preferred Shares”) (the Ordinary Shares, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are collectively referred to herein as the “Shares”), with power for the Company insofar as is permitted by applicable law and the Articles, to redeem or purchase any of its shares and to increase or reduce the said capital and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

7.2	The shares in the Company shall be issued in the currency of the United States of America.

7.3	Subject to Clause 9 of this Memorandum, each Ordinary Share in the Company confers on the holder:

(i)	the right to one vote at a meeting of the members of the Company or on any resolution of the members of the Company;

(ii)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(iii)	the right to an equal share in the distribution of the surplus assets of the Company.

7.4	Each Ordinary Share in the Company shall be junior and subordinate to the rights of the Preferred Shares pursuant to this Memorandum and the Articles.

8	REGISTERED SHARES ONLY

Shares in the Company may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

9	DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

The Ordinary Shares and the Preferred Shares shall have the following rights and be subject to the following restrictions:

(a)	Dividends

(i)	Subject to the provisions of the Act and the Memorandum and the Articles, no dividends shall be declared or paid on the Ordinary Shares or any future series of preference shares, unless and until approved by all board members and a dividend in like amount is declared and paid on each outstanding Preferred Share (on an as-converted basis).

(ii)	Each holder of a Preferred Share shall be entitled to receive on a pari passu basis in preference to any payment to the Ordinary Shares, on an annual basis, preferential, cumulative dividends at the rate of 8% of the Original Series A-1 Issue Price, the Original Series A-2 Issue Price, the Original Series A-3 Issue Price, the Original Series B Issue Price, the Original Series C Issue Price or the Original Series D Issue Price (as the case may be) (as adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions) payable in cash when and as such cash becomes legally available therefor on parity with each other, prior and in preference to any dividend on any other Shares; provided that such dividends shall be payable only when, as, and if declared by the Board. All declared but unpaid dividends shall be paid in cash when and as such cash becomes legally available to the holders of Preferred Shares immediately prior to the closing of a Qualified IPO.

(iii)	In addition to any dividend pursuant to Clause 9(a)(ii) above, the holders of Preferred Shares shall be entitled to receive on a pari passu basis, when, as and if declared at the sole discretion of the Board, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Board considers appropriate.

(b)	Liquidation Preference

(i)	Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary:

(1)	Before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares or Series C Preferred Shares, each holder of Series D Preferred Shares shall be entitled to receive an amount equal to one hundred and thirty percent (130%) of the Original Series D Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series D Preferred Share then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series D Preferred Shares, then such assets shall be distributed among the holders of Series D Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(2)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares pursuant to Clause 9(b)(i)(1) and before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A Preferred Shares or Series B Preferred Shares, each holder of Series C Preferred Shares shall be entitled to receive an amount equal to one hundred and thirty percent (130%) of the Original Series C Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series C Preferred then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series C Preferred Shares, then such assets shall be distributed among the holders of Series C Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(3)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares and Series C Preferred Shares pursuant to Clauses 9(b)(i)(1) and 9(b)(i)(2) and before any distribution or payment shall be made to the holders of any Ordinary Shares or Series A Preferred Shares, each holder of Series B Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series B Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series B Preferred then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series B Preferred Shares, then such assets shall be distributed among the holders of Series B Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(4)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares, Series C Preferred Shares and Series B Preferred Shares pursuant to Clauses 9(b)(i)(1), 9(b)(i)(2) and 9(b)(i)(3) and before any distribution or payment shall be made to the holders of any Ordinary Shares, Series A-1 Preferred Shares or Series A-2 Preferred Shares, each holder of Series A-3 Preferred Shares shall be entitled to receive an amount equal to one hundred percent (100%) of the Original Series A-3 Issue Price (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A-3 Preferred then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-3 Preferred Shares, then such assets shall be distributed among the holders of Series A-3 Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(5)	After distribution or payment in full of the amount distributable or payable on the Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A-3 Preferred Shares pursuant to Clause 9(b)(i)(1), 9(b)(i)(2), 9(b)(i)(3) and 9(b)(i)(4) and before any distribution or payment shall be made to the holders of any Ordinary Shares, each holder of Series A-1 Preferred Shares and each holder of Series A-2 Preferred Shares shall be entitled to receive on a pari passu basis an amount equal to one hundred fifty percent (150%) of the Original Series A-1 Issue Price or the Original Series A-2 Issue Price (as the case may be) (adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions), plus all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) per Series A-1 Preferred Share or Series A-2 Preferred Share, as the case may be, then held by such holder. If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment of the foregoing amounts in full on all Series A-1 Preferred Shares and Series A-2 Preferred Shares, then such assets shall be distributed among the holders of Series A-1 Preferred Shares and Series A-2 Preferred Shares, ratably in proportion to the full amounts to which they would otherwise be respectively entitled thereon.

(6)	After distribution or payment in full of the amount distributable or payable on the Preferred Shares pursuant to Clause 9(b)(i)(1), Clause 9(b)(i)(2), Clause 9(b)(i)(3), Clause 9(b)(i)(4) and Clause 9(b)(i)(5) the remaining assets of the Company available for distribution to Shareholders shall first be used to pay any accrued but unpaid dividends on other shares and then be distributed ratably among the holders of outstanding Ordinary Shares and holders of Preferred Shares on an as-converted basis.

(ii)	Liquidation on Sale or Merger. The following events shall be treated as a liquidation (each, a “Liquidation Event”) under this Clause 9(b)(ii) unless waived by the holders of at least fifty-one percent (51%) of the then outstanding Series A Preferred Shares, the holders of at least fifty-one percent (51%) of the then outstanding Series B Preferred Shares, the holders of at least fifty-one percent (51%) of the then outstanding Series C Preferred Shares and the holders of at least fifty-one percent (51%) of the then outstanding Series D Preferred Shares, each voting as a separate series, on an as-converted basis:

(1)	any consolidation, amalgamation or merger of any Group Company with or into any Person, or any other corporate reorganization, including a sale or acquisition of Equity Securities of the Company or of shares or equity of any other Group Company, in which the shareholders of such Group Company immediately before such transaction own less than 50% of such Group Company’s voting power immediately after such transaction (excluding any transaction effected solely for tax purposes or to change such Group Company’s domicile);

(2)	a sale of all or substantially all of the assets of the Company or any Group Company; or

(3)	the exclusive licensing of all or substantially all of the intellectual property of the Company (or of all of the Group Companies taken as a whole) to a third party;

(4)	termination of, or making any unilateral amendments to the Control Documents; or

(5)	a liquidation, dissolution or winding up of the Company or any Group Company.

and upon any such event, any proceeds resulting to the shareholders of the Company therefrom shall be distributed in accordance with the terms of Clause 9(b)(i).

(iii)	In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the Board, or by a liquidator if one is appointed. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(1)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2)	If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board, or by a liquidator if one is appointed. The holders of at least twenty percent (20%) of the then outstanding Preferred Shares shall have the right to challenge any determination by the Board of fair market value pursuant to this Clause 9(b)(iii), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne by the Company if the independent appraiser determines that the fair market value of the securities is less than that determined by the Board by a factor of more than 5%. Such costs shall be borne by the challenging parties if the independent appraiser determines that the fair market value of the securities is equal to at least 95% of the fair market value determined by the Board.

(c)	Voting Rights

Subject to the provisions of this Memorandum and the Articles, at all general meetings of the Company: (i) the holder of each Ordinary Share issued and outstanding shall have one (1) vote in respect of each Ordinary Share held, provided however that Ordinary Shares held by the Founder Holdcos and the Employee Compensation Shares shall have five (5) votes (“Super Voting Rights”) in respect of each such Share (“Super Voting Shares”) (in the event a holder of Super Voting Shares transfers any of the Super Voting Shares to any person or entity which is not an existing holder of Super Voting Shares and is not an Affiliate of such holder, or any holder of the Super Voting Shares elects to give up the Super Voting Rights by giving a written notice to the Company, such Shares shall no longer be entitled to any Super Voting Rights any more and shall only have one (1) vote in respect of each Ordinary Share), and (ii) the holder of each Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s shareholders entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s shareholders is first solicited. Subject to provisions to the contrary elsewhere in this Memorandum and the Articles, or as required by the Act, the holders of Preferred Shares shall vote together with the holders of Ordinary Shares, and not as a separate class or series, on all matters put before the Shareholders.

(d)	Conversion Rights

The holders of the Preferred Shares shall have the following rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares. Subject to the provisions of Clause 9(d)(v), (1) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-1 Preferred Share shall be the quotient of the Original Series A-1 Issue Price divided by the then-effective Series A-1 Conversion Price; (2) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-2 Preferred Share shall be the quotient of the Original Series A-2 Issue Price divided by the then-effective Series A-2 Conversion Price; (3) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series A-3 Preferred Share shall be the quotient of the Original Series A-3 Issue Price divided by the then-effective Series A-3 Conversion Price; (4) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series B Preferred Share shall be the quotient of the Original Series B Issue Price divided by the then-effective Series B Conversion Price; (5) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series C Preferred Share shall be the quotient of the Original Series C Issue Price divided by the then-effective Series C Conversion Price; and (6) the number of Ordinary Shares to which a holder shall be entitled upon conversion of any Series D Preferred Share shall be the quotient of the Original Series D Issue Price divided by the then-effective Series D Conversion Price. For the avoidance of doubt, subject to the provisions of Clause 9(d)(v), the initial conversion ratio for Series A-1 Preferred Shares to Ordinary Shares shall be 1:1, the initial conversion ratio for Series A-2 Preferred Shares to Ordinary Shares shall be 1:1, the initial conversion ratio for Series A-3 Preferred Shares to Ordinary Shares shall be 1:1; the initial conversion ratio for Series B Preferred Shares to Ordinary Shares shall be 1:1; the initial conversion ratio for Series C Preferred Shares to Ordinary Shares shall be 1:1; and the initial conversion ratio for Series D Preferred Shares to Ordinary Shares shall be 1:1, each subject to adjustment based on adjustments of the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as applicable (the “Applicable Conversion Price” and each a “Conversion Price”), as set forth below:

(i)	Optional Conversion.

(1)	Subject to and in compliance with the provisions of this Clause 9(d)(i), and subject to compliance with the requirements of the Act, any Preferred Share may, at the option of the holder thereof, be converted at any time into fully-paid and nonassessable Ordinary Shares based on the then-effective Applicable Conversion Price.

(2)	The holder of any Preferred Shares who desires to convert such shares into Ordinary Shares shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares, and shall give written notice to the Company at such office that such holder has elected to convert such shares. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver to such holder at such office a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of Preferred Shares upon the conversion of such Preferred Shares (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Such conversion shall be deemed to have been made at the close of business on the date of the surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(ii)	Automatic Conversion.

(1)	Without any action being required by the holder of such share and whether or not the certificates representing such share are surrendered to the Company or its transfer agent, the Preferred Share shall automatically be converted into Ordinary Shares upon the closing of a Qualified IPO, based on the then-effective Applicable Conversion Price.

(2)	The Company shall not be obligated to issue certificates for any Ordinary Shares issuable upon the automatic conversion of any Preferred Shares unless the certificate or certificates evidencing such Preferred Shares is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for Preferred Share, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its office to the holder thereof a certificate or certificates for the number of Ordinary Shares to which the holder is entitled. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be so issued to a holder of converting Preferred Share (after aggregating all fractional Ordinary Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Ordinary Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Ordinary Shares on the date of such conversion.

(iii)	Mechanics of Conversion. The conversion hereunder of any Preferred Share (the “Conversion Share”) shall be effected in the following manner:

(1)	The Company shall redeem the Conversion Share for aggregate consideration (the “Redemption Amount”) equal to (a) the aggregate par value of any capital shares of the Company to be issued upon such conversion and (b) the aggregate value, as determined by the Board, of any other assets which are to be distributed upon such conversion.

(2)	Concurrent with the redemption of the Conversion Share, the Company shall apply the Redemption Amount for the benefit of the holder of the Conversion Share to pay for any capital shares of the Company issuable, and any other assets distributable, to such holder in connection with such conversion.

(3)	Upon application of the Redemption Amount, the Company shall issue to the holder of the Conversion Share all capital shares issuable, and distribute to such holder all other assets distributable, upon such conversion.

(iv)	Initial Conversion Price. The “Series A-1 Conversion Price” shall initially equal the Original Series A-1 Issue Price, the “Series A-2 Conversion Price” shall initially equal the Original Series A-2 Issue Price, the “Series A-3 Conversion Price” shall initially equal the Original Series A-3 Issue Price, the “Series B Conversion Price” shall initially equal the Original Series B Issue Price, the “Series C Conversion Price” shall initially equal the Original Series C Issue Price and the “Series D Conversion Price” shall initially equal the Original Series D Issue Price, each of which shall be adjusted from time to time as provided below in Clause 9(d)(v).

(v)	Adjustments to Conversion Price.

(1)	Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2)	Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Additional Ordinary Shares, the Applicable Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3)	Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution payable in securities of the Company other than Ordinary Shares or Ordinary Share Equivalents, then, and in each such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares immediately prior to such event, all subject to further adjustment as provided herein.

(4)	Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Liquidation Event), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such share would have received had the Preferred Shares been converted into Ordinary Shares on the date of such event, all subject to further adjustment as provided herein, or with respect to such other securities or property, in accordance with any terms applicable thereto.

(5)	Sale of Shares below the Conversion Price.

(A)	Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares.

(i)	In the event the Company shall at any time after the Series D Original Issue Date or the Series C Original Issue Date, as the case may be, issue Additional Ordinary Shares, without consideration or for a consideration per share less than the Series D Conversion Price or the Series C Conversion Price, as the case may be, in effect immediately prior to such issue (the “New Subscription Price”), then the Applicable Conversion Price shall be reduced, concurrently with such issue, to the New Subscription Price; provided however, that in the event of an IPO of the Company where the pre-money market capitalization of the Company (based on the price per share offered to the public in such offering) is less than US$2,100,000,000, this Clause 9(d)(v)(5) shall not apply.

(ii)	In the event the Company shall at any time after the Series A-1 Original Issue Date, the Series A-2 Original Issue Date, the Series A-3 Original Issue Date or the Series B Original Issue Date, as the case may be, issue Additional Ordinary Shares, without consideration or for a consideration per share less than the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price or the Series B Conversion Price, as the case may be, in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) / (A + C).

(iii)	For purposes of the foregoing formula, the following definitions shall apply:

(aa)	CP2 shall mean the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, or the Series B Conversion Price, as the case may be in effect immediately after such issue of Additional Ordinary Shares;

(bb)	CP1 shall mean the Series A-1 Conversion Price, the Series A-2 Conversion Price, the Series A-3 Conversion Price, or the Series B Conversion Price, as the case may be in effect immediately prior to such issue of Additional Ordinary Shares;

(cc)	“A” shall mean the number of Ordinary Shares outstanding immediately prior to such issue of Additional Ordinary Shares, treating for this purpose as outstanding all Ordinary Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Equity Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Ordinary Share Equivalents therefor) immediately prior to such issue;

(dd)	“B” shall mean the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(ee)	“C” shall mean the number of such Additional Ordinary Shares issued in such transaction.

(B)	Determination of Consideration. For the purpose of making any adjustment to any Conversion Price or the number of Ordinary Shares issuable upon conversion of the Preferred Shares, as provided above:

(i)	To the extent it consists of cash, the consideration received by the Company for any issue or sale of securities shall be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

(ii)	To the extent it consists of property other than cash, consideration other than cash received by the Company for any issue or sale of securities shall be computed at the fair market value thereof (as determined in good faith by a majority of the Board, including the affirmative vote of at least one (1) AIL Director, one (1) Matrix Director, the Sequoia Director and the Yunfeng Director), as of the date of the adoption of the resolution specifically authorizing such issue or sale, irrespective of any accounting treatment of such property; and

(iii)	If Additional Ordinary Shares or Ordinary Share Equivalents exercisable, convertible or exchangeable for Additional Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Ordinary Shares or such Ordinary Share Equivalents shall be computed as that portion of the consideration received (as determined in good faith by a majority of the Board, including the affirmative vote of at least one (1) AIL Director, one (1) Matrix Director, the Sequoia Director and the Yunfeng Director) to be allocable to such Additional Ordinary Shares or Ordinary Share Equivalents.

(C)	No Exercise. If all of the rights to exercise, convert or exchange any Ordinary Share Equivalents shall expire without any of such rights having been exercised, the Applicable Conversion Price as adjusted upon the issuance of such Ordinary Share Equivalents shall be readjusted to the Applicable Conversion Price which would have been in effect had such adjustment not been made.

(6)	Other Dilutive Events. In case any event shall occur as to which the other provisions of this Clause 9(d) are not strictly applicable, but the failure to make any adjustment to any Conversion Price would not fairly protect the conversion rights of the applicable series of Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Clause 9(d) necessary to preserve, without dilution, the conversion rights of such series of Preferred Shares.

(7)	Certificate of Adjustment. In the case of any adjustment or readjustment of a Conversion Price, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of Preferred Shares at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (ii) the number of Additional Ordinary Shares issued or sold or deemed to be issued or sold, (iii) the Applicable Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of Ordinary Shares and the type and amount, if any, of other property which would be received upon conversion of such series of Preferred Shares after such adjustment or readjustment.

(8)	Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment to a Conversion Price or the number or character of the Preferred Shares as set forth herein, the Company shall give notice to the holders of such series of Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Applicable Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Share. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10)	Notices. Any notice required or permitted pursuant to this Clause 9(d) shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to each holder of record at the address of such holder appearing on the books of the Company. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(11)	Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Share so converted were registered.

(e)	Redemption

(i)	Notwithstanding any provisions to the contrary in this Clause 9, the Preferred Shares shall be redeemable at the option of holders of the Preferred Shares as provided herein:

(1)	Optional Redemption Date. At any time after (i) the fourth (4) anniversary of the Closing (as defined in the Share Purchase Agreement), each holder of the then outstanding Series D Preferred Shares, (ii) October 8, 2017, each holder of the then outstanding Series C Preferred Shares, or (iii) December 31, 2016, each holder of the then outstanding Series A Preferred Shares and Series B Preferred Shares, may require that the Company redeem all of its Preferred Shares, in accordance with the following terms. Following receipt of the request for redemption from such holders, the Company shall within fifteen (15) business days give written notice (the “Redemption Notice”) to each holder of record of a Preferred Share, at the address last shown on the records of the Company for such holder(s). Such notice shall indicate that the holders of Preferred Shares have elected redemption of all of the Preferred Shares pursuant to the provisions of this Clause 9(e)(i)(1), shall specify the redemption date, and shall direct the holders of such shares to submit their share certificates to the Company on or before the scheduled redemption date. Notwithstanding anything to the contrary, each holder of Preferred Shares shall have the right, but not the obligation, to participate in the redemption and require the Company to redeem up to all of the Preferred Shares held by such holder by written notice to the Company within fifteen (15) days following the date of the Redemption Notice indicating its election to participate in the redemption and the number of its Preferred Shares to be redeemed.

(2)	Redemption Price. The redemption price for each Series A-1 Preferred Share and Series A-2 Preferred Share redeemed pursuant to this Clause 9(e)(i)(2) shall be equal to a price per Preferred Share which is one hundred and fifty percent (150%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), including the dividends to be paid pursuant to Clause 9(a)(ii) (the “Series A-1 and Series A-2 Redemption Price”). The redemption price for Series A-3 Preferred Shares redeemed pursuant to this Clause 9(e)(i)(2) shall be equal to a price per share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), including the dividends to be paid pursuant to Clause 9(a)(ii) (the “Series A-3 Redemption Price”). The redemption price for each Series B Preferred Share redeemed pursuant to this Clause 9(e)(i)(2) shall be equal to a price per Preferred Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), including the dividends to be paid pursuant to Clause 9(a)(ii) (the “Series B Redemption Price”). The redemption price for each Series C Preferred Share redeemed pursuant to this Clause 9(e)(i)(2) shall be equal to a price per Preferred Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), including the dividends to be paid pursuant to Clause 9(a)(ii) (the “Series C Redemption Price”). The redemption price for each Series D Preferred Share redeemed pursuant to this Clause 9(e)(i)(2) shall be equal to a price per Preferred Share which is one hundred and twenty-five percent (125%) of the applicable Initial Purchase Price, plus all declared or accrued but unpaid dividends thereon up until the date of redemption (adjusted for any share splits, share dividends, combinations, recapitalizations or similar transactions), including the dividends to be paid pursuant to Clause 9(a)(ii) (the “Series D Redemption Price”).

(3)	Procedure. Upon delivery of the Redemption Notice, the aggregate Redemption Price to be paid by the Company as provided in Clause 9(e)(i)(2) herein shall be paid by the Company in cash or immediately converted into a debt payable by the Company over a period of twenty-four (24) months or on a payment schedule mutually agreed between the holders and the Company to the owner of such Preferred Shares, plus a simple interest calculated at seven percent (7%) per annum during the period commencing from the delivery of the Redemption Notice until the Redemption Closing (as defined below). The closing (the “Redemption Closing”) of the redemption of any Preferred Shares pursuant to this Clause 9(e)(i)(3) will take place no later than twenty-four (24) months from the date of the Redemption Notice at the offices of the Company, or such other date or other place as such holders of the then outstanding Preferred Shares and the Company may mutually agree in writing. At the Redemption Closing, subject to applicable law, the Company will, from any source of assets or funds legally available therefor, redeem each Preferred Share by paying in cash therefor the Redemption Price against surrender by such holder at the Company’s principal office of the certificate representing such share. From and after the Redemption Closing, if the Company makes the Redemption Price available to a holder of a Preferred Share, all rights of the holder of such Preferred Share (except the right to receive the Redemption Price therefor) will cease with respect to such Preferred Share, and such Preferred Share will not thereafter be transferred on the books of the Company or be deemed outstanding for any purpose whatsoever.

(ii)	Insufficient Funds. If the Company’s assets or funds which are legally available on the date that any redemption payment under this Clause 9(e) is due are insufficient to pay in full all redemption payments to be paid at the Redemption Closing, or if the Company is otherwise prohibited by applicable law from making such redemption, those assets or funds which are legally available shall be used in the following manner: (1) all of Series D Preferred Shares required to be redeemed shall be redeemed prior to any of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares; (2) if not all of the Series D Preferred Shares required to be redeemed are able to be redeemed, then the Series D Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series D Preferred Shares in proportion to the total number of Series D Preferred Shares held by each such holder of Series D Preferred Shares, and then the remaining Series D Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (3) once all of the Series D Preferred Shares required to be redeemed have been redeemed, then the Series C Preferred Shares required to be redeemed shall be redeemed; (4) if not all of the Series C Preferred Shares required to be redeemed are able to be redeemed, then the Series C Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series C Preferred Shares in proportion to the total number of Series C Preferred Shares held by each such holder of Series C Preferred Shares, and then the remaining Series C Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (5) once all of the Series C Preferred Shares required to be redeemed have been redeemed, then the Series B Preferred Shares required to be redeemed shall be redeemed; (6) if not all of the Series B Preferred Shares required to be redeemed are able to be redeemed, then the Series B Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series B Preferred Shares in proportion to the total number of Series B Preferred Shares held by each such holder of Series B Preferred Shares, and then the remaining Series B Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (7) once all of the Series B Preferred Shares required to be redeemed have been redeemed, then the Series A-3 Preferred Shares required to be redeemed shall be redeemed; (8) if not all of the Series A-3 Preferred Shares required to be redeemed are able to be redeemed, then the Series A-3 Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series A-3 Preferred Shares in proportion to the total number of Series A-3 Preferred Shares held by each such holder of Series A-3 Preferred Shares, and then the remaining Series A-3 Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so; (9) once all of the Series A-3 Preferred Shares required to be redeemed have been redeemed, then the Series A-2 Preferred Shares and Series A-1 Preferred Shares required to be redeemed shall be redeemed, (10) if not all of the Series A-2 Preferred Shares and Series A-1 Preferred Shares required to be redeemed are able to be redeemed, then the Series A-2 Preferred Shares and Series A-1 Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series A-2 Preferred Shares and the holders of the Series A-1 Preferred Shares in proportion to the total number of Series A-2 Preferred Shares and Series A-1 Preferred Shares held by each such holder of Series A-2 Preferred Shares and holder of Series A-1 Preferred Shares, and then the remaining Series A-2 Preferred Shares and Series A-1 Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Notwithstanding anything to the contrary herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed and shall have paid all the applicable Redemption Price for such Preferred Shares requested to be redeemed payable pursuant to this Clause 9 (e)(ii) Without limiting any rights of the holders of Preferred Shares which are set forth in this Memorandum and the Articles, or are otherwise available under law, the balance of any shares subject to redemption hereunder with respect to which the Company has become obligated to pay the redemption payment but which it has not paid in full shall continue to have all the powers, designations, preferences and relative participating, optional, and other special rights (including, without limitation, rights to accrue dividends) which such shares had prior to such date, until the redemption payment has been paid in full with respect to such shares.

(f)	Acts of the Company.

(A) In addition to any other vote or consent required elsewhere in the Memorandum and the Articles or by any applicable statute, each Group Company shall not, and each holder of Ordinary Shares shall procure that each Group Company does not, directly or indirectly, (i) without the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (excluding Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), which approval shall not be unreasonably withheld, take any of the actions under the subsections (i), (ii), (iii), (iv), (v), (xi), (xiv), (xv), (xvii), (xix) and (xx) below; and (2) without the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (including Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), which approval shall not be unreasonably withheld, take any of the actions under the subsections (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xvi) and (xviii) below:

(i)	cease to conduct or substantially change the business of the Company and/or any Group Company, as such business is normally conducted, or deviate from the business plan previously approved by the Board of Director of the Company;

(ii)	sell or dispose of the whole or a substantial part of the undertaking goodwill or the assets of the Company and/or any Group Company;

(iii)	increase, reduce or cancel the authorized or issued share capital of the Company and/or any Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants, which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of any Investor in the Company (with the exception of any shares issued upon conversion of the Preferred Shares);

(iv)	make any distribution of profits amongst the shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise;

(v)	appoint, or settle the terms of appointment of the chief executive officer (except for appointing Tang Yan as the chief executive officer of the Company and/or any Group Company), the chief operative officer and the chief technology officer of the Company and/or any Group Company;

(vi)	approve or amend the employee share option plans or approve any new equity-based compensation plan or any bonus or incentive plan;

(vii)	select or change the external auditor, or make any material changes to the accounting policies or change the financial year of the Group Companies;

(viii)	invest in or acquire any other Person, or any assets, business, business organization or division of any other Person in an amount in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, or form any new subsidiary of any Group Company;

(ix)	create, incur or authorize the creation of any debt (including without limitation the issuance of any debt securities) if the Group’s aggregate indebtedness would exceed US$1,000,000, or guarantee any indebtedness, except for trade accounts of the Group Companies arising in the ordinary course of business;

(x)	create any liens over assets to serve any indebtedness otherwise permitted or previously approved pursuant to paragraph (ix) above;

(xi)	make any loan or advance in an amount in excess of US$500,000 other than trade credit given in the ordinary course of business, except to wholly-owned subsidiaries of the Company;

(xii)	sell, transfer, license out (other than non-exclusive license granted in the ordinary course of business), pledge or encumber technology or intellectual property;

(xiii)	purchase any real property;

(xiv)	pass any resolution for the winding up of the Company and /or any Group Company or undertake any merger, reconstruction or liquidation exercise concerning the Company and/or any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer;

(xv)	make any alteration or amendment to the memorandum and articles of association of the Company or any of the Group Companies (provided however that with respect to the memorandum and articles of association of the Domestic Company, only the alteration or amendment related to the items listed in this Clause 9(f)(A) shall require the approval of the Investors in accordance with this Clause 9(f)(A) );

(xvi)	approve, extend or amend any transaction or agreement which is in an amount in excess of US$1,000,000 in a single transaction, or US$3,000,000 in a series of related transactions, with a Shareholder, director, officer, employee or Affiliate of any Group Company or any relative thereof, except pursuant to the Company’s employee share option plans, provided however that, any connected transaction or agreement which is not in an amount in excess of US$1,000,000 shall be fully disclosed to the Investors and shall be arm’s length transaction;

(xvii)	make any equity investments in any other companies in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, or the establishment of any brands for companies other than the Group Companies;

(xviii)	enter into any joint venture or partnership of which the total investment amount is in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, other than any strategic alliance not involving any equity or equity-related investment;

(xix)	dispose or dilute the Company’s interest, directly or indirectly, in any of the Group Company;

(xx)	approve any transfer of shares in the Company or any of the Group Company; or

(xxi)	authorize, agree or undertake to do any of the foregoing.

Actions under subsection (xxi) shall require the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (including Preferred Shares held by AIL, and voting together as a single class on an as-converted basis) if the subject matter is related to the matters listed in subsections (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xvi) and (xviii), otherwise, actions under the subsection (xxi) shall require the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (excluding Preferred Shares held by AIL, and voting together as a single class on an as-converted basis).

(B) In addition to any other vote or consent required elsewhere in the Memorandum and the Articles or by any applicable statute, each Group Company shall not, and the Company shall procure that each Group Company does not, directly or indirectly, without AIL’s approval, take any of the following actions:

(i)	Issue, sell, transfer or otherwise dispose of, directly or indirectly, any equity securities, security convertible into or exercisable for any equity securities, assets or good will of any Group Company to, or merge, amalgamate or consolidate any Group Company with or into Tencent Holdings Limited, or any Person controlled by Tencent Holdings Limited (the “Tencent Group”) (notwithstanding any provision to the contrary in the opening paragraph of this Clause, AIL has the absolute right to withhold its approval of the actions set forth in this subsection (i) for any reason whatsoever); it being understood for purposes of this Clause 9(f)(B)(i), “control” refers to management rights, ownership of more than 50% of equity or voting rights.

(ii)	Notwithstanding the foregoing, in the event that Tencent Group enters into a written term sheet or other similar document (the “Tencent Offer”) with the Company through bona fide negotiations for a Sale of the Company, pursuant to which, the Company has received a non-refundable deposit (unless to be otherwise refunded in the form of the Tencent Indemnification under the second paragraph of this Section) in an amount of no less than 2.5% of the total consideration of the transaction under the Tencent Offer (the “Tencent Deposit”), the Company shall deliver a written notice to AIL, describing material terms of Tencent Offer, with a copy of the executed Tencent Offer (the “Sale Notice”) and bank statement or other evidence on receipt of the Tencent Deposit (the “Evidence of Receipt”). AIL shall have the right of first refusal to purchase all such equity interests, securities or assets proposed to be purchased by Tencent Group on the same terms and conditions set forth in the Tencent Offer (the “AIL Option”), by paying a deposit in the same amount as the Tencent Deposit to the Company within twenty-five (25) calendar days after its receipt of the Sale Notice and the Evidence of Receipt (the “AIL Notice Period”), provided that the Company shall have first entered into a written term sheet or other similar document with AIL (the “AIL Offer”).

If AIL decides to exercise the AIL Option, all the commercially reasonable indemnification, penalty and other similar payment payable by the Company and the shareholders of the Company (if the shareholders are parties to the Tencent Offer) to Tencent Group under the Tencent Offer for not completing the transaction contemplated thereunder (the “Tencent Indemnification”), the total amount of which shall be no more than the Tencent Deposit plus its accrued interests during the AIL Notice Period, if any, calculated using the then effective base demand deposit interest rate published by the People’s Bank of China, shall be borne by the Company.

If AIL decides to exercise the AIL Option, but the transaction is not completed solely due to AIL’s failure to comply with the AIL Offer or the terms and conditions set forth in the definitive transaction agreements between AIL and the Company (the “AIL Purchase Agreement”), the Company shall not refund the deposit paid by AIL. If the transaction is not completed due to reasons other than AIL’s failure to comply with the AIL Offer or the terms and conditions set forth in the AIL Purchase Agreement, the Company shall refund the deposit paid by AIL, plus its accrued interests calculated using the then effective base demand deposit interest rate published by the People’s Bank of China.

If AIL decides not to exercise the AIL Option, or fails to pay the deposit to the Company pursuant to the AIL Offer within the AIL Notice Period, the Company can proceed with the transaction with Tencent Group upon terms and conditions not more favorable than those set forth in the Sale Notice. If the Company does not enter into any definitive transaction agreement with Tencent Group within the sixty (60) calendar days following the expiration of the AIL Notice Period, or if such agreement is not consummated within ninety (90) calendar days of the execution thereof, AIL’s right of first refusal provided under this Clause 9(f)(B) shall be deemed to be revived and the Company shall re-deliver a Sale Notice to AIL in accordance with this Clause 9(f)(B).

(C) For the avoidance of doubt, the Shareholders agree that without the prior written consent of each holder of the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares, as applicable, no Shareholder shall pass resolutions or otherwise take actions to amend, alter or repeal rights, privileges and obligations of the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as applicable, or any holder of the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares hereunder, it being understood that rounds of investors further to the current Series A, B, C and D are not deemed to constitute the above amendment, alteration or repeal.

(D) The Shareholders acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision in the Memorandum or these Articles to the contrary, the Memorandum or these Articles shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

10	TRANSFER OF SHARES

10.1	The Company shall, on receipt of an instrument of transfer complying with Regulation 7.1 of the Articles and any agreements relating to the transfer of Shares to which the Company is a party, enter the name of the transferee of a Share in the register of members unless the directors resolve to refuse or delay the registration of the transfer for reasons that shall be specified in a Resolution of Directors.

10.2	The directors may not resolve to refuse or delay the transfer of a Share unless the Shareholder has failed to pay an amount due in respect of the Share.

11	AMENDMENTS

11.1	Subject to Clause 9, the Company may amend this Memorandum or the Articles by Resolution of Shareholders or by Resolution of Directors, save that no amendment may be made by Resolution of Directors:

(a)	to restrict the rights or powers of the Shareholders to amend this Memorandum or the Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend this Memorandum or the Articles;

(c)	in circumstances where this Memorandum or Articles cannot be amended by the Shareholders; or

(d)	to Clause 9 and Clause 11.

11.2	Any amendment of this Memorandum or the Articles will take effect on the registration by the Registrar of a notice of amendment, or restated Memorandum and Articles, filed by the registered agent.

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT, 2004

SEVENTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

Momo Technology Company Limited

(Adopted by Resolutions of Shareholders passed on [—], 2014)

1.	INTERPRETATION

1.1	References in these Articles of Association (“Articles”) to the Act shall mean the BVI Business Companies Act, 2004. The following Articles shall constitute the Articles of the Company. In these Articles, words and expressions defined in the Act shall have the same meanings and, unless otherwise required by the context, the singular shall include the plural and vice versa, the masculine shall include the feminine and the neuter and references to persons shall include corporations and all legal entities capable of having a legal existence.

1.2	In the Memorandum and these Articles the capitalized terms shall have the following meaning unless there is something in the subject or context inconsistent therewith:

“Act” means the Companies Act of the British Virgin Islands, as amended, and every statutory modification or re-enactment thereof for the time being in force.

“Additional Ordinary Shares” means all Ordinary Shares issued by the Company (including all Ordinary Shares issuable upon an exercise, conversion or exchange of Ordinary Share Equivalents issued or granted by the Company); provided that the term “Additional Ordinary Shares” does not include (i) Employee Compensation Share; (ii) securities issued upon conversion of the Preferred Shares; (iii) securities issued as a dividend or distribution on the Preferred Shares; (iv) securities issued in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; or (v) warrants or options to purchase securities granted to strategic partners of the Company in connection with mergers and acquisitions of other companies.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, and the term “affiliated” has the meaning correlative to the foregoing.

“AIL” means Alibaba Investment Limited.

“AIL Directors” has the meaning specified in Regulation 9.2(b) of these Articles.

“Articles” means these Articles as originally framed or as from time to time altered by Resolution of Shareholders.

“as adjusted” means as appropriately adjusted for any subsequent bonus issue, share split, consolidation, subdivision, reclassification, recapitalization or similar arrangement.

“Applicable Conversion Price” has the meaning specified in Clause 9(d) of the Memorandum.

“Board” means the board of directors of the Company.

“Board Observer” has the meaning specified in Regulation 9.2(f) of these Articles.

“Company” means Momo Technology Company Limited, a company organized and existing under the laws of the British Virgin Islands.

“Control” means, when used with respect to any Person, power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Control Documents” means each of the following agreement: Exclusive Technology Consulting and Service Agreement dated April 18, 2012, entered into by and between the Domestic Company and WFOE; Equity Pledge Agreement dated April 18, 2012, entered into by and among the WFOE, Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li, Beijing Matrix Venture Technology Co., Ltd. and Shanghai ButtonWood Capital Limited; Share Option Agreement dated April 18, 2012, enter into by and between the WFOE and each of Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li, Beijing Matrix Venture Technology Co., Ltd. and Shanghai ButtonWood Capital Limited; Operating Agreement dated April 18, 2012, entered into by and among the WFOE, the Domestic Company, Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li and other parties thereto; Power of Attorney dated April 18, 2012, entered into by and between the WFOE and each of Yan Tang, Yong Li, Xiaoliang Lei, Zhiwei Li, Beijing Matrix Venture Technology Co., Ltd. and Shanghai ButtonWood Capital Limited.

“Conversion Price” means the Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price, as the context requires.

“Conversion Share” has the meaning specified in Clause 9(d)(iii) of the Memorandum.

“Director” means a member of the Board.

“Domestic Company” means Beijing Momo Technology Co., Ltd.

“DST” means DST Team Fund Limited.

“Employee Compensation Share” means up to 44,758,220 Ordinary Shares issued or issuable to employees, consultants or directors of the Company either in connection with the provision of services to the Company or on exercise of any options to purchase Employee Compensation Shares granted under a share incentive plan or other arrangement adopted by the Company’s Board and approved by the shareholders of the Company, including without limitation in connection with a restricted stock or other equity compensation plan or arrangement approved by the Company’s Board.

“Equity Securities” means any Ordinary Shares or Ordinary Share Equivalents of the Company.

“Founders” means Yan Tang, Yong Li, Xiaoliang Lei and Zhiwei Li.

“Founder Holdcos” means Gallant Future Holdings Limited, Joyous Harvest Holdings Limited, First Optimal Holdings Limited and Fast Prosperous Holdings Limited.

“HK Co” means Momo Technology HK Company Limited.

“IPO” means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares on the NASDAQ National Market System in the United States or Hong Kong or any other exchange in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the Majority Preferred Holders to the Company.

“Group Companies” means the Company, the WFOE, the Domestic Company, the HK Co, and any other direct or indirect Subsidiary of a Group Company collectively, and a Group Company means any one of them.

“Initial Purchase Price” means in the case of each Series A-1 Preferred Share, the Original Series A-1 Issue Price, in the case of each Series A-2 Preferred Share, the Original Series A-2 Issue Price, in the case of each Series A-3 Preferred Share, the Original Series A-3 Issue Price, in the case of each Series B Preferred Share, the Original Series B Issue Price, in the case of each Series C Preferred Share, the Original Series C Issue Price and in the case of each Series D Preferred Share, the Original Series D Issue Price.

“Liquidation Event” has the meaning specified in Clause 9(b)(ii) of the Memorandum.

“Majority Preferred Holders” means the holders of at least fifty percent (50%) of the then outstanding (i) Series A-1, A-2 and A-3 Preferred Shares, (ii) Series B Preferred Shares held by Matrix only, (iii) Series C Preferred Shares held by Matrix only, and (iv) Series D Preferred Shares, voting together as a single class, including any Ordinary Shares issued or issuable upon conversion of the foregoing.

“Matrix” means Matrix Partners China II Hong Kong Limited, Matrix Affiliate and its respective successors and permitted assigns.

“Matrix Affiliates” means Gothic Partners, L.P., PJF Acorn I Trust, Gansett Partners, L.L.C, PH momo investment Ltd and Tenzing Holding 2011 Ltd..

“Matrix Directors” has the meaning specified in Regulation 9.2(a) of these Articles.

“Member” has the meaning ascribed to it in the Act.

“Memorandum” means the seventh amended and restated memorandum of association of the Company to be adopted by resolution in writing of all Members of the Company.

“month” means calendar month.

“Ordinary Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Ordinary Share Directors” has the meaning specified in Regulation 9.2(e) of these Articles.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Shares, including, without limitation, the Preferred Shares.

“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Conversion Shares.

“Original Series A-1 Issue Price” means US$0.04714 per share.

“Original Series A-2 Issue Price” means US$0.13469 per share.

“Original Series A-3 Issue Price” means US$0.20204 per share.

“Original Series B Issue Price” means US$0.327 per share.

“Original Series C Issue Price” means US$1.2497 per share.

“Original Series D Issue Price” means US$4.84627 per share.

“Person” or “person” means any individual, sole proprietorship, partnership, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of these Articles, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means collectively, the Series A-1 Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares.

“Qualified IPO” means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares on the NASDAQ National Market System in the United States or Hong Kong or any other exchange in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the Majority Preferred Holders to the Company with aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company and selling shareholders, if any, of not less than US$50,000,000 (or any cash proceeds of other currency of equivalent value).

“Redemption Amount” has the meaning specified in Clause 9(d)(iii) of the Memorandum.

“Redemption Closing” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“Redemption Price” means the Series A-1 and Series A-2 Redemption Price, Series A-3 Redemption Price, Series B Redemption Price, Series C Redemption Price and/or Series D Redemption Price, as the case may be.

“Redemption Notice” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“registered office” means the registered office for the time being of the Company.

“Relative” means a husband, wife, father, mother, son, daughter, brother, sister, grandparent, grandchild, or spouse of any of these, or a person living in the same household with an individual.

“Resolution of Directors” means either:

(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company, by the affirmative vote of a majority of the directors present at the meeting who voted except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all directors or by all members of a committee of directors of the Company, as the case may be.

“Resolution of Shareholders” means either:

(a)	Subject to the requirement set forth in Clause 9(f) of the Memorandum, a resolution approved at a duly convened and constituted meeting of the Shareholders of the Company by the affirmative vote of a majority of in excess of 50% the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by all Shareholders.

“Seal” means the common seal of the Company and includes every duplicate seal.

“Sequoia” means Sequoia Capital China Investment Holdco II, Ltd., Sequoia Capital China GF Holdco III-A, Ltd. and SC China Growth III Co-Investment 2014-A, L.P.

“Sequoia Director” has the meaning specified in Regulation 9.2(c) of these Articles.

“Series A-1 Conversion Price” means a price that initially equals to the Original Series A-1 Issue Price, and shall be adjusted from time to time as provided below in Clause 9 (d)(iv) of the Memorandum.

“Series A-2 Conversion Price” means a price that initially equals to the Original Series A-2 Issue Price, and shall be adjusted from time to time as provided below in Clause 9 (d)(iv) of the Memorandum.

“Series A-3 Conversion Price” means a price that initially equals to the Original Series A-3 Issue Price, and shall be adjusted from time to time as provided below in Clause 9 (d)(iv) of the Memorandum.

“Series A-1 Original Issue Date” means the date of the first sale and issuance of Series A-1 Preferred Shares to the holders of Series A-1 Preferred Shares.

“Series A-2 Original Issue Date” means the date of the first sale and issuance of Series A-2 Preferred Shares to the holders of Series A-2 Preferred Shares.

“Series A-3 Original Issue Date” means the date of the first sale and issuance of Series A-3 Preferred Shares to the holders of Series A-3 Preferred Shares.

“Series A-1 Preferred Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Series A-2 Preferred Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Series A-3 Preferred Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Series A Preferred Shares” means, collectively, Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series A-3 Preferred Shares.

“Series A-1 and Series A-2 Redemption Price” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“Series A-3 Redemption Price” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“Series B Conversion Price” means a price that initially equals to the Original Series B Issue Price, and shall be adjusted from time to time as provided below in Clause 9 (d)(iv) of the Memorandum.

“Series B Original Issue Date” means the date of the first sale and issuance of Series B Preferred Shares to the holders of Series B Preferred Shares.

“Series B Preferred Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Series B Redemption Price” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“Series C Conversion Price” means a price that initially equals to the Original Series C Issue Price, and shall be adjusted from time to time as provided below in Clause 9 (d)(iv) of the Memorandum.

“Series C Original Issue Date” means the date of the first sale and issuance of Series C Preferred Shares to the holders of Series C Preferred Shares.

“Series C Preferred Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Series C Redemption Price” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“Series D Conversion Price” means a price that initially equals to the Original Series D Issue Price, and shall be adjusted from time to time as provided below in Clause 9(d)(iv) of the Memorandum.

“Series D Original Issue Date” means the date of the first sale and issuance of Series D Preferred Shares to the holders of Series D Preferred Shares.

“Series D Preferred Shares” has the meaning specified in Clause 7.1 of the Memorandum.

“Series D Redemption Price” has the meaning specified in Clause 9(e)(i) of the Memorandum.

“Share” has the meaning specified in Clause 7.1 of the Memorandum and may also be referenced as “share” and includes any fraction of a share.

“Shareholder” means a Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares.

“Shareholders’ Agreement” means the Third Amended and Restated Shareholders’ Agreement, dated as of [—], 2014, by and among the Company, the holders of Preferred Shares and other parties thereto.

“Share Purchase Agreement” means the Series D Preferred Share Purchase Agreement dated April 22, 2014 by and among the Company, the holders of Series D Preferred Shares and other parties thereto.

“Tiger” means Tiger Global Eight Holdings.

“WFOE” means Beijing Momo Information Technology Co., Ltd., a wholly foreign-owned enterprise established by the HK Co in the PRC under the laws of the PRC.

“written” and “in writing” include all modes of representing or reproducing words in visible form.

“Yunfeng” means Rich Moon Limited.

“Yunfeng Director” has the meaning specified in Regulation 9.2(d) of these Articles.

Words importing the singular number also include the plural number and vice-versa.

Words importing the masculine gender also include the feminine gender and vice-versa.

The term “day” means “calendar day”.

1.3	In the Memorandum and these Articles, unless the context otherwise requires a reference to:

(a)	a “Regulation” is a reference to a regulation of these Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or these Articles is a reference to the Act or those documents as amended or, in the case of the Act, any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.

1.4	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and these Articles unless otherwise defined herein.

1.5	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and these Articles.

2.	REGISTERED SHARES

2.1	Every Shareholder is entitled to a certificate signed by a director of the Company, or any other person authorised by Resolution of Directors, or under the Seal specifying the number of Shares held by him and the signature of the director, officer or authorised person and the Seal may be facsimiles.

2.2	Any Shareholder receiving a certificate shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by Resolution of Directors.

2.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

3.	SHARES

3.1	Subject to any restrictions on the issuing of Shares and other Securities contained herein, Shares and other Securities may be issued at such times, to such Eligible Persons, for such consideration and on such terms as the directors may by Resolution of Directors determine.

3.2	Section 46 of the Act (Pre-emptive rights) does not apply to the Company.

3.3	A Share may be issued for consideration in any form, including money, a promissory note, or other written obligation to contribute money or property, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

3.4	The consideration for a Share with par value shall not be less than the par value of the Share. If a Share with par value is issued for consideration less than the par value, the person to whom the Share is issued is liable to pay to the Company an amount equal to the difference between the issue price and the par value.

3.5	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

(a)	the amount to be credited for the issue of the Shares;

(b)	their determination of the directors of the reasonable present cash value of the non-money consideration for the issue; and

(c)	that, in the opinion, of the directors, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

3.6	The Company shall keep a register (the “register of members”) containing:

(a)	the names and addresses of the Eligible Persons who hold Shares;

(b)	the number of each class and series of Shares held by each Shareholder;

(c)	the date on which the name of each Shareholder was entered in the register of members; and

(d)	the date on which any Eligible Person ceased to be a Shareholder.

3.7	The register of members may be in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the directors otherwise determine, the magnetic, electronic or other data storage form shall be the original register of members.

3.8	A Share is deemed to be issued when the name of the Shareholder is entered in the register of members.

4.	REDEMPTION OF SHARES AND TREASURY SHARES

4.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of Shareholders whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted by the Act or any other provision in the Memorandum or these Articles to purchase, redeem or otherwise acquire the Shares without their consent.

4.2	The Company may only offer to purchase, redeem or otherwise acquire Shares if the Resolution of Directors authorising the purchase, redemption or other acquisition contains a statement that the directors are satisfied, on reasonable grounds, that immediately after the acquisition the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

4.3	Sections 60 (Process for acquisition of own shares), 61 (Offer to one or more shareholders) and 62 (Shares redeemed otherwise than at the option of company) of the Act shall not apply to the Company.

4.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of fifty percent (50%) of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

4.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

4.6	Treasury Shares may be transferred by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and these Articles) as the Company may by Resolution of Directors determine.

4.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than fifty percent (50%) of the votes in the election of directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

5.	MORTGAGES AND CHARGES OF SHARES

5.1	Shareholders may mortgage or charge their Shares.

5.2	There shall be entered in the register of members at the written request of the Shareholder:

(a)	a statement that the Shares held by him are mortgaged or charged;

(b)	the name of the mortgagee or chargee; and

(c)	the date on which the particulars specified in subparagraphs (a) and (b) are entered in the register of members.

5.3	Where particulars of a mortgage or charge are entered in the register of members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)	upon evidence satisfactory to the directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the directors shall consider necessary or desirable.

5.4	Whilst particulars of a mortgage or charge over Shares are entered in the register of members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares;

without the written consent of the named mortgagee or chargee.

6.	FORFEITURE

6.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note, other written obligation to contribute money or property or a contract for future services are deemed to be not fully paid.

6.2	A written notice of call specifying the date for payment to be made shall be served on the Shareholder who defaults in making payment in respect of the Shares.

6.3	The written notice of call referred to in Regulation 6.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

6.4	Where a written notice of call has been issued pursuant to Regulation 6.3 and the requirements of the notice have not been complied with, the directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

6.5	The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been cancelled pursuant to Regulation 6.4 and that Shareholder shall be discharged from any further obligation to the Company.

7.	TRANSFER OF SHARES

7.1	Subject to any agreements binding on the Company, shares are transferable, and the Company will only register transfers of shares that are made in accordance with such agreements (if any) and will not register transfers of shares that are not made in accordance with such agreements (if any). The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor, and containing the name and address of the transferee, which shall be sent to the Company for registration. The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

7.2	The transfer of a Share is effective when the name of the transferee is entered on the register of members.

7.3	If the directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the register of members notwithstanding the absence of the instrument of transfer.

7.4	Subject to the Memorandum, the personal representative of a deceased Shareholder may transfer a Share even though the personal representative is not a Shareholder at the time of the transfer.

8.	MEETINGS AND CONSENTS OF SHAREHOLDERS

8.1	Any director of the Company may convene meetings of the Shareholders at such times and in such manner and places within or outside the British Virgin Islands as the director considers necessary or desirable.

8.2	Upon the written request of Shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the directors shall convene a meeting of Shareholders.

8.3	The director convening a meeting shall give not less than 7 days’ notice of a meeting of Shareholders to:

(a)	those Shareholders whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting; and

(b)	the other directors.

8.4	The director convening a meeting of Shareholders may fix as the record date for determining those Shareholders that are entitled to vote at the meeting the date notice is given of the meeting, or such other date as may be specified in the notice, being a date not earlier than the date of the notice.

8.5	A meeting of Shareholders held in contravention of the requirement to give notice is valid if Shareholders holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Shareholder at the meeting shall constitute waiver in relation to all the Shares which that Shareholder holds.

8.6	The inadvertent failure of a director who convenes a meeting to give notice of a meeting to a Shareholder or another director, or the fact that a Shareholder or another director has not received notice, does not invalidate the meeting.

8.7	A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

8.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

8.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Shareholder appointing the proxy.

Momo Technology Company Limited

I/We being a Shareholder of the above Company HEREBY APPOINT                                          of                                          or failing him                                          of                                          to be my/our proxy to vote for me/us at the meeting of Shareholders to be held on the      day of             , 20     and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this      day of             , 20

Shareholder

8.10	The following applies where Shares are jointly owned:

(a)	if two or more persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)	if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)	if two or more of the joint owners are present in person or by proxy they must vote as one.

8.11	A Shareholder shall be deemed to be present at a meeting of Shareholders if he participates by telephone or other electronic means and all Shareholders participating in the meeting are able to hear each other.

8.12	A meeting of Shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than two thirds of the votes of the Shares (including not less than two thirds of the Preferred Shares) entitled to vote on Resolutions of Shareholders to be considered at the meeting. A quorum may comprise a single Shareholder or proxy and then such person may pass a Resolution of Shareholders and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Shareholders.

8.13	Subject to Clause 9(f) of the Memorandum, if within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the directors may determine, and subject to Clause 9(f) of the Memorandum and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

8.14	At every meeting of Shareholders, the Chairman of the Board shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present at the meeting, the Shareholders present shall choose one of their number to be the chairman. If the Shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Shareholder or representative of a Shareholder present shall take the chair.

8.15	The chairman may, with the consent of the meeting, adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

8.16	At any meeting of the Shareholders the chairman is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Shareholder present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

8.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Eligible Persons other than individuals the right of any individual to speak for or represent a Shareholder shall be determined by the law of the jurisdiction where, and by the documents by which, the Eligible Person is constituted or derives its existence. In case of doubt, the directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the directors may rely and act upon such advice without incurring any liability to any Shareholder or the Company.

8.18	Any Eligible Person other than an individual which is a Shareholder may by resolution of its directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Shareholders or of any class of Shareholders, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Eligible Person which he represents as that Eligible Person could exercise if it were an individual.

8.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Eligible Person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within 7 days of being so requested or the votes cast by such proxy or on behalf of such Eligible Person shall be disregarded.

8.20	Directors of the Company may attend and speak at any meeting of Shareholders and at any separate meeting of the holders of any class or series of Shares.

8.21	An action that may be taken by the Shareholders at a meeting may also be taken by a resolution consented to in writing by all Shareholders without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more Shareholders. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Shareholder has consented to the resolution by signed counterparts.

9.	DIRECTORS

9.1	The number of the directors at the date these articles come into effect shall be fixed at nine (9) who shall be appointed in accordance with Regulation 9.2.

9.2	For so long as they are Shareholders in the Company:

(a)	Matrix shall be entitled to nominate and elect two (2) directors of the Board of the Company (the “Matrix Directors”), initially to be David Ying Zhang and Harry Man.

(b)	AIL shall be entitled to nominate and elect two (2) directors of the Board of the Company (the “AIL Directors”), initially to be Hongping Zhang and Yongming Wu.

(c)	Sequoia shall be entitled to nominate and elect one (1) directors of the Board of the Company (the “Sequoia Director”), initially to be Nanpeng Shen.

(d)	Yunfeng shall be entitled to nominate and elect one (1) directors of the Board of the Company (the “Yunfeng Director”), initially to be Feng Yu.

(e)	Tang Yan, one of the holders of Ordinary Shares, voting separately, shall be entitled to elect three (3) directors of the Board of the Company (the “Ordinary Share Directors”) , initially to be Tang Yan, Yong Li and Sichuan Zhang, and Tang Yan shall have five (5) votes for each of the matters submitted to the Board of Directors.

(f)	Tiger shall be entitled to appoint one (1) observer (the “Board Observer”) of the Board of the Company. The Board Observer shall have the right to (i) receive any notices, documents and information that the Company delivers to the members of the Board and (ii) attend and speak at meetings of the Board.

9.3	Each director holds office until his successor takes office or until his earlier death resignation or removal.

9.4	A director may be removed from office, with or without cause, by the Shareholders who elected such director and such Shareholder may also replace any director so removed.

9.5	The office of director shall be vacated if the director:

(a)	is removed from office by a resolution of Shareholders who appointed the such director; or

(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c)	becomes of unsound mind, or of such infirm health as to be incapable of managing his affairs; or

(d)	resigns his office by a notice in writing to the Company.

9.6	A director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice. A director shall resign forthwith as a director if he is, or becomes, disqualified from acting as a director under the Act.

9.7	Subject to Regulation 9.2, the directors may at any time appoint any person to be a director either to fill a vacancy or as an addition to the existing directors. Where the directors appoint a person as director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

9.8	A vacancy in relation to directors occurs if a director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.9	Where the Company only has one Shareholder who is an individual and that Shareholder is also the sole director of the Company, the sole Shareholder/director may, by instrument in writing, nominate a person who is not disqualified from being a director of the Company as a reserve director of the Company to act in the place of the sole director in the event of his death.

9.10	The nomination of a person as a reserve director of the Company ceases to have effect if:

(a)	before the death of the sole Shareholder/director who nominated him,

(i)	he resigns as reserve director, or

(ii)	the sole Shareholder/director revokes the nomination in writing; or

(b)	the sole Shareholder/director who nominated him ceases to be the sole Shareholder/director of the Company for any reason other than his death.

9.11	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are directors of the Company, or who have been nominated as reserve directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a director of the Company, or nominated as a reserve director of the Company;

(c)	the date on which each person named as a director ceased to be a director of the Company;

(d)	the date on which the nomination of any person nominated as a reserve director ceased to have effect; and

(e)	such other information as may be prescribed by the Act.

9.12	The register of directors may be kept in any such form as the directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.13	Subject to Clause 9(f) of the Memorandum, the directors may, by Resolution of Directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

9.14	A director is not required to hold a Share as a qualification to office.

10.	POWERS OF DIRECTORS

10.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the directors of the Company. The directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or these Articles required to be exercised by the Shareholders.

10.2	Each director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, these Articles or the Act. Each director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the director believes to be the best interests of the Company.

10.3	If the Company is the wholly owned subsidiary of a holding company, a director of the Company may, when exercising powers or performing duties as a director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.4	Any director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the directors, with respect to the signing of consents or otherwise.

10.5	The continuing directors may act notwithstanding any vacancy in their body.

10.6	The directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.7	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.8	For the purposes of Section 175 (Disposition of assets) of the Act, the directors may by Resolution of Directors determine that any sale, transfer, lease, exchange or other disposition is in the usual or regular course of the business carried on by the Company and such determination is, in the absence of fraud, conclusive.

11.	PROCEEDINGS OF DIRECTORS

11.1	Any one director of the Company may call a meeting of the directors by sending a written notice to each other director.

11.2	The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the directors may determine to be necessary or desirable.

11.3	A director is deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

11.4	A director shall be given not less than 7 days’ notice of meetings of directors, but a meeting of directors held without 7 days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a director at a meeting shall constitute waiver by that director. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

11.5	A director may by a written instrument appoint an alternate who need not be a director and the alternate shall be entitled to attend meetings in the absence of the director who appointed him and to vote in place of the director until the appointment lapses or is terminated.

11.6	A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than seven (7) directors, including one Matrix Director, one AIL Director, one director appointed by the holders of Series D Preferred Shares (the Sequoia Director or the Yunfeng Director), provided however that if at any time a duly convened meeting of Directors fails to get a quorum due to the absence of any of the Matrix Directors, the AIL Directors, or the director appointed by the holders of Series D Preferred Shares, the notice shall be duly delivered again for a second meeting, if at such second time, the quorum is still not present, those directors present shall be deemed a quorum provided that at such second meeting the business not included in the notice shall not be transacted.

11.7	If the Company has only one director the provisions herein contained for meetings of directors do not apply and such sole director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or these Articles required to be exercised by the Shareholders. In lieu of minutes of a meeting the sole director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8	At meetings of directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the directors present shall choose one of their members to be chairman of the meeting.

11.9	An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of directors consented to in writing by all directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last director has consented to the resolution by signed counterparts.

12.	COMMITTEES

12.1	The directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The directors have no power to delegate to a committee of directors any of the following powers:

(a)	to amend the Memorandum or these Articles;

(b)	to designate committees of directors;

(c)	to delegate powers to a committee of directors;

(d)	to appoint or remove directors;

(e)	to appoint or remove an agent;

(f)	to approve a plan of merger, consolidation or arrangement;

(g)	to make a declaration of solvency or to approve a liquidation plan; or

(h)	to make a determination that immediately after a proposed distribution the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

12.3	Regulations 12.2(b) and 12.2(c) do not prevent a committee of directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4	The meetings and proceedings of each committee of directors consisting of 2 or more directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

12.5	Where the directors delegate their powers to a committee of directors they remain responsible for the exercise of that power by the committee, unless they believed on reasonable grounds at all times before the exercise of the power that the committee would exercise the power in conformity with the duties imposed on directors of the Company under the Act.

13.	OFFICERS AND AGENTS

13.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, the chief executive officer, a president and one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

13.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of directors and Shareholders, the president to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the register of members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4	The officers of the Company shall hold office until their successors are duly appointed, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5	The directors may, by Resolution of Directors, appoint any person, including a person who is a director, to be an agent of the Company.

13.6	An agent of the Company shall have such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the following:

(a)	to amend the Memorandum or these Articles;

(b)	to change the registered office or agent;

(c)	to designate committees of directors;

(d)	to delegate powers to a committee of directors;

(e)	to appoint or remove directors;

(f)	to appoint or remove an agent;

(g)	to fix emoluments of directors;

(h)	to approve a plan of merger, consolidation or arrangement;

(i)	to make a declaration of solvency or to approve a liquidation plan;

(j)	to make a determination that the company will, immediately after a proposed distribution, satisfy the solvency test; or

(k)	to authorise the Company to continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands.

13.7	The resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

13.8	The directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14.	CONFLICT OF INTERESTS

14.1	A director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2	For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a director is a member, director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry into the transaction or disclosure, of the interest, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	A director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

15.	INDEMNIFICATION

15.1	Subject to the limitations hereinafter provided the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the Company; or

(b)	is or was, at the request of the Company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

15.2	The indemnity in Regulation 15.1 only applies if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3	For the purposes of Regulation 15.2, a director acts in the best interest of the Company if he acts in the best interest of:

(a)	the Company’s holding company; or

(b)	a Shareholder or Shareholders of the Company;

in either case, in the circumstances specified in Regulation 10.3 or the Act, as the case may be.

15.4	The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.5	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.6	Expenses, including legal fees, incurred by a director in defending any legal, administrative or investigative proceedings maybe paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director to repay the amount if it shall ultimately be determined that the director is not entitled to be indemnified by the Company in accordance with Regulation 15.1.

15.7	Expenses, including legal fees, incurred by a former director in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former director to repay the amount if it shall ultimately be determined that the former director is not entitled to be indemnified by the Company in accordance with Regulation 15.1 and upon such terms and conditions, if any, as the Company deems appropriate.

15.8	The indemnification and advancement of expenses provided by, or granted pursuant to, this Regulation is not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, Resolution of Shareholders, resolution of disinterested directors or otherwise, both as acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

15.9	If a person referred to in Regulation 15.1 has been successful in defence of any proceedings referred to in Regulation 15.1, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

15.10	The Company may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

16.	RECORDS

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of members, or a copy of the register of members;

(c)	the register of directors, or a copy of the register of directors; and

(d)	copies of all notices and other documents filed by the Company with the Registrar of Corporate Affairs in the previous 10 years.

16.2	Until the directors determine otherwise by Resolution of Directors the Company shall keep the original register of members and original register of directors at the office of its registered agent.

16.3	If the Company maintains only a copy of the register of members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

16.4	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the directors may determine:

(a)	minutes of meetings and Resolutions of Shareholders and classes of Shareholders;

(b)	minutes of meetings and Resolutions of Directors and committees of directors; and

(c)	an impression of the Seal.

16.5	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 days of the change of location.

16.6	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (No. 5 of 2001) as from time to time amended or re-enacted.

17.	REGISTER OF CHARGES

The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

18.	SEAL

The Company shall have a seal. The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The directors may provide for a facsimile of the Seal and of the signature of any director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

19.	DISTRIBUTIONS BY WAY OF DIVIDEND

19.1	Subject to provisions in the Memorandum, the directors of the Company may, by Resolution of Directors, authorise a Distribution by way of dividend at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the Distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due, provided, however, any such Distribution must be approved by all Ordinary Share Directors, and at least two (2) directors appointed by the holders of the Preferred Shares.

19.2	Dividends may be paid in money, shares, or other property.

19.3	Notice of any dividend that may have been declared shall be given to each Shareholder as specified in Regulation 21.1 and all dividends unclaimed for 3 years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

19.4	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

20.	ACCOUNTS AND AUDIT

20.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2	The Company may by Resolution of Shareholders call for the directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3	The Company may by Resolution of Shareholders call for the accounts to be examined by auditors.

20.4	Subject to provisions in the Memorandum, the first auditors shall be appointed by Resolution of Directors; subsequent auditors shall be appointed by a Resolution of Shareholders or by Resolution of Directors.

20.5	The auditors may be Shareholders, but no director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

20.6	The remuneration of the auditors of the Company maybe fixed by Resolution of Directors.

20.7	The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Shareholders or otherwise given to Shareholders and shall state in a written report whether or not:

(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.8	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Shareholders at which the accounts are laid before the Company or shall be otherwise given to the Shareholders.

20.9	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.10	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Shareholders at which the Company’s profit and loss account and balance sheet are to be presented.

21.	NOTICES

21.1	Subject to provisions in the Memorandum, any notice, information or written statement to be given by the Company to Shareholders may be given by personal service or by mail addressed to each Shareholder at the address shown in the register of members.

21.2	Subject to provisions in the Memorandum, any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3	Subject to provisions in the Memorandum, service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22.	VOLUNTARY LIQUIDATION

Subject to provisions in the Memorandum, the Company may by Resolution of Shareholders appoint a voluntary liquidator.

23.	CONTINUATION

The Company may by Resolution of Shareholders or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

EXHIBIT C

FORM OF THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Exhibit C

MOMO TECHNOLOGY COMPANY LIMITED

THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This THIRD AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT (the “Agreement”) is made as of May 15th, 2014 by and among Momo Technology Company Limited (the “Company”), the Investors listed on Schedule 1 attached to this Agreement (each an “Investor” and collectively the “Investors”), the Persons listed on Schedule 2(A) attached to this Agreement (each a “Founder” and collectively the “Founders”), the Persons listed on Schedule 2(B) attached to this Agreement (each a “Founder Holdco” and collectively the “Founder Holdcos”, and together with the Founders, the “Founder Parties”), Momo Technology HK Company Limited ( ) (the “HK Co”), Beijing Momo Technology Co., Ltd. ( ) (the “Domestic Company”), and Beijing Momo Information Technology Co., Ltd. ( ) (the “WFOE”). This Agreement shall be effective as to all parties as of the date hereof.

RECITALS

WHEREAS, the Company, the Investors (other than the Series D Investors), the Founders, the HK Co, the Domestic Company and the WFOE entered into a Second Amended and Restated Shareholders’ Agreement (the “Prior Shareholders’ Agreement”), dated October 8, 2013;

WHEREAS, the Company, the Series D Investors, the Founder Parties, the HK Co, the WFOE, and the Domestic Company entered into a Series D Preferred Share Purchase Agreement dated as of April 22, 2014 (the “Purchase Agreement”), pursuant to which each Series D Investor will purchase from the Company the corresponding number of Series D Preferred Shares as set forth on Schedule 1 attached to this Agreement; and

WHEREAS, the Purchase Agreement provides that the execution and delivery of this Agreement by the Parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	DEFINITIONS.

For purposes of this Agreement, capitalized terms shall have the meanings set forth in Exhibit A attached hereto.

2.	REGISTRATION RIGHTS.

The registration rights of the Investors with respect to the Company and the rights and obligations of the Parties with respect to registration of the Company’s Ordinary Shares are set forth on Exhibit B attached hereto. The rights set forth in Exhibit B shall terminate upon the earlier of: (i) the date of the completion of a Liquidation Event, (ii) as to any Holder, when all Registrable Securities held by such Holder (together with any Affiliate of such Holder with whom such Holder must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144(k) within a ninety (90) day period, and (iii) the date that is five (5) years following the consummation of the Qualified IPO of the Company.

3.	INFORMATION RIGHTS.

3.1	Delivery of Financial Statements.

The Company shall deliver to the Investors:

(a)	as soon as practicable, but in any event within ninety (90) days after the end of each financial year of the Company, (i) an audited annual consolidated balance sheet as of the last day of such year; (ii) an audited consolidated income statement for such year; and (iii) an audited consolidated statement of cash flows for such year; such year-end financial statements to be in reasonable detail, prepared in accordance with US GAAP or IFRS, acceptable to the Investors and consistently applied and in each case setting forth in comparative form figures for the previous year and audited and certified by independent public accountants of internationally recognized standing selected by the Company with the approval of the Board of Directors, including the affirmative consent of at least one (1) AIL Director, one (1) Matrix Director, the Sequoia Director and the Yunfeng Director, and accompanied by a report and opinion thereon by such independent public accountants;

(b)	as soon as practicable, but in any event within thirty (30) days after the end of each quarter of each financial year of the Company, (i) an unaudited consolidated balance sheet as of the last day of such quarter; (ii) an unaudited consolidated income statement for such quarter; and (iii) an unaudited consolidated statement of cash flows for such quarter;

(c)	as soon as practicable, but in any event forty-five (45) days prior to the end of each financial year, a proposed budget and business plan for the next financial year to be submitted to the Board for approval (collectively, the “Budget”), prepared on a monthly basis including, revenues, expenses, cash position, balance sheets and sources and applications of funds statements (including any anticipated or planned capital expenditure or borrowings) for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d)	with respect to the financial statements called for in Sections 3.1 (a), (b) and (c) an instrument executed by the chief executive officer or the financial controller of the Company and certifying that such financials were prepared in accordance with US GAAP or IFRS, acceptable to the Investors and consistently applied with prior practice for earlier periods (with the exception, for unaudited statements, such statements may be subject to normal year-end audit adjustments and exclude all footnotes required by applicable accounting standard). Management shall also provide an analysis of results, highlighting notable events and a thorough explanation of any material differences between actual figures, on the one hand and figures for the prior year and figures presented in the Budget on the other hand;

2

(e)	such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Investors or any assignee of the Investors may from time to time reasonably request, provided, however, that the Company shall not be obligated under this Section 3.1(e) to (i) provide information which the Company reasonably deems in good faith to be a trade secret or similar confidential information or (ii) would adversely affect the attorney-client privilege between the Company and its counsel;

(f)	if for any period the Company shall have any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated Subsidiaries; and

(g)	notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date that is sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of the registration effecting the IPO, to the extent required under the applicable rules of the jurisdiction in which the registration statement (or similar application for listing of the Ordinary Shares) is to be filed; provided that the Company is actively employing its reasonable best efforts to cause such registration statement to become effective.

3.2	Inspection.

The Company and any other Group Company shall permit the Investors, at the Investors’ expense, to visit and inspect the Company or any other Group Company’s properties, to examine its books of account and records and to discuss the Company or any other Group Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be reasonably requested by the Investors; provided, that, the Investors shall inform the Company ten (10) days prior to the inspection; provided, however, that the Company and any other Group Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information, or would adversely affect the attorney-client privilege between the Company or any other Group Company and its counsel.

3.3	U.S. Tax Matters.

(a)	The Company shall, upon the request of any U.S. Investor, (a) determine, with respect to such taxable year whether the Company (or any of its Affiliates) is a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (b) provide such information reasonably available to the Company as any U.S. Investor may reasonably request to permit such U.S. Investor to elect to treat the Company and/or any such entity (including a Subsidiary of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) for U.S. federal income tax purposes. The Company shall also, reasonably promptly upon request, obtain and provide any and all other information reasonably deemed necessary by the U.S. Investor to comply with the provisions of this Section 3.3(a). The Company shall, upon the request of any U.S. Investor, appoint an internationally reputable accounting firm acceptable to the U.S. Investor to prepare and submit its U.S. tax filings.

3

(b)	If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known U.S. Investor within 60 days upon the request of such U.S. Investor with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and any other information reasonably required by a U.S. Investor to comply with any reporting or other requirements in connection with the QEF Election.

(c)	The Company shall promptly provide the U.S. Investor with written notice if it (or any of its Subsidiaries) becomes aware that it is a controlled foreign corporation as described in Section 957 of the Code (“CFC”). The Company shall, upon the reasonable request of a U.S. Investor, furnish on a timely basis all information requested by the U.S. Investor to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any Group Company’s classification as a CFC.

(d)	The Company, upon a reasonable request of any U.S. Investor, will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests reasonably necessary for the Company and its Subsidiaries to allow such U.S. Investor to comply with any applicable U.S. federal income tax Law. The Company, will also provide any known U.S. Investor with any information reasonably requested to allow such U.S. Investor to comply with any applicable U.S. federal income tax Law (including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

(e)	The Company shall, if reasonably requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made, including by filing or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit such election, once made, to be terminated or revoked without the written consent of the U.S. Investor; provided that the Company shall notify all U.S. Investors prior to the making of any such election.

4

(f)	The Company shall, and shall cause each Group Company to, timely and accurately file tax returns in each jurisdiction in which such returns are required to be filed.

(g)	All out-of-pocket expenses incurred by the Company or any Subsidiary, resulting from the affirmative requests of a U.S. Investor pursuant to Sections 3.3(a)-(f) above, shall be borne by the Company.

3.4	Termination of Information and Inspection.

The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect immediately prior to (i) the consummation of the sale of Ordinary Shares in the Company’s Qualified IPO, or (ii) upon a Liquidation Event, whichever event shall first occur.

3.5	Confidentiality.

(a)	The Investors agree that they will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5(a) by the Investors), (ii) is or has been independently developed or conceived by the Investors without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investors by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that each Investor may disclose confidential information (a) to its legal advisers, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring their investment in the Company, (b) to any prospective investor of any Registrable Securities from such Investor as long as such prospective investor agrees to be bound by the provisions of this Section 3.5(a), (c) to any partner, member, shareholder, fund manager or wholly owned Subsidiary of such Investor or their respective Affiliates in such Investor’s ordinary course of business, or (d) as may otherwise be required by law, provided that such Investor takes reasonable steps to minimize the extent of any such required disclosure, and provided that such Investor ensures that all such Persons named above to whom such Investor discloses confidential information are bound by the same provisions of this Section 3.5(a).

(b)	The Company agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than for the discharge of its obligations under this Agreement, any confidential information obtained from the Investors pursuant to the terms of this Agreement, unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.5(b) by the Company), (ii) is or has been independently developed or conceived by the Company without use of the Investors’ confidential information or (iii) is or has been made known or disclosed to the Company by a third party without a breach of any obligation of confidentiality such third party may have to the Investors; provided, however, that the Company may disclose confidential information (a) to its legal advisers, accountants, consultants, and other professionals to the extent necessary for the discharge of their obligations under this Agreement, (b) to any Affiliate, partner, member, shareholder or wholly-owned Subsidiary of the Company in the ordinary course of business, or (c) as may otherwise be required by Law, provided that the Company takes reasonable steps to minimize the extent of any such required disclosure, and provided that the Company ensures that all such Persons named above to whom the Company discloses confidential information are bound by the same provisions of this Section 3.5(b).

5

4.	RIGHT OF FIRST OFFER.

4.1	Right of First Offer.

Subject to the terms and conditions specified in this Section 4.1 and applicable securities laws, in the event the Company proposes to offer or sell any Additional Equity Securities, the Company shall first make an offering of such Additional Equity Securities (the “Offered Securities”) to the Founder Holdcos and the Investors (the “Offerees”) in accordance with the following provisions of this Section 4.1. Any Offeree shall be entitled to apportion the right of first offer hereby granted to it among their partners, members and Affiliates in such proportions as it deems appropriate.

(a)	The Company shall deliver a notice, in accordance with the provisions of Section 8.4 hereof, (the “Offer Notice”) to the Offerees stating (i) its bona fide intention to offer such Offered Securities, (ii) the number of such Offered Securities to be offered to the Offerees, and (iii) the price and terms, if any, upon which it proposes to offer such Offered Securities.

(b)	By written notification received by the Company, within twenty (20) calendar days after mailing of the Offer Notice, each Offeree may elect to purchase or obtain its pro-rata share of the Offered Securities, at the price and on the terms specified in the Offer Notice. For purpose of this Section 4.1(b), the “pro-rata share” shall be the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Offeree, bearing to (b) the total number of Ordinary Shares of the Company (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of Additional Equity Securities. The Company shall promptly, in writing, inform each Offeree that elects to purchase all the shares available to it (each, a “Fully-Exercising Holder”) of any other Offeree’s failure to do likewise. During the ten (10) day-period commencing immediately after receipt of such information, each Fully-Exercising Holder shall be entitled to obtain that portion of the Offered Securities for which any of the Offerees were entitled to subscribe but which were not subscribed for by the Offerees which is equal to the proportion calculated by dividing the number of Ordinary Shares issued and held, or issuable upon conversion of Preferred Shares then held by such Fully-Exercising Holder by the total number of Ordinary Shares issued and held, or issuable upon conversion of the Preferred Shares then held by all Fully-Exercising Holders who wish to purchase such unsubscribed Offered Securities.

6

(c)	If all Offered Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in Section 4.1(b) hereof, offer the remaining unsubscribed portion of such Offered Securities (collectively, the “Refused Securities”) to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the Offered Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Offered Securities shall not be offered to any Person unless first reoffered to the Offerees in accordance with this Section 4.1.

(d)	The right of first offer set forth in this Section 4.1 may not be assigned or transferred except that such right is assignable by an Investor to any Affiliate of such Investor.

4.2	Termination.

The provisions of this Section 4 shall terminate upon the earlier of: (a) the consummation of a Qualified IPO or (b) upon a Liquidation Event.

5.	BOARD COMPOSITION AND VOTING MATTERS.

5.1	Board Composition.

Each Shareholder agrees to vote all of his, her or its Shares in the Company (whether now owned or hereafter acquired or which the Shareholder may be empowered to vote), from time to time and at all times, in whatever manner shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

(a)	AIL shall be entitled to nominate and elect two (2) directors of the Board of the Company (the “AIL Directors”), initially to be Hongping Zhang and Yongming Wu.

(b)	Matrix shall be entitled to nominate and elect two (2) directors of the Board of the Company (the “Matrix Directors”), initially to be David Ying Zhang and Harry Man.

(c)	Sequoia shall be entitled to nominate and elect one (1) director of the Board of the Company (the “Sequoia Director”), initially to be Nanpeng Shen.

(d)	Yunfeng shall be entitled to nominate and elect one (1) director of the Board of the Company (the “Yunfeng Director”), initially to be Feng Yu.

7

(e)	Tang Yan, one of the holders of Ordinary Shares, shall be entitled to elect three (3) directors of the Board of the Company (the “Ordinary Share Directors”), initially to be Tang Yan, Yong Li and Sichuan Zhang, and Tang Yan shall have five (5) votes for each of the matters submitted to the Board of Directors.

(f)	Tiger shall be entitled to appoint one (1) observer (the “Board Observer”) of the Board of the Company. The Board Observer shall have the right to (i) receive any notices, documents and information that the Company delivers to the members of the Board and (ii) attend and speak at meetings of the Board.

5.2	Size of the Board; Subsidiaries.

Each Shareholder agrees to vote all of its Shares from time to time and at all times, in whatever manner shall be necessary to ensure that the size of the Board shall be set at nine (9) directors. It is further agreed that, upon request of the Investors and to the extent legally feasible, the Investors shall be entitled to appoint the same number of directors to any Subsidiaries of the Company (other than the Domestic Company) as determined in accordance with Section 5.1. The Company and the Founder Parties shall procure that such nominee(s) are appointed to the relevant boards of directors.

5.3	Removal of Board Members.

Each Shareholder also agrees to vote all of his, her or its Shares from time to time and at all times in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to Section 5.1 of this Agreement may be removed from office unless (A) such removal is directed or approved by the affirmative vote of the holders of fifty percent (50%) or more of the shares entitled under Section 5.1 to designate that director or (B) the person(s) or entity(ies) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 5.1 is no longer so entitled to designate or approve such director or occupy such Board seat; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 5.1 shall be filled pursuant to the provisions of Section 5.1. All Shareholders agree to execute any written consents required to effectuate the obligations of this Agreement, and the Company agrees at the request of any Shareholder entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

8

5.4	Drag-Along Right. In the event that at any time following the Closing, (x) the Majority Preferred Holders, (y) the Majority Ordinary Holders and (z) in the case of any Sale of the Company (as defined below) where the valuation of the Company is not greater than US$2,100,000,000, holders of a majority of the Series D Preferred Shares, approve either: (A) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires all or substantially all of the equity or assets or undertaking of the Company, or (B) a transaction that qualifies as a Liquidation Event (such events described in subsections (A) and (B) are referred to in this Agreement as a “Sale of the Company”), then each Shareholder hereby agrees with respect to all Shares that he, she or it holds and any other Company securities over which he, she or it otherwise exercises dispositive power:

(a)	in the event the Sale of the Company requires the approval of shareholders, (a) if the matter is to be brought to a vote at a shareholder meeting, after receiving proper notice of any meeting of shareholders of the Company to vote on the approval of a Sale of the Company, to be present, in person or by proxy, as a holder of Shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (b) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Sale of the Company and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)	in the event that the Sale of the Company is to be effected by the sale of Shares held by another Shareholder (the “Selling Shareholder”), should be obliged to sell all shares of the Company beneficially held by such Shareholder (or in the event that the Selling Shareholder is selling fewer than all of its shares held in the Company, shares in the same proportion as the Selling Shareholder is selling) to the person to whom the Selling Shareholder propose to sell its shares, for the same per-share consideration (on an as-converted basis) and on the same terms and conditions as the Selling Shareholder, except that the Shareholder will not be required to sell its shares unless the liability for indemnification, if any, of the Shareholder in such Sale of the Company is several, not joint, and is pro rata in accordance with the Shareholder’s relative share ownership of the Company, and will not exceed the consideration payable to the Shareholder, if any, in such transaction (except in the case of potential liability for fraud or willful misconduct by the Shareholder);

(c)	to refrain from exercising any dissenters’ rights or rights of appraisal under applicable Law at any time with respect to such Sale of the Company;

(d)	to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company; and

(e)	not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any voting securities owned by such Party or Affiliate in a voting trust or subject any such voting securities to any arrangement or agreement with respect to the voting of such securities, unless specifically requested to do so by the acquiror in connection with a Sale of the Company.

9

5.5	Increase in Authorized Capital.

Each Shareholder agrees to vote all of its Shares from time to time and at all times, in whatever manner shall be necessary to authorize an increase in the authorized number of shares of the Company so that there will be sufficient Ordinary Shares available for conversion of all of the then-outstanding Preferred Shares at any time that an adjustment to the relevant conversion price with respect to the Preferred Shares is made under the Articles.

5.6	Specific Enforcement.

Each Shareholder acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of this Section 5 are not performed by the Shareholder in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Section 5 and to specific enforcement of this Section 5 and its terms and provisions in any action instituted in any court of competent jurisdiction, in addition to any other remedy to which the Parties may be entitled at law or in equity. Each of the Parties to this Agreement hereby consents to personal jurisdiction in any such action brought in the courts of Hong Kong.

5.7	Term.

The provisions of this Section 5 shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (a) the consummation of a Qualified IPO, or (b) a Liquidation Event; provided, however, that the provisions of Section 5.6 shall survive until the Investors have converted all of their Preferred Shares into Ordinary Shares.

6.	RIGHT OF FIRST REFUSAL, CO-SALE AND RESTRICTIONS ON SALE.

6.1	Restrictions on Transfer.

(a)	Transfer of Shares.

Subject to Section 6.6, any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering, through one or a series of transactions, of any interest in any Shares now or hereafter owned or held by a Shareholder, either directly or indirectly (in each case, a “Proposed Transfer”) shall be made in compliance with the terms of this Section 6. For avoidance of doubt, any change in the equity interest of a non-Investor Shareholder that is an entity, including without limitation as a result of (i) the issuance or redemption by such non-Investor Shareholder of any portion of its outstanding shares or equity, or (ii) a transfer of such non-Investor Shareholder’s equity by its equity holder, shall constitute a “Proposed Transfer” for purposes of this Agreement.

10

(b)	Prohibition on Transfer of Ordinary Shares.

In addition to the restrictions set forth in Sections 6.2 and 6.3, from the date hereof until the earlier of (i) the date that is thirty-six (36) months following the Closing and (ii) the consummation of a Qualified IPO, each of the Founder Holdcos agrees and undertakes to the Investors that it will not sell, assign, pledge, hypothecate, encumber or otherwise transfer any Ordinary Shares of the Company and each of the Founders agrees and undertakes to the Investors that it will not dilute any beneficial ownership, control and discretion over any Ordinary Shares of the Company, either directly or through the Founder Holdco legally and beneficially owned by such Founder, without an affirmative vote by at least two thirds (2/3) of the Directors (including at least one (1) AIL Director, one (1) Matrix Director, the Sequoia Director and the Yunfeng Director). Notwithstanding the foregoing but subject to compliance by a prospective transferee with the requirements of Section 8.10(b), the restrictions on transfer set forth in this Section 6 shall not apply to

(i)	a transfer in connection with a Sale of the Company as provided in Section 5.4;

(ii)	an exempt transfer that meets the requirements set forth in Section 6.6.

For avoidance of doubt, any proposed direct or indirect transfer by a Founder of an equity interest in any Ordinary Shares, including without limitation any transfer or issuance of an equity interest in the Founder Holdco legally and beneficially owned by such Founder, shall constitute a transfer for purposes of this Section 6.1(b).

6.2	Right of First Refusal.

(a)	Grant.

Subject to the provisions of the Companies Act and any other applicable Law, each Shareholder (each a “Transferor”) hereby unconditionally and irrevocably grants to the other non-transferring Shareholders (each an “Eligible Holder”) a right of first refusal (the “Right of First Refusal”) to purchase its pro-rata share of the Shares to be included in a Proposed Transfer (the “Transfer Shares”) at the same price and on the same terms and conditions as those offered to the proposed transferee (the “Prospective Transferee”); provided, however, that the shareholding percentage of AIL in the Company after exercising its Right of First Refusal shall be no more than 25% (calculated on a fully-diluted and as-converted basis). In the event that the shareholding percentage of AIL in the Company shall be in excess of 25% (calculated on a fully-diluted and as-converted basis) solely due to exercising its Right of First Refusal under this Section 6.2(a), prior consent from Tang Yan shall be required. For purpose of this Section 6.2(a), the “pro-rata share” shall be the ratio of (i) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by each Eligible Holder, to (ii) the total number of Ordinary Shares of the Company (calculated on a fully-diluted and as-converted basis) held by all Eligible Holders immediately prior to the Proposed Transfer. Each Eligible Holder shall be entitled to apportion the Right of First Refusal granted to it under this Section 6.2 among its partners, members and Affiliates in such proportions as it deems appropriate. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Shareholder with the Company that contains a preexisting right of first refusal, the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with this Section 6.2(a).

11

(b)	Notice.

Each Transferor must deliver a notice (the “Proposed Transfer Notice”) to the Company and the Eligible Holders not later than forty-five (45) days prior to the proposed closing date of such Proposed Transfer as set forth in the Proposed Transfer Notice. Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer, amount of Shares proposed to be transferred, the proposed closing date of such Proposed Transfer and the identity of the Prospective Transferee.

(c)	To exercise its respective Right of First Refusal, an Eligible Holder must deliver a notice (an “Exercise Notice”) to the Transferor and the Company within ten (10) days (the “Investor Notice Period”) after receipt of the Proposed Transfer Notice. Such right shall at all times be exercised in accordance with the provisions of the Companies Act and any other applicable Laws. Failure by an Eligible Holder to give notice within the Investor Notice Period shall be deemed to constitute a decision by the Investor not to exercise its Right of First Refusal.

(d)	Undersubscription of Transfer Shares.

If any Eligible Holder does not elect to exercise its Right of First Refusal in full pursuant to Section 6.2(a) by the end of the Investor Notice Period, then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Undersubscription Notice”) to those Eligible Holders who fully exercised their Right of First Refusal pursuant to Section 6.2(a) within the Investor Notice Period (the “Exercising Eligible Holders”). Each Exercising Eligible Holders shall have an additional option to purchase all or any part of such unsubscribed Transfer Shares (the “Unsubscribed Shares”) on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Eligible Holder must deliver a written notice to the Transferor and the Company within ten (10) days after the receipt of the Undersubscription Notice. In the event two or more Exercising Eligible Holders choose to exercise the last-mentioned option for a total number of Shares in excess of the Unsubscribed Shares, the Unsubscribed Shares shall be allocated to the Exercising Eligible Holders pro rata based on the number of Shares such Exercising Eligible Holders have elected to purchase. If all Transfer Shares are purchased in full by the Exercising Eligible Holders, the Company shall immediately notify all of the Eligible Holders of that fact.

12

(e)	Consideration; Closing.

If the consideration proposed to be paid for the Transfer Shares is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Board. If any Eligible Holder cannot, for any reason, pay for the Transfer Shares, in the same form of non-cash consideration, such Eligible Holder may pay the cash value equivalent thereof, as determined by the Board. The closing of the purchase of the Transfer Shares by the Eligible Holder shall take place, and all payments from the Eligible Holders shall have been delivered to the Transferor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended closing date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

6.3	Right of Co-Sale.

(a)	If any Transfer Shares subject to a Proposed Transfer are not purchased pursuant to Section 6.2 above (the “Co-Sale Eligible Shares”), each Eligible Holder who has not exercised its rights under Section 6.2 (each, a “Co-Sale Eligible Holder”) may elect to exercise its right of co-sale (a “Right of Co-Sale”) and participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the Proposed Transfer Notice. To exercise its Right of Co-Sale, the Co-Sale Eligible Holder must give the Transferor and the Company written notice to that effect within fifteen (15) calendar days (the “Co-Sale Period”) after receiving the Proposed Transfer Notice as provided in Section 6.2(b), and upon giving such notice the Co-Sale Eligible Holder shall be deemed to have effectively exercised its respective Right of Co-Sale.

(b)	Each Co-Sale Eligible Holder, by timely exercising its Right of Co-Sale (each Co-Sale Eligible Holder exercising its Right of Co-Sale, an “Exercising Co-Sale Holder”), may include in the Proposed Transfer all or any part of its Shares not to exceed the product obtained by multiplying (i) the aggregate number of Co-Sale Eligible Shares by (ii) a fraction, the numerator of which is the number of Shares owned by such Exercising Co-Sale Holder immediately before consummation of the Proposed Transfer and the denominator of which is the total number of Shares owned by the Transferor and all Exercising Co-Sale Holders immediately prior to the consummation of the Proposed Transfer. To the extent that one or more of the Co-Sale Eligible Holders exercises such right of participation in accordance with the terms and conditions set forth herein, the number of Co-Sale Eligible Shares that the Transferor may sell in the Proposed Transfer shall be correspondingly reduced.

13

(c)	The sale of the Co-Sale Eligible Shares and remaining Transfer Shares shall occur within twenty-five (25) calendar days from the beginning of the Co–Sale Period (the “Co-Sale Closing”). An Exercising Co-Sale Holder shall effect its participation in the Proposed Transfer by delivering to the Transferor at the Co-Sale Closing one or more share certificate(s) together with other necessary documents required by the registered agent of the Company for a share transfer to the Prospective Transferee, which share certificate(s) shall represent:

(i)	the number of Ordinary Shares that such Exercising Co-Sale Holder elect to include in the Proposed Transfer; or

(ii)	the number of the Preferred Shares that are at such time convertible into the number of Ordinary Shares that such Exercising Co-Sale Holder elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Shares in lieu of Ordinary Shares, such Exercising Co-Sale Holder shall first convert the Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d)	The terms and conditions of any sale pursuant to this Section 6.3 will be contained in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.

(e)	The securities to be sold by the Transferor and the Exercising Co-Sale Holders pursuant to this Section 6.3 will be transferred to the Prospective Transferee against payment therefor pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement set forth in Section 6.3(d), and the Transferor shall remit to each Exercising Co-Sale Holders of the sale proceeds to which such Exercising Co-Sale Holders is entitled by reason of its participation in such sale. If any Prospective Transferee refuses to purchase securities subject to the Right of Co-Sale from any Exercising Co-Sale Holder, no Transferor may sell any Transfer Shares to such Prospective Transferee unless and until, simultaneously with such sale, such Transferor purchases all securities subject to the Right of Co-Sale from such Exercising Co-Sale Holders.

(f)	For avoidance of doubt, the Right of Co–Sale shall not apply with respect to Transfer Shares sold or to be sold to the Eligible Holders under the Right of First Refusal in Section 6.2.

6.4	Proposed Transfer—Compliance Period.

If any Proposed Transfer is not consummated within seventy-five (75) days after receipt of the Proposed Transfer Notice by the Company and the Eligible Holders, the Transferor proposing to make a Proposed Transfer may not sell any Transfer Shares unless such Transferor complies in full with each provision of this Section 6. The exercise or election not to exercise any right by the Investors hereunder shall not adversely affect its right to participate in any other sales of Transfer Shares subject to this Section 6.

14

6.5	Effect of Failure to Comply.

(a)	Any Proposed Transfer not made in compliance with the requirements of this Agreement (including without limitation this Section 6) shall be null and void ab initio, shall not be recorded on the books or register of the Company or its transfer agent and shall not be recognized by the Company. Each Party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate. Therefore, the Parties hereto unconditionally and irrevocably agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).

(b)	If any Founder becomes obligated to sell any Shares to the Company under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Founder the purchase price for such Shares as is herein specified and cancel on its books or registers the certificate or certificates representing the Shares to be sold.

(c)	If any Founder purports to sell any Shares in contravention of the Right of Co-Sale (a “Prohibited Transfer”), the Investors, in addition to such remedies as may be available by law, in equity or hereunder, is entitled to require such Transferor to purchase Shares from the Investors, as provided below, and such Transferor will be bound by the terms of such option. If a Transferor makes a Prohibited Transfer, the Investors, upon timely exercise of their Right of Co-Sale under Section 6.3, may require such Transferor to purchase from the Investors the type and number of Shares that the Investors would have been entitled to sell to the Prospective Transferee under Section 6.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 6.3. The sale will be made on the same terms and subject to the same conditions as would have applied had the Transferor not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investors learn of the Prohibited Transfer, as opposed to the timeframe prescribed in Section 6.3. Such Transferor shall also reimburse the Investors for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investors’ rights under Section 6.3.

6.6	Exempt Transfers.

Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 6.1(b), Section 6.2 and Section 6.3 shall not apply: (i) to a repurchase of Shares from a Transferor by the Company at a price no greater than that originally paid by such Transferor for such Shares and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (ii) in the case of a Transferor that is a natural person, upon a transfer of Shares by such Transferor, either during his or her lifetime or on death by will or intestacy, to his or her Immediate Family Members or any other relatives approved by the Board of the Company, or any custodian or trustee for the account of a Transferor or a Transferor’s Immediate Family Members, (iii) the sale of any Shares to the public in a Qualified IPO or in connection with a Sale of the Company, or (iv) subject to Section 7.3(b)(i), any transfer of Shares by an Investor to its Affiliate.

15

6.7	Transfer upon Early Termination of Employment

Each Founder hereby confirms and agrees that, in the event such Founder’s employment or consulting relationship with the Company is terminated before April 17, 2015, such Founder shall forfeit 50% of his beneficial equity interest in the Company by transferring 50% of the Ordinary Shares held by the Founder Holdco which is legally and beneficially owned by such Founder to the Company at a price of USD0.0001 per share or such lowest price permitted under applicable Law. In the event such Founder’s employment or consulting relationship with the Company is terminated after April 17, 2015 but before April 17, 2016, such Founder shall forfeit25% of his beneficial equity interest in the Company by transferring 25% of the Ordinary Shares held the Founder Holdco legally and beneficially owned by such Founder to the Company for a price of USD0.0001 per share or such lowest price permitted under applicable Law. For purpose of this Section 6.7, the calculation of number of Ordinary Shares to be transferred pursuant to this Section 6.7 shall be based on the aggregate number of Ordinary Shares held by each Founder Holdco immediately after the Closing. Nothing in this Section 6.7 shall be deemed to limit any rights or remedies available to the Company or any of the Investors in connection with any employment, consulting, service or other agreement entered into by a Founder or Founder Holdco.

6.8	Term.

The provisions of this Section 6 (other than Section 6.7) shall terminate upon the earlier of (i) the consummation of a Qualified IPO and (ii) the occurrence of a Liquidation Event.

7.	ADDITIONAL COVENANTS.

7.1	Share Incentive Plan.

Unless approved by the Board, all officers, directors, employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company under the share incentive option plan adopted by the Company’s shareholders on November 1, 2012, as amended and restated on October 9, 2013 (the “Share Plan”) under which the Company may reserve not more than 44,758,220 Ordinary Shares (the “Plan Share Limit”) for issuance to its officers, directors, employees and consultants shall be required to execute share purchase or option agreements providing for (i) vesting of shares over not less than a four-year period with the first twenty five percent (25%) of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a one-hundred eighty (180) day lockup period in connection with the Company’s Qualified IPO. The Company shall retain a “right of first refusal” on employee transfers until the Company’s Qualified IPO and the right to repurchase unvested shares at cost.

16

Without the approval of the holders representing at least eighty-five percent (85%) of the then outstanding Preferred Shares (voting together as a single class on an as-converted basis), the Company shall not (i) grant any option or other equity-based awards to any person with the underlying Shares representing 0.5% or more of the total share capital of the Company on a single basis, (ii) grant any option or other equity-based awards to any person with the underlying Shares representing 1% or more of the total share capital of the Company on a cumulative basis; or (iii) grant any option or other equity-based awards to any person that is not in standard terms of the employee share option plans with respect to the vesting schedule, the exercise price or any other aspects. Notwithstanding anything contained herein to the contrary, without the approval of each of the Investors, the Company shall not (i) increase the Plan Share Limit or (ii) approve any new equity-based compensation plan or any bonus or incentive plan.

Schedule 4 sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares (if any), vesting schedule and repurchase price; (ii) Ordinary Shares reserved for issuance under the Share Plan; (iii) each series of Preferred Shares; and (iv) warrants or stock purchase rights, if any.

7.2	Publicity. Without the prior written consent of AIL, each of the Group Companies, each of the holders of Ordinary Shares, and each Investor (other than AIL) shall not, and each foregoing Person shall cause any of its Affiliates to not, (i) use in advertising, publicity, announcements, or otherwise, the name of AIL or any Affiliate of AIL, including without limitation,
“ ” (Chinese equivalent for “Alibaba”), “ ”(Chinese equivalent for “Taobao”), “ ” (Chinese equivalent for “Ali”), “ ” (Chinese brand for “AliExpress”), “ ” (Chinese equivalent for “Tao”), “ ” (Chinese equivalent for “Tmall”), “ ” (Chinese equivalent for “eTao”), “ ” (Chinese equivalent for “Juhuasuan”), “ ” (Chinese equivalent for “Alimama ” ), “ ” (Chinese equivalent for “Aliyun”), “ OS” (Chinese equivalent for “YunOS”), “ ” (Chinese brand for “HiChina”), “ ” (Chinese equivalent for “Koubei’), “ ” (Chinese equivalent for “Xiami”), “ ” (Chinese brand for “Alipay”), “ ” (Chinese equivalent for “Xiao Wei Jin Fu”), “1688”, “ ” (Chinese equivalent for “ Laiwang ” ), “Alibaba ” , Taobao ” , “ Ali ” , “AliExpress”, “Tao”, “Tmall”, “eTao”, “Juhuasuan”, “Alimama”, “Aliyun”, “YunOS”, “HiChina”, “Koubei”, “Xiami”, “Alipay”, “Xiao Wei Jin Fu”, “Laiwang”, the associated devices and logos of the above brands (including the smiling face device of Alibaba Group, cow device of Alibaba.com, ant device of Taobao, Tao doll device of Taobao, cat device of Tmall, Juxiaomeng device of Juhuasuan, lion device of Alipay and Zhixiaobao device of Alipay), or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by AIL or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by any Group Company has been approved or endorsed by AIL or any of its Affiliates. Without the prior written consent of GIC Special Investments Pte Ltd., each of the Group Companies, each of the holders of Ordinary Shares, and each Investor (other than SC China Growth III Co-Investment 2014-A, L.P.) shall not, and each foregoing Person shall cause any of its Affiliates to not, (i) use in advertising, publicity, announcements, or otherwise, the name of GIC Private Limited (or any Affiliate thereof), including without limitation, “GIC”, “GIC Special Investments”, “GIC Private”, “SC China Growth III Co-Investment 2014-A, L.P.” or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned or used by GIC Private Ltd. or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or services provided by any Group Company has been approved or endorsed by GIC Private Ltd. or any of its Affiliates. The rights and obligations of each Group Company and each Shareholder under this Section 7.2 shall survive the termination of this Agreement.

17

7.3	Protective Provisions.

(a)	In addition to any other vote or consent required elsewhere in the Articles or by any applicable statute, each Group Company shall not, and each holder of Ordinary Shares shall procure that each Group Company does not, directly or indirectly, (1) without the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (excluding Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), which approval shall not be unreasonably withheld, take any of the actions under the subsections (i), (ii), (iii), (iv), (v), (xi), (xiv), (xv), (xvii), (xix) and (xx) below; and (2) without the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (including Preferred Shares held by AIL, and voting together as a single class on an as-converted basis), which approval shall not be unreasonably withheld, take any of the actions under the subsections (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xvi) and (xviii) below:

(i)	cease to conduct or substantially change the business of the Company and/or any Group Company, as such business is normally conducted, or deviate from the business plan previously approved by the Board of Director of the Company;

(ii)	sell or dispose of the whole or substantial part of the undertaking goodwill or the assets of the Company and/or any Group Company;

(iii)	increase, reduce or cancel the authorized or issued share capital of the Company and/or any Group Company or issue, allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any share warrants or grant or issue any options rights or warrants, which may require the issue of shares in the future or do any act which has the effect of diluting or reducing the effective shareholding of any Investor in the Company (with the exception of any shares issued upon conversion of the Preferred Shares);

(iv)	make any distribution of profits amongst the shareholders by way of dividend, (interim and final) capitalization of reserves or otherwise;

(v)	appoint or settle the terms of appointment of the chief executive officer (except for appointing Tang Yan as the chief executive officer of the Company and/or any Group Company), the chief operative officer and the chief technology officer of the Company and/or any Group Company;

(vi)	approve or amend the employee share option plans or approve any new equity-based compensation plan or any bonus or incentive plan;

(vii)	select or change the external auditor, or make any material changes to the accounting policies or change the financial year of the Group Companies;

(viii)	invest in or acquire any other Person, or any assets, business, business organization or division of any other Person in an amount in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, or form any new subsidiary of any Group Company;

18

(ix)	create, incur or authorize the creation of any debt (including without limitation the issuance of any debt securities) if the Group’s aggregate indebtedness would exceed US$1,000,000, or guarantee any indebtedness, except for trade accounts of the Group Companies arising in the ordinary course of business;

(x)	create any liens over assets to serve any indebtedness otherwise permitted or previously approved pursuant to paragraph (ix) above;

(xi)	make any loan or advance in an amount in excess of US$500,000 other than trade credit given in the ordinary course of business, except to wholly-owned subsidiaries of the Company;

(xii)	sell, transfer, license out (other than non-exclusive license granted in the ordinary course of business), pledge or encumber technology or intellectual property;

(xiii)	purchase any real property;

(xiv)	pass any resolution for the winding up of the Company and /or any Group Company or undertake any merger, reconstruction or liquidation exercise concerning the Company and/or any Group Company or apply for the appointment of a receiver, manager or judicial manager or like officer;

(xv)	make any alteration or amendment to the memorandum and articles of association of the Company or any of the Group Companies (provided however that with respect to the memorandum and articles of association of the Domestic Company, only the alteration or amendment related to the items listed in this Section 7.3(a) shall require the approval of the Investors in accordance with this Section 7.3(a));

(xvi)	approve, extend or amend any transaction or agreement which is in an amount in excess of US$1,000,000 in a single transaction, or US$3,000,000 in a series of related transactions, with a Shareholder, director, officer, employee or Affiliate of any Group Company or any relative thereof, except pursuant to the Company’s employee share option plans, provided however that, any connected transaction or agreement which is not in an amount in excess of US$1,000,000 shall be fully disclosed to the Investors and shall be arm’s length transaction;

(xvii)	make any equity investments in any other companies in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, or the establishment of any brands for companies other than the Group Companies;

19

(xviii)	enter into any joint venture or partnership of which the total investment amount is in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of related transactions, other than any strategic alliance not involving any equity or equity-related investment;

(xix)	dispose or dilute the Company’s interest, directly or indirectly, in any of the Group Company including but not limited to by way of amending or terminating the Restated Control Documents;

(xx)	approve any transfer of shares in the Company or any of the Group Company; or

(xxi)	authorize, agree or undertake to do any of the foregoing.

Actions under subsection (xxi) shall require the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (including Preferred Shares held by AIL, and voting together as a single class on an as-converted basis) if the subject matter is related to the matters listed in subsections (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xvi) and (xviii), otherwise, actions under the subsection (xxi) shall require the approval of the holders holding at least eighty-five percent (85%) of the then outstanding Preferred Shares (excluding Preferred Shares held by AIL, and voting together as a single class on an as-converted basis).

(b)	In addition to any other vote or consent required elsewhere in the Articles or by any applicable statute, each Group Company shall not, and the Company shall procure that each Group Company does not, directly or indirectly, without AIL’s approval, take any of the following actions:

(i)	Issue, sell, transfer or otherwise dispose of, directly or indirectly, any equity securities, security convertible into or exercisable for any equity securities, assets or good will of any Group Company to, or merge, amalgamate or consolidate any Group Company with or into Tencent Holdings Limited, or any Person controlled by Tencent Holdings Limited (the “Tencent Group”) (notwithstanding any provision to the contrary in the opening paragraph of this Section, AIL has the absolute right to withhold its approval of the actions set forth in this subsection (i) for any reason whatsoever; it being understood that, solely for purposes of this Section 7.3(b)(i), “control” refers to management rights, ownership of more than 50% of equity or voting rights.

(ii)	Notwithstanding the foregoing, in the event that Tencent Group enters into a written term sheet or other similar document (the “Tencent Offer”) with the Company through bona fide negotiations for a Sale of the Company, pursuant to which, the Company has received a non-refundable deposit (unless to be otherwise refunded in the form of the Tencent Indemnification under the second paragraph of this Section) in an amount of no less than 2.5% of the total consideration of the transaction under the Tencent Offer (the “Tencent Deposit”), the Company shall deliver a written notice to AIL, describing material terms of Tencent Offer, with a copy of the executed Tencent Offer (the “Sale Notice”) and bank statement or other evidence on receipt of the Tencent Deposit (the “Evidence of Receipt”). AIL shall have the right of first refusal to purchase all such equity interests, securities or assets proposed to be purchased by Tencent Group on the same terms and conditions set forth in the Tencent Offer (the “AIL Option”), by paying a deposit in the same amount as the Tencent Deposit to the Company within twenty-five (25) calendar days after its receipt of the Sale Notice and the Evidence of Receipt (the “AIL Notice Period”), provided that the Company shall have first entered into a written term sheet or other similar document with AIL (the “AIL Offer”).

20

If AIL decides to exercise the AIL Option, all the commercially reasonable indemnification, penalty and other similar payment payable by the Company and the shareholders of the Company (if the shareholders are parties to the Tencent Offer) to Tencent Group under the Tencent Offer for not completing the transaction contemplated thereunder (the “Tencent Indemnification”), the total amount of which shall be no more than the Tencent Deposit plus its accrued interests during the AIL Notice Period, if any, calculated using the then effective base demand deposit interest rate published by the People’s Bank of China, shall be borne by the Company.

If AIL decides to exercise the AIL Option, but the transaction is not completed solely due to AIL’s failure to comply with the AIL Offer or the terms and conditions set forth in the definitive transaction agreements between AIL and the Company (the “AIL Purchase Agreement”), the Company shall not refund the deposit paid by AIL. If the transaction is not completed due to reasons other than AIL’s failure to comply with the AIL Offer or the terms and conditions set forth in the AIL Purchase Agreement, the Company shall refund the deposit paid by AIL, plus its accrued interests calculated using the then effective base demand deposit interest rate published by the People’s Bank of China.

If AIL decides not to exercise the AIL Option, or fails to pay the deposit to the Company pursuant to the AIL Offer within the AIL Notice Period, the Company can proceed with the transaction with Tencent Group upon terms and conditions not more favorable than those set forth in the Sale Notice. If the Company does not enter into any definitive transaction agreement with Tencent Group within the sixty (60) calendar days following the expiration of the AIL Notice Period, or if such agreement is not consummated within ninety (90) calendar days of the execution thereof, AIL’s right of first refusal provided under this Section 7.3(b) shall be deemed to be revived and the Company shall re-deliver a Sale Notice to AIL in accordance with this Section 7.3(b).

21

(c)	For the avoidance of doubt, the Shareholders agree that without the prior written consent of each holder of the Series B Preferred Shares, the Series C Preferred Shares or the Series D Preferred Shares, as applicable, no Shareholder shall pass resolutions or otherwise take actions to amend, alter or repeal rights, privileges and obligations of the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares, as applicable, or any holder of the Series B Preferred Shares, Series C Preferred Shares or Series D Preferred Shares hereunder, it being understood that rounds of investors further to the current Series A, B, C and D are not deemed to constitute the above amendment, alteration or repeal.

(d)	The Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

7.4	Meetings of the Board.

Unless otherwise determined by the vote of a majority of the directors then in office, the Board shall meet at least quarterly in accordance with an agreed upon schedule.

7.5	Successor Indemnification.

In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s Articles or elsewhere, as the case may be.

7.6	Business Principles.

The Company agrees and undertakes to the Investors that the business of the Company will be designed and carried on in accordance with the following business principles (collectively, the “Business Principles”), namely, in a way that:

(a)	provides safe and healthy working conditions for its employees and contractors;

(b)	encourages the efficient use of natural resources and promotes the protection of the environment;

22

(c)	treats all employees fairly in terms of recruitment, progression, remuneration and conditions of work, irrespective of gender, race, color, language, disability, political opinion, age, religion, or national/social origin;

(d)	allows consultative work-place structures and associations that provide employees with an opportunity to present their views to management;

(e)	takes account of the impact of its operations on the local community and seeks to ensure that potentially harmful occupational health and safety, environmental and social effects are properly assessed, addressed and monitored;

(f)	upholds high standards of business integrity and honesty, and operates in accordance with local Laws and international good practice (including those intended to fight extortion, bribery and financial crime);

(g)	implements a social and environmental management system that enables effective identification, management and monitoring of any risks and provides a framework for action; and

(h)	provides for the reporting of the Company’s compliances with the Business Principles in an annual report by the Company to its Board in a manner that allows a reader to make an informed assessment of the business of the Company and, to the extent relevant, its Subsidiary undertakings as against the requirements of the Business Principles.

7.7	Amendment to Restated Control Documents.

In the event that any provision under the Restated Control Documents (as defined in the Purchase Agreement) is ruled by any relevant Governmental Authority as invalid or unenforceable under the Laws of the PRC, the Founders and the Group Companies shall, subject to the Laws of the PRC, use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such documents and instruments and to do, or cause to be done, all things necessary, proper or advisable to ensure that substantially all of the income generated by the Domestic Company is consolidated into the WFOE.

7.8	Option to Purchase the Domestic Company.

The Company shall maintain an option, exercisable by the Company or any other entity designated by it at any time after the Closing, to purchase one hundred percent (100%) of the shares or ownership of the Domestic Company, for the lowest price that is in compliance with PRC Law. The shareholders of each of the Group Companies shall return any proceeds from the Company’s exercise of this option to the Company.

7.9	Employee Agreements.

The Company shall cause (i) all the Key Employees employed by it or any Group Company (or engaged by the Company or any Group Company as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a non-disclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a two (2) year non-competition and non-solicitation agreement.

23

7.10	Bank Account Signatory.

All accounts holding cash of the Company, the HK Co and capital account ( ) of the WFOE shall be established such that any disbursement in excess of US$3,000,000 shall require the signature of a representative designated by Matrix.

7.11	Qualified IPO.

The Company and Founders undertake to use their best efforts to, within 48 months from the date of Closing (as defined in the Purchase Agreement) to complete a Qualified IPO.

7.12	Termination of Covenants.

The covenants set forth in this Section 7 (other than Section 7.7) shall terminate and be of no further force or effect upon (a) the consummation of a Qualified IPO, or (b) upon the consummation of a Liquidation Event, whichever event shall first occur.

8.	MISCELLANEOUS.

8.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

8.2	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3	Headings and Subheadings.

The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.4	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address, or to such email address, facsimile number or address as set forth on Schedule 3 hereto or as subsequently modified by written notice given in accordance with this Section 8.4.

24

8.5	Costs of Enforcement.

If any Party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing Party shall pay all costs and expenses incurred by the prevailing Party, including, without limitation, all reasonable legal advisor’s fees.

8.6	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the Majority Ordinary Holders, and (iii) each of the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then Outstanding, each future holder of all such Registrable Securities, and the Company. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any Party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 8.6 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8.7	Severability.

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.8	Aggregation of Shares.

All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

8.9	Entire Agreement.

This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled. Without limiting the generality of the foregoing, this Agreement supersedes, in its entirety, the Prior Shareholders’ Agreement, which shall be null and void and have no further force or effect whatsoever as of the date of this Agreement. The Parties hereto hereby irrevocably waive any and all rights that they may have against any other party under the Prior Shareholders’ Agreement.

25

8.10	Transfers, Successors and Assigns.

(a)	The terms and conditions of this Agreement shall insure to the benefit of and be binding upon the respective successors and assigns of the Parties.

(b)	Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Assumption Agreement substantially in the form attached hereto as Exhibit C. Upon the execution and delivery of an Assumption Agreement by any transferee, such transferee shall be deemed to be a Party hereto as if such transferee’s signature appeared on the signature pages of this Agreement. By execution of this Agreement or of any Assumption Agreement, each of the Parties appoints the Company as its attorney in fact for the purpose of executing any Assumption Agreement that may be required to be delivered under the terms of this Agreement. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 8.10. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 8.11.

(c)	Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.11	Legend.

(a)	Each certificate representing Shares of the Founder Holdcos issued by the Company shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS’ AGREEMENT BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b)	Each Founder Holdco agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 8.11(a) above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the Holder.

26

8.12	Dispute Resolution.

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(b)	The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c)	The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.12, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.12 shall prevail.

(d)	The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(e)	Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f)	The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g)	Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

27

8.13	Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.14	Conflict with Articles of Association.

In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Company’s Articles or other constitutional documents, the terms of this Agreement shall prevail as between the shareholders of the Company only. The Investors and the Founder Parties shall, notwithstanding the conflict or inconsistency, act so as to effect the intent of this Agreement to the greatest extent possible under the circumstances and shall promptly amend the conflicting constitutional documents to conform to this Agreement to the greatest extent possible.

[Remainder of Page Intentionally Left Blank]

28

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first above written.

COMPANY:	MOMO TECHNOLOGY COMPANY LIMITED

By:
	Name:	Yan Tang
	Title:	Director

HK CO:	MOMO TECHNOLOGY HK COMPANY LIMITED
( )

By:
	Name:	Yan Tang
	Title:	Director

DOMESTIC COMPANY:	BEIJING MOMO TECHNOLOGY CO., LTD.
( )

By:
	Name:	Yan Tang
	Title:	Legal Representative

Affix Seal:

WFOE:	BEIJING MOMO INFORMATION TECHNOLOGY CO., LTD.
( )

By:
	Name:	Yan Tang
	Title:	Legal Representative
Affix Seal:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

FOUNDER HOLDCOS:	GALLANT FUTURE HOLDINGS LIMITED

By:

Name:

Title:

JOYOUS HARVEST HOLDINGS LIMITED

By:

Name:

Title:

FIRST OPTIMAL HOLDINGS LIMITED

By:

Name:

Title:

FAST PROSPEROUS HOLDINGS LIMITED

By:

Name:

Title:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

FOUNDERS

By:
Name:	Yan Tang

By:
Name:	Yong Li

By:
Name:	Xiaoliang Lei

By:
Name:	Zhiwei Li

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	MATRIX PARTNERS CHINA II HONG KONG LIMITED

By:
Name:
Title:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	GOTHIC PARTNERS, L.P.

By:
Name: Paul J. Ferri
Title: General Partner

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	PJF ACORN I TRUST

By:
Name: Jessica Ferri
Title: Trustee

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	GANSETT PARTNERS, L.L.C

By:
Name:
Title:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	PH MOMO INVESTMENT LTD

By:
Name:
Title:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	TENZING HOLDING 2011 LTD.

By:
Name:
Title:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	ALIBABA INVESTMENT LIMITED

By:
Name: Zhang Hongping
Title:

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	DST TEAM FUND LIMITED

By:
Name: Sean Hogao
Title: Director

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:

FEINI ZHENG

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	SEQUOIA CAPITAL CHINA INVESTMENT HOLDCO II, LTD.
a Cayman Islands company

By:
Name: Kok Wai Yee
Title: Authorized Signatory

SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD.
a Cayman Islands company

By:
Name: Kok Wai Yee
Title: Authorized Signatory

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR:	SC CHINA GROWTH III CO-INVESTMENT 2014-A, L.P.
a Cayman Islands limited partnership

By: SC China Growth III Management, L.P. a Cayman Islands limited partnership its general partner

By: SC China Holding Limited a Cayman Islands company its general partner

By:
Name: Kok Wai Yee
Title: Authorized Signatory

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR	RICH MOON LIMITED

By:
Name: Huang Xin
Title: Director

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Shareholders’ Agreement as of the date first written above.

INVESTOR	TIGER GLOBAL EIGHT HOLDINGS

By:
Name: Moussa Taujoo
Title: Director

SIGNATURE PAGES TO THE SHAREHOLDERS’ AGREEMENT

SCHEDULE 1

LIST OF INVESTORS

Name	Number of Series A-1 Preferred Shares of the Company	Number of Series A-2 Preferred Shares of the Company	Number of Series A-3 Preferred Shares of the Company	Number of Series B Preferred Shares of the Company	Number of Series C Preferred Shares of the Company	Number of Series D Preferred Shares of the Company
Matrix Partners China II Hong Kong Limited	22,272,730	8,909,090	19,797,980	4,588,600	10,402,497	—
Gothic Partners, L.P.	—	—	—	—	800,192	—
PJF Acorn I Trust	—	—	—	—	800,192	—
Gansett Partners, L.L.C	—	—	—	—	1,600,384	—
PH momo investment Ltd.	—	—	—	—	4,801,153	—
Tenzing Holding 2011 Ltd.	—	—	—	—	1,600,384	—
Feini Zheng	7,298,857	—	—	—	—	—
Alibaba Investment Limited	—	—	—	60,859,813	8,001,920	—
DST Team Fund Limited	—	—	—	4,588,600	8,001,920	—
Sequoia Capital China Investment Holdco II, Ltd.	—	—	—	—	—	2,063,441
Sequoia Capital China GF Holdco III-A, Ltd.	—	—	—	—	—	11,348,923
SC China Growth III Co-Investment 2014-A, L.P.	—	—	—	—	—	5,158,602
Rich Moon Limited	—	—	—	—	—	18,570,966
Tiger Global Eight Holdings	—	—	—	—	—	6,551,424

SCHEDULE 1

SCHEDULE 2(A)

LIST OF FOUNDERS

Name	PRC Identification Number
Yan Tang	***
Yong Li	***
Xiaoliang Lei	***
Zhiwei Li	***

SCHEDULE 2(A)

LIST OF FOUNDER HOLDCOS

Name	Sole Shareholder
Gallant Future Holdings Limited	Yan Tang
Joyous Harvest Holdings Limited	Yong Li
First Optimal Holdings Limited	Xiaoliang Lei
Fast Prosperous Holdings Limited	Zhiwei Li

SCHEDULE 2

SCHEDULE 3

NOTICES

Group Companies and the Founder Parties Address: Level 8 Tower D, Vantone Center, No. 6 Chaoyangmen Outer Ave., Chaoyang District, Beijing, P. R. China 100020	Investors Matrix and Matrix Affiliates

Address:

Suite 08, 20th Floor, One International Finance Centre,

1 Harbour View Street, Central, Hong Kong

Attn: Matrix Partners HK Management Limited

Harry Man

Tel: (852) 3960 6592

Fax: (852) 3669 8008

Email:harry.man@matrixpartners.com.cn;

huadong.wang@matrixpartners.com.cn

Feini Zheng Address: Unit A, 8/F, Urban City Center 45 Nan Chang Road, Shanghai, China 200020

Alibaba Investment Limited

Address:

c/o Alibaba Group Services Limited

26/F, Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Attention: Mr. Tim Steinert

Tel: (852) 2215 5100

Fax: (852) 2215 5200

Email: tim.steinert@hk.alibaba-inc.com

DST Team Fund Limited Address: c/o Tulloch & Co 4 Hill Street London W1J 5NE United Kingdom

Sequoia Controlled Entities

Address:

Address:

Suite 2215, 22/F, Two Pacific Place, 88 Queensway

Hong Kong

Telephone: 852-2501-8971

Fax No.: 852-2501-5249

Email: wkok@sequoiacap.com

Contact Person: Kok Wai Yee

SCHEDULE 3

With a copy to: Wilson Sonsini Goodrich & Rosati, P.C. Unit 1001, 10/F Henley Building 5 Queen’s Road Central Hong Kong Fax No.: 852-3972-4999 Contact Person: Weiheng Chen

Rich Moon Limited Address: Room 3501, K. Wah Center, 1010 Huaihaizhong Road Shanghai, 200031, China Telephone: 8621-3127 0909 Fax No.: 8621-3127 1750 Contact Person: Huang Xin

Tiger Global Eight Holdings

Address:

Twenty Seven, Cybercity, Ebene, Mauritius

Attention: Moussa Taujoo

Facsimile: +230-467-4000

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin &

Hachigian, L.L.P

Address: Suite 2101, Building C

Yintai Center, #2 Jianguomenwai Ave

Beijing 100022 China

Attention: Steven Liu

Fax: + 8610-5680-3889

SCHEDULE 3

SCHEDULE 4

CAPITALIZATION TABLE

Shareholder	Common Shares	Preferred Shares Series A-1/A-2	Preferred Shares Series A-3	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D	Total Issued and Outstanding Shares	% (Issued and Outstanding Shares)	Options (Common Stock)	Fully Diluted Shares	% Fully Diluted Shares
Yan TANG	96,886,370	—	—	—	—	—	96,886,370	29.18%	—	96,886,370	25.71%
Yong LI	16,846,899	—	—	—	—	—	16,846,899	5.07%	—	16,846,899	4.47%
Xiaoliang LEI	9,587,116	—	—	—	—	—	9,587,116	2.89%	—	9,587,116	2.54%
Zhiwei LI	8,028,026	—	—	—	—	—	8,028,026	2.42%	—	8,028,026	2.13%
Matrix	—	31,181,820	19,797,980	4,588,600	10,402,497	—	65,970,897	19.87%	—	65,970,897	17.51%
Matrix Affiliates	—	—	—	—	9,602,305	—	9,602,305	2.89%	—	9,602,305	2.55%
Alibaba	—	—	—	60,859,813	8,001,920	—	68,861,733	20.74%	—	68,861,733	18.27%
DST	—	—	—	4,588,600	8,001,920	—	12,590,520	3.79%	—	12,590,520	3.34%
Sequoia Entity A	—	—	—	—	—	2,063,441	2,063,441	0.62%		2,063,441	0.55%
Sequoia Entity B	—	—	—	—	—	11,348,923	11,348,923	3.42%		11,348,923	3.01%
Sequoia Entity C	—	—	—	—	—	5,158,602	5,158,602	1.55%		5,158,602	1.37%
Yunfeng	—	—	—	—	—	18,570,966	18,570,966	5.59%		18,570,966	4.93%
Tiger						6,551,424	6,551,424	1.97%		6,551,424	1.74%
Option pool	—	—	—	—	—	—	—	0.00%	44,758,220		11.88%
Total	131,348,411	31,181,820	19,797,980	70,037,013	36,008,642	43,693,356	332,067,222	100.00%	44,758,220	376,825,442	100.00%

SCHEDULE 4

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, capitalized terms shall have the meanings set forth in this Exhibit A.

1.	The term “Additional Equity Securities” means any security issued by the Company after the Closing, including (i) the Ordinary Share; (ii) warrant, option and rights exercisable for Ordinary Shares or securities convertible into or exchangeable for Ordinary Share, including, without limitation, the Preferred Share; provided that the term “Additional Equity Securities” does not include (i) Employee Compensation Share (as defined in the Articles); (ii) securities issued upon conversion of the Preferred Shares; (iii) securities issued as a dividend or distribution on the Preferred Shares; (iv) securities issued in connection with any share split, share dividend, combination, recapitalization or other similar transaction of the Company; or (v) warrants or options to purchase securities granted to strategic partners of the Company in connection with mergers and acquisitions of other companies.

2.	The term “AIL” means Alibaba Investment Limited.

3.	The term “AIL Directors” has the meaning ascribed to such term in Section 5.1(a).

4.	The term “AIL Notice Period” has the meaning ascribed to such term in Section 7.3(b)(ii).

5.	The term “AIL Offer” has the meaning ascribed to such term in Section 7.3(b)(ii).

6.	The term “AIL Option” has the meaning ascribed to such term in Section 7.3(b)(ii).

7.	The term “AIL Purchase Agreement” has the meaning ascribed to such term in Section 7.3(b)(ii).

8.	The term “Affiliate” means, with respect to any individual, corporation, partnership, association, trust, or any other entity, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, limited partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

9.	The term “Agreement” has the meaning ascribed to such term in the Preamble to this Agreement.

10.	The term “Articles” means the Seventh Amended and Restated Memorandum of Association (the “Memorandum”) and the Seventh Amended and Restated Articles of Association of the Company, as amended from time to time.

EXHIBIT A

11.	The term “Board” or “Board of Director” means the Company’s Board of Directors.

12.	The term “Board Observer” has the meaning ascribed to such term in Section 5.1(f).

13.	The term “Budget” has the meaning ascribed to such term in Section 3.1(c).

14.	The term “Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Beijing, New York or Hong Kong are authorized or required to be closed for the conduct of regular banking business.

15.	The term “Business Principles” has the meaning ascribed to such term in Section 7.6.

16.	The term “CFC” has the meaning ascribed to such term in Section 3.3(c).

17.	The term “Closing” means the closing of the sale and purchase of certain Series D Preferred Shares in accordance with the Purchase Agreement.

18.	The term “Code” has the meaning ascribed to such term in Section 3.3(a).

19.	The term “Company” means Momo Technology Company Limited, a company duly incorporated with limited liability and validly existing under the Laws of the British Virgin Islands.

20.	The term “Companies Act” means the British Virgin Islands Business Companies Act, 2004.The term “Co-Sale Eligible Holder” has the meaning ascribed to such term in Section 6.3(a).

21.	The term “Co-Sale Eligible Shares” has the meaning ascribed to such term in Section 6.3(a).

22.	The term “Co-Sale Period” has the meaning ascribed to such term in Section 6.3(a).

23.	The term “Director” means a director on the Board.

24.	The term “Domestic Company” has the meaning ascribed to such term in the Preamble to this Agreement.

25.	The term “DST” means DST Team Fund Limited.

26.	The term “Eligible Holder” has the meaning ascribed to such term in Section 6.2(a).

27.	The term “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any comparable law of any other jurisdiction in which the Company’s Shares are subject to regulation.

28.	The term “Exercising Co-Sale Holder” has the meaning ascribed to such term in Section 6.3(b).

29.	The term “Exercising Eligible Holder” has the meaning ascribed to such term in Section 6.2(d).

EXHIBIT A

30.	The term “Exercise Notice” has the meaning ascribed to such term in Section 6.2(c).

31.	The term “Form F-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

32.	The term “Evidence of Receipt” has the meaning ascribed to such term in Section 7.3(b)(ii).

33.	The term “Fully-Exercising Holder” has the meaning ascribed to such term in Section 4.1(b).

34.	The term “Founder” or “Founders” means the Persons named on Schedule 2(A) hereto.

35.	The term “Founder Holdco” or “Founder Holdcos” means the Persons named on Schedule 2(B) hereto and the respective transferees of such Persons’ Shares pursuant to Section 6 hereof.

36.	The term “Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

37.	The term “Group Companies” means the Company, the WFOE, the Domestic Company, the HK Co, and any other direct or indirect Subsidiary of a Group Company collectively, and a Group Company means any one of them.

38.	The term “HK Co” has the meaning ascribed to such term in the Preamble to this Agreement.

39.	The term “HKIAC” has the meaning ascribed to such term in Section 8.12(b).

40.	The term “Holder” means any Person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under Exhibit B have been duly assigned in accordance with this Agreement.

41.	The term “Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

42.	The term “IFRS” means the International Financial Reporting Standards in effect from time to time.

43.	The term “Immediate Family Member” means a child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a person referred to herein.

EXHIBIT A

44.	The term “Initiating Holders” has the meaning ascribed to such term in Section 2.2(a) of Exhibit B.

45.	The term “Investor” or “Investors” means the persons named on Schedule 1 hereto.

46.	The term “Investor Notice Period” has the meaning ascribed to such term in Section 6.2(c).

47.	The term “IPO” means the Company’s first underwritten public offering of its Ordinary Shares and listing on an internationally-recognized securities exchange.

48.	The term “Key Employee” has the meaning set forth in the Purchase Agreement.

49.	The term “Liquidation Event” has the meaning ascribed to such term in Clause 9(b)(ii) of the Articles.

50.	The term “Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

51.	The term “Majority Ordinary Holders” shall mean the holders of at least fifty percent (50%) of the then outstanding ordinary shares.

52.	The term “Majority Preferred Holders” shall mean the holders of at least fifty percent (50%) of the then outstanding (i) Series A-1, A-2 and A-3 Preferred Shares, (ii) Series B Preferred Shares held by Matrix only, (iii) Series C Preferred Shares held by Matrix only, and (iv) Series D Preferred Shares, voting together as a single class, including any Ordinary Shares issued or issuable upon conversion of the foregoing.

53.	The term “Matrix” shall mean Matrix Partners China II Hong Kong Limited, Matrix Affiliates and its affiliated or successor funds, companies or entities.

54.	The term “Matrix Affiliates” means Gothic Partners, L.P., PJF Acorn I Trust, Gansett Partners, L.L.C, PH momo investment Ltd. and Tenzing Holding 2011 Ltd.

55.	The term “Matrix Directors” has the meaning ascribed to such term in Section 5.1(b).

56.	The term “Offer Notice” has the meaning ascribed to such term in Section 4.1(a).

57.	The term “Offered Securities” has the meaning ascribed to such term in Section 4.1.

58.	The term “Offerees” has the meaning ascribed to such term in Section 4.1.

59.	The term “Offered Securities” has the meaning ascribed to such term in Section 4.1.

60.	The term “on an as converted basis” shall mean assuming the conversion, exercise and exchange of all securities, directly or indirectly, convertible, exercisable or exchangeable into or for Ordinary Shares, including without limitation the Preferred Shares.

EXHIBIT A

61.	The term “Ordinary Shares” means ordinary shares of the Company, par value US$0.0001 per share.

62.	The term “Ordinary Share Directors” has the meaning ascribed to such term in Section 5.1(e).

63.	The term “Party” or “Parties” shall mean the parties to this Agreement, as set forth in the Preamble.

64.	The term “Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government.

65.	The term “PFIC” has the meaning ascribed to such term in Section 3.3(a).

66.	The term “PRC” means the People’s Republic of China, which for purposes of this Agreement excludes Hong Kong, the Macau Special Administrative Region and Taiwan.

67.	The term “Preferred Shares” means, collectively, the Series A-1 Preferred Shares of par value US$0.0001 per share of the Company, the Series A-2 Preferred Shares of par value US$0.0001 per share of the Company, the Series A-3 Preferred Shares of par value US$0.0001 per share of the Company, the Series B Preferred Shares of par value US$0.0001 per share of the Company, the Series C Preferred Shares of par value US$0.0001 per share of the Company and the Series D Preferred Shares of par value US$0.0001 per share of the Company.

68.	The term “Prior Shareholders’ Agreement” has the meaning ascribed to such term in the Recitals to this Agreement.

69.	The term “Prohibited Transfer” has the meaning ascribed to such term in Section 6.5(c).

70.	The term “Proposed Transfer” has the meaning ascribed to such term in Section 6.1(a).

71.	The term “Proposed Transfer Notice” has the meaning ascribed to such term in Section 6.2(b).

72.	The term “Prospective Transferee” has the meaning ascribed to such term in Section 6.2(a).

73.	The term “Purchase Agreement” has the meaning ascribed to such term in Recitals.

74.	The term “QEF Election” has the meaning ascribed to such term in Section 3.3(a).

75.	The term “Qualified IPO” means a firm commitment underwritten registered public offering by the Company of its Ordinary Shares on the NASDAQ National Market System in the United States or in Hong Kong or any other exchange in any other jurisdiction (on any combination of such exchanges and jurisdictions) acceptable to the Majority Preferred Holders with aggregate offering proceeds (before deduction of fees, commissions or expenses) to the Company and selling shareholders, if any, of not less than US$50,000,000 (or any cash proceeds of other currency of equivalent value).

EXHIBIT A

76.	The term “Refused Securities” has the meaning ascribed to such term in Section 4.1(c)

77.	The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act.

78.	The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any Preferred Shares, (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares, and (3) any other Ordinary Shares owned or hereafter acquired by the Investors excluding any Shares sold by a Person in a transaction in which rights under Exhibit B are not assigned in accordance with this Agreement and any Shares which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to SEC Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

79.	The term “Registrable Securities then Outstanding” means the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

80.	The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2, 3 and 4 of Exhibit B, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one (1) counsel for the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

81.	The term “Request Notice” has the meaning ascribed to such term in Section 2.1 of Exhibit B.

82.	The term “Right of Co-Sale” has the meaning ascribed to such term in Section 6.3(a).

83.	The term “Right of First Refusal” has the meaning ascribed to such term in Section 6.2(a).

84.	The term “Sale of the Company” has the meaning ascribed to such term in Section 5.4.

85.	The term “Sale Notice” has the meaning ascribed to such term in Section 7.3(b)(ii).

86.	The term “SEC” means the United States Securities and Exchange Commission, or comparable regulatory authority in any other jurisdiction having oversight over the trading of the Company’s Shares.

87.	The term “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

EXHIBIT A

88.	The term “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act (or comparable law in a jurisdiction other than the United States).

89.	The term “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable law in a jurisdiction other than the United States).

90.	The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2, 3 and 4 of Exhibit B.

91.	The term “Selling Shareholder” has the meaning ascribed to such term in Section 5.4(b).

92.	The term “Sequoia” means Sequoia Capital China Investment Holdco II, Ltd., Sequoia Capital China GF Holdco III-A, Ltd. and SC China Growth III Co-Investment 2014-A, L.P.

93.	The term “Sequoia Director” has the meaning ascribed to such term in Section 5.1(c).

94.	The term “Series A-1 Preferred Share” shall mean the Series A-1 Preferred Shares of the Company par value US$0.0001 each.

95.	The term “Series A-2 Preferred Shares” means Series A-2 Preferred Shares of the Company par value of US$0.0001 each.

96.	The term “Series A-3 Preferred Shares” means Series A-3 Preferred Shares of the Company par value of US$0.0001 each.

97.	The term “Series B Preferred Shares” means Series B Preferred Shares of the Company par value of US$0.0001 each.

98.	The term “Series C Preferred Shares” means Series C Preferred Shares of the Company par value of US$0.0001 each.

99.	The term “Series D Investors” means Sequoia and Yunfeng.

100.	The term “Series D Preferred Shares” means Series D Preferred Shares of the Company par value of US$0.0001 each.

101.	The term “Shareholder” shall mean each of the Founder Holdcos and the Investors.

102.	The term “Shares” means (i) Ordinary Shares (whether now outstanding or hereafter issued in any context), (ii) Ordinary Shares issued or issuable upon conversion of the Preferred Shares and (iii) Ordinary Shares issued or issuable upon exercise or conversion, as applicable, of share options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Founder, any Investor, or their respective successors or permitted transferees or assigns.

103.	The term “Share Plan” has the meaning ascribed to such term in Section 7.1

EXHIBIT A

104.	The term “Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person: (1) more than 50% of whose shares or other interests entitled to vote in the election of directors or (2) more than a fifty percent (50%) interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity, (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP or IFRS, or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies.

105.	The term “Tencent Deposit” has the meaning ascribed to such term in Section 7.3(b)(ii).

106.	The term “Tencent Group” has the meaning ascribed to such term in Section 7.3(b)(i).

107.	The term “Tencent Indemnification” has the meaning ascribed to such term in Section 7.3(b)(ii).

108.	The term “Tencent Offer” has the meaning ascribed to such term in Section 7.3(b)(ii).

109.	The term “Tiger” means Tiger Global Eight Holdings.

110.	The term “Transfer Shares” has the meaning ascribed to such term in Section 6.2(a)

111.	The term “Transferor” has the meaning ascribed to such term in Section 6.2(a).

112.	The term “Undersubscription Notice” has the meaning ascribed to such term in Section 6.2(d).

113.	The term “United States Person” means any person described in Section 7701(a)(30) of the Code.

114.	The term “Unsubscribed Shares” has the meaning ascribed to such term in Section 6.2(d)

115.	The term “US$” means the United States dollar, the lawful currency of the United States of America.

116.	The term “US GAAP” mean the generally accepted accounting principles in the United States of America.

117.	The term “U.S. Investor” means (A) any Investor that is a United States Person and (B) any Investor, one or more of the owners of which are, or controlled by, United States Persons.

118.	The term “Violation” has the meaning ascribed to such term in Section 8.1 of Exhibit B.

EXHIBIT A

119.	The term “WFOE” has the meaning ascribed to such term in the Preamble to this Agreement.

120.	The term “Yunfeng” means Rich Moon Limited.

121.	The term “Yunfeng Director” has the meaning ascribed to such term in Section 5.1(d).

EXHIBIT A

EXHIBIT B

REGISTRATION RIGHTS

1.	Applicability of Rights; Non-U.S. Registrations.

1.1	The Holders shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Company securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

1.2	For purposes of this Agreement and Exhibit B, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

2.	Demand Registration.

2.1	Request by Holders.

If the Company shall, at any time after the earlier of (i) the fourth anniversary after the Closing or (ii) following the taking effect of a registration statement for a Qualified IPO, receive a written request from the Holders of at least ten percent (10%) of the Registrable Securities then Outstanding that the Company file a registration statement under the Securities Act covering the registration of at least ten percent (10%) of the Registrable Securities pursuant to this Section 2, (or any lesser percentage if the anticipated gross receipts from the offering are to exceed US$1,000,000) then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2 or Section 4 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2(b) or 3.2(b).

EXHIBIT B

2.2	Underwriting.

(a)	If the Holders initiating the registration request under this Section 2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.

(b)	Notwithstanding any other provision of this Section 2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated (i) first, to the Investors on a pro rata basis according to the number of Registrable Securities then Outstanding held by the Investors requesting registration and (ii) then, to the other Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then Outstanding held by each such Holder requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty-five percent (25%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

2.3	Maximum Number of Demand Registrations.

The Company shall not be obligated to effect more than two (2) such registrations pursuant to this Section 2.

EXHIBIT B

2.4	Deferral.

Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2, a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than twice in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

3.	Piggyback Registrations.

3.1	The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2 or Section 3 of this Exhibit B or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2	Underwriting.

(a)	If a registration statement under which the Company gives notice under this Section 3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.

EXHIBIT B

(b)	Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Investors requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by the Investors, third, to the other Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder and fourth, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded, unless otherwise approved by the holders of a majority of the Registrable Securities. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

3.3	Not Demand Registration.

Registration pursuant to this Section 3 shall not be deemed to be a demand registration as described in Section 2 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.

4.	Form F-3 Registration.

In case the Company shall receive from any Holder or Holders of at least ten percent (10%) of all Registrable Securities then Outstanding a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

EXHIBIT B

4.1	Notice.

Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

4.2	Registration.

As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 4.1; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4:

(a)	if Form F-3 is not available for such offering by the Holders;

(b)	if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(c)	if the Company shall furnish to the Holders a certificate signed by the president or chief executive officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 4; provided that the Company shall not register any of its other shares during such sixty (60) day period.

(d)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.2 and 3.2; or

(e)	in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

4.3	Not a Demand Registration.

Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

EXHIBIT B

4.4	Underwriting.

If the Holders of Registrable Securities requesting registration under this Section 4 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.2 shall apply to such registration.

5.	Expenses.

All Registration Expenses incurred in connection with any registration pursuant to Sections 2, 3 or 4 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2, 3 or 4 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then Outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.

6.	Obligations of the Company.

Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

6.1	Registration Statement.

Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

EXHIBIT B

6.2	Amendments and Supplements.

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

6.3	Prospectuses.

Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

6.4	Blue Sky.

Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

6.5	Underwriting.

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.

6.6	Notification.

Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

6.7	Opinion and Comfort Letter.

Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (1) the effective date of the registration statement covering such Registrable Securities and (2) the closing date of the offering from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

EXHIBIT B

7.	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

8.	Indemnification.

In the event any Registrable Securities are included in a registration statement under Sections 2, 3 or 4:

8.1	By the Company.

To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(a)	any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(b)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(c)	any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any United States federal or state securities law in connection with the offering covered by such registration statement;

EXHIBIT B

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or any partner, officer, director, counsel, underwriter or controlling person of such Holder.

8.2	By Selling Holders.

To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall any indemnity under this Section 8.2 exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

EXHIBIT B

8.3	Notice.

Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnified party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

8.4	Contribution.

In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying Party and of the indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying Party or by the indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

EXHIBIT B

8.5	Survival.

The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.	No Registration Rights to Third Parties.

Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then Outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Exhibit B, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

10.	Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

10.1	Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

10.2	File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

10.3	So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

EXHIBIT B

11.	Market Stand-Off.

Each Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to Affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then outstanding share capital of the Company to execute prior to a Qualified IPO a market stand-off agreement containing substantially similar provisions as those contained in this Section 11.

EXHIBIT B

EXHIBIT C

FORM OF ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT is made the     day of             , by and between Momo Technology Company Limited (the “Company”); and <            > (the <“New Investor”><“New Shareholder”>).

The Company and the New Investor shall be referred to collectively as the Parties.

WHEREAS

(A)	As of [—], 2014, the Company, certain existing shareholders of the Company and certain other parties entered into a Third Amended and Restated Shareholders’ Agreement (the “Shareholders Agreement”), attached hereto as Exhibit A.

(B)	The <New Investor><New Shareholder> wishes to acquire an aggregate of <Ordinary Shares> <Preferred Shares> (as defined in the Shareholders Agreement) in the capital of the Company and in accordance with the Shareholders Agreement has agreed to enter into this Assumption Agreement (the “Assumption Agreement”).

(C)	The Company is entering into this Assumption Agreement on behalf of itself and as agent for all the existing Shareholders of the Company.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	INTERPRETATION

In this Assumption Agreement, except as the context may otherwise require, all words and expressions defined in the Shareholders Agreement shall have the same meanings when used herein.

2.	COVENANT

The <New Investor>< New Shareholder > hereby covenants to the Company as trustee for all other persons who are at present or who may hereafter become bound by the Shareholders Agreement, and to the Company itself, to adhere to and be bound by all the duties, burdens and obligations of an party holding <Ordinary Shares> <Preferred Shares> imposed pursuant to the provisions of the Shareholders Agreement and all documents expressed in writing to be supplemental or ancillary thereto as if the <New Investor>< New Shareholder > had been an original party to the Shareholders Agreement as a <New Investor>< New Shareholder > since the date thereof.

3.	ENFORCEABILITY

Each existing Investor, Founder and the Company shall be entitled to enforce the Shareholders Agreement against the <New Investor>< New Shareholder >, and the <New Investor>< New Shareholder > shall be entitled to all rights and benefits of a <New Investor>< New Shareholder > under the Shareholders Agreement in each case as if such <New Investor>< New Shareholder > had been an original party to the Shareholders Agreement since the date hereof.

4.	GOVERNING LAW

This Assumption Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflicts of law thereunder.

5.	COUNTERPARTS

This Assumption Agreement may be signed in any number of counterparts which together shall form one and the same agreement.

6.	FURTHER ASSURANCE

Each party agrees to take all such further action as may be reasonably necessary to give full effect to this Assumption Agreement on its terms and conditions.

7.	HEADINGS

The headings used in this Assumption Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Reminder of page intentionally left blank]

EXHIBIT C

IN WITNESS whereof the parties have executed and delivered this Assumption9 Agreement on the day and year first hereinbefore mentioned.

COMPANY:	MOMO TECHNOLOGY COMPANY LIMITED

By:
Name:
Capacity:
Address:
Fax:

<NEW INVESTOR:>	< >
< NEW SHAREHOLDER:>
By:
Name:
Title:

[SIGNATURE PAGE TO ASSUMPTION AGREEMENT]

EXHIBIT C

EXHIBIT D

DISCLOSURE SCHEDULE

Exhibit D

EXHIBIT E-1

FORM OF OPINION OF PRC COUNSEL

Exhibit E-1

To:

Momo Technology Company Limited

P.O. Box 957, Offshore Incorporations Centre,

Road Town, Tortola,

British Virgin Islands

Date:             , 2014

Re: Series D shares Financing of Momo Technology Company Limited

Dear Sirs,

We are lawyers qualified to practice the laws of the People’s Republic of China (the “PRC”, excluding Taiwan, Hong Kong and Macao Special Administrative Region for the purpose of these opinions only).

We have been requested by Momo Technology Company Limited (the “Company”), to provide these legal opinions with respect to the issue of series D Preferred Shares to Sequoia Capital China Investment Holdco II, Ltd., Sequoia Capital China GF Holdco III-A, Ltd., SC China Growth III Co-Investment 2014-A, L.P., Rich Moon Limited and Tiger Global Eight Holdings (collectively the “Investors”).

Save as expressly mentioned in these opinions, we did not make any independent search or investigation of the facts for the purpose of these opinions.

All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Series D Preferred Share Purchase Agreement (the “SPA”) dated April 23rd, 2014 entered into by and among the Company, the Investors, the Persons listed in Schedule I(A) attached to the SPA (each a “Founder” and collectively the “Founders”) , the entities listed in Schedule I(B) attached to the SPA (each a “Founder Holdco”, and collectively the “Founder Holdcos”) ; Momo Technology HK Company Limited ( , the “HK Co.”), Beijing Momo Technology Co., Ltd. ( , the “Domestic Company”), and Beijing Momo Information Technology Co., Ltd. ( , the “WFOE”, together with the Domestic Company and Chengdu Momo Technology Co., Ltd. ( , the “Chengdu Momo”), the “PRC Companies”, each a “PRC Company”). The following terms shall have the meanings set forth below:

(i).

“Control Documents” means the following contracts collectively: (a) the Exclusive Technology Consulting and Service Agreement by and between the WFOE and the Domestic Company dated April 18, 2012, (b) the Equity Pledge Agreement by and among the WFOE, the Founders, , and dated April 18, 2012, (c) the Share Option Agreements by and Between each of the Founders,

, respectively, and the WFOE dated April 18, 2012, (d) the Operation Agreement by and among the WFOE, the Domestic Company, the Founders, , dated April 18, 2012, and (e) the Powers of Attorney issued by each of the Founders, , and respectively of the Domestic Company to the WFOE dated April 18, 2012;

(ii).	“PRC Laws” means all laws, statutes, regulations, rules, orders, decrees, notices, circulars, judicial interpretations, and subordinate legislations of the PRC, publicly available, publicly promulgated and in force in the People’s Republic of China (not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) as of the date of this Legal Opinion;

(iii).	“Restated Control Documents” means the amended and restated the Control Documents in substantially the same form set forth in Exhibit I to the SPA;

(iv).	“SAFE” means the State Administration of Foreign Exchange of the PRC or its local branch;

(v).	“Circular 75” means SAFE’s Notice on Relevant Issues concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles issued on October 21, 2005 and its implementing rules, as amended;

1.	DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the following documents provided by the Domestic Company:

(i).	Copies of the Restated Control Documents;

(ii).	Copies of Control Documents;

(iii).	Copies of (A) the executed (1) SPA, (2) the Third Amended and Restated Shareholders Agreement entered into on April , 2014; (B) the Seventh Amended and Restated Memorandum of Association, and the Articles of Association; and (C) the Disclosure Schedule;

(iv).	Copies of incorporation documents in connection with the Domestic Company and the WFOE listed in Schedule A of this opinion and copies of other due diligence documents provided to us by the Company and the PRC Companies; and

(v).	The oversea investment foreign exchange registration forms for each of the Founders in connection with their equity interests in the Company as follows:

a.	The oversea investment foreign exchange registration form of Yan Tang, issued by Beijing Branch of SAFE, No.: GEZI(2011)628B3 on January 6, 2014,

b.	The oversea investment foreign exchange registration form of Yong Li, issued by Beijing Branch of SAFE, No.: GEZI(2011)629B3 on January 6, 2014,

c.	The oversea investment foreign exchange registration form of Xiaoliang Lei, issued by Beijing Branch of SAFE, No.: GEZI(2011)630B3 on January 6, 2014,

d.	The oversea investment foreign exchange registration form of Zhiwei Li, issued by Beijing Branch of SAFE, No.: GEZI(2011)631B3 on January 6, 2014;

(vi).	The documents listed in items (iii) above are herein collectively referred to as “Transaction Documents”; the Transaction Documents, together with the documents listed in items (i), (ii), (iv) and (v) above are herein collectively referred to as “Documents”.

2.	ASSUMPTIONS

In examination of the Documents and for the purposes of giving this opinion, we have assumed without further inquiry that:

(i).	The genuineness of all the signatures, seals and chops and the authenticity of all Documents provided to us as originals, the conformity with the originals of all Documents provided to us as copies and the authenticity of such originals;

(ii).	The Documents as presented to us remain in full force and effect after they were submitted for this opinion and have not been revoked, amended, carried or supplemented;

(iii).	The truthfulness, accuracy and completeness of all factual statements in the Documents;

(iv).	All the Documents expressed to be governed by laws other than the PRC laws are lawful, valid and enforceable under the laws of such jurisdictions; and

(v).	That, in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials have been provided to us are true, accurate, complete and not misleading, and that nothing has been withheld that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part.

3.	OPINIONS

Based on the above presumptions and subject to the Disclosure Schedule and the qualifications below, as the date hereof, we are of the following opinions:

Part One-the Domestic Company and the WFOE

(i).	The WFOE is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC Laws with limited liability. The Company, through the HK Co, legally and beneficially owns 100% of the equity interests in the WFOE. The equity interests of the WFOE are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in the WFOE. The WFOE was established on March 9, 2012 with a term of 30 years. The total amount of the investment of the WFOE is US$99,990,000 and the registered capital is US$40,300,000. The registered capital of the WFOE has been fully paid in accordance with its Articles of Association and the PRC Laws. The WFOE is an independent legal entity capable of entering into any contractual relationship binding on itself with any party, and has the power and authority to assume civil liability with respect to its assets.

(ii).	The articles of association, the business license and the approval certificate of the WFOE are in compliance with the requirements of applicable PRC Laws and are in full force and effect.

(iii).	Except that the WFOE shall file with competent governmental authority for the changes of registered capital and registered address to the extent applicable to relevant licenses, permits and registrations under Section 7.6 of the SPA, the WFOE has obtained all necessary licenses, authorizations, approvals, registrations, and permits in the PRC for the establishment and the maintenance of the enterprise legal person status.

(iv).	The Domestic Company is a legal person with limited liability duly incorporated and validly existing under the PRC Laws. The Domestic Company was established on July 7, 2011 with a term of 20 years. Its registered capital is RMB 1,111,100, which has been paid in full by its shareholders in accordance with Articles of Association and the PRC Laws. Yan Tang owns 72% of the equity interests, Yong Li owns 16% of the equity interests, Zhiwei Li owns 5.6% of the equity interests, and Xiaoliang Lei owns 6.4% of the equity interests in the Domestic Company. All of the equity interests of the Domestic Company is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right and was not issued in violation of preemptive or similar rights except for those set forth in the Restated Control Documents. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in the Domestic Company except for those set forth in the Restated Control Documents. Except that the Domestic Company shall file with competent governmental authority for the changes of registered address to the extent applicable to relevant licenses, permits and registrations under Section 7.6 of the SPA, all approvals as required by the PRC Laws for the Domestic Company’s establishment, existence, change of shareholding, capital increase and change of other material company particulars as of date hereof have been duly obtained and are in full force and effect. The Domestic Company is an independent legal entity capable of entering into any contractual relationship binding on itself with any party, and has the power and authority to assume civil liability with respect to its assets.

(v).	The articles of association and the business license of the Domestic Company are in compliance with the requirements of applicable PRC Laws and are in full force and effect.

(vi).	Chengdu Momo is a legal person with limited liability duly incorporated and validly existing under the PRC Laws. Chengdu Momo was established on May 9, 2013 and is wholly owned by the Domestic Company. Its registered capital is RMB 10,000,000, which has been paid in full by its shareholder in accordance with Articles of Association and the PRC Laws. All of the equity interests of Chengdu Momo are free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right. There are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any equity interest in Chengdu Momo. All approvals as required by the PRC Laws for Chengdu Momo’s establishment and existence as of date hereof have been duly obtained and are in full force and effect. Chengdu Momo is an independent legal entity capable of entering into any contractual relationship binding on itself with any party, and has the power and authority to assume civil liability with respect to its assets.

(vii).	The articles of association and the business license of Chengdu Momo are in compliance with the requirements of applicable PRC Laws and are in full force and effect.

(viii).	Each shareholder of each PRC Company has obtained all necessary Approvals from competent Governmental Authorities which are required under the PRC Laws to be obtained from Government Authorities for his, her or its ownership of the equity interests in such PRC Company.

(ix).	All registrations or records with and applications to the relevant PRC authorities in respect of Company Intellectual Property have been made, are valid, and in full force an effect. The Domestic Company possesses, or has the appropriate rights to use the Company Intellectual Property.

(x).	Except for the Internet Culture Operation License which will be applied for by the Domestic Company for its involvement in internet game operation business, each of the PRC Companies has obtained all necessary Approvals, has the power and authority and has satisfied all conditions and done all material things required by the PRC Laws in order for it to own, use, lease and operate its material assets and to conduct its existing business as it is currently conducted. Such Approvals are in full force and effect; no violation exists in respect of any such Approvals; and no such Approvals are subject to suspension, revocation or withdrawal. The lack of the Internet Culture Operation License does not materially affect or limit the normal business operations of the Domestic Company and the other PRC Companies.

(xi).

Each of the PRC Companies has completed and passed annual inspection for each of its Approval from Governmental Authorities, if required by the PRC Law. None of the PRC Companies has received notice of any legal or administrative proceedings relating to the revocation, suspension or modification of any Approvals, and to the best of our knowledge, no circumstances have arisen as of the date hereof such that any of such Approvals may be revoked, suspended, cancelled or withdrawn or (where relevant) cannot be renewed upon its expiration date.

(xii).	To the best of our knowledge, each of the PRC Companies has good and marketable title to all of its material properties and assets, free and clear of all liens and encumbrances, except such encumbrances as contemplated in the Restated Control Documents.

(xiii).	Each of the PRC Companies has legal and valid title to the intellectual properties which such PRC Company is disclosed as the right owner as set forth in the Disclosure Schedule (the “Owned Registered IPs”), and none of the Owned Registered IPs is subject to any lien, security interest, option, third party right or third party claim. All of the Owned Registered IP is owned by and registered solely in the name of the relevant PRC Companies. All of the intellectual property applications set forth in the Disclosure Schedule are solely applied for in the name of the relevant PRC Companies. To the best of our knowledge after due inquiry, (A) there are no rights of third parties to any of the Owned Registered IP; (B) there is no pending or threatened action, suit, proceeding or claim by others challenging the PRC Companies’ rights to, any Owned Registered IP; and (C) there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any of the PRC Companies’ Owned Registered IP.

(xiv).	Each of the PRC Companies holds valid leasehold interests in the respective real properties that it is currently using, and is in compliance in all material respects with such leases. The PRC Companies do not have the title to or ownership in any of the real properties that they use.

(xv).	The WFOE and the Key Employees have duly executed and delivered employment agreements, IP assignment, non-competition and confidentiality agreements (collectively, the “Employment Agreements”). Each Employment Agreement (i) is legal, binding and enforceable under the PRC Laws against each party thereto in accordance with its terms, and (ii) does not violate any PRC Laws, rule, regulation, or governmental policy and is binding upon any party there or to which any of the parties thereto is subject.

(xvi).	To the best of our knowledge, each of the PRC Companies is not in breach of or in default under, (i) any applicable PRC Laws, (ii) any Approval granted by any PRC Governmental Authority or its business license, (iii) its articles of association or other constitutional documents.

(xvii).	Each of the PRC Companies is capable of suing and being sued and can be the subject of any legal proceedings in PRC courts except and to the extent that the subject matter of any such suit or legal proceeding is required by an enforceable agreements to which such PRC Company is bound to be settled by arbitration.

(xviii).	Neither the PRC Company nor any Founder is entitled to any immunity on the ground of sovereignty from any action, suit or other legal proceedings or from enforcement, execution or attachment.

(xix).	To the best of our knowledge, there is no claim, litigation, arbitration, administrative proceedings or other legal process or threatened by or against the PRC Companies, or to which any of the property of any of them may be subject, before any court or governmental agency in the PRC. Each of the PRC Companies has not taken any action, passed any resolution, nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of their business licenses, operational permit or other governmental approvals.

Part Two-Transaction Documents

(i).	Each of the PRC Companies has full corporate power and authority to enter into, execute, deliver and perform the Transaction Documents to which it is a party. Each of the Founders and Founder Holdcos has the power and authority to enter into, execute, deliver and perform the Transaction Documents to which it is a party. The execution and delivery by the PRC Companies, of each of the Transaction Documents and the performance by the PRC Companies of their obligations therein have been duly authorized by all requisite corporate action on the part of the PRC Companies. The Transaction Documents executed and delivered by each PRC Company, Founder, and Founder Holdco that is a party thereto constitutes the legal, valid, binding and enforceable obligations of such PRC Company, Founder or Founder Holdco, as applicable, in accordance with the terms thereof.

(ii).	The execution, delivery and performance of and compliance with the terms of the Transaction Documents by each of the PRC Companies, the Founders and Founder Holdcos that is a party thereto and the consummation of the transactions contemplated therein are not in contravention of any Approvals or applicable PRC Laws, and did not and do not violate or conflict with, or constitute by itself or upon notice or passage of time, or both, a default under any Approvals, PRC Laws or any provision in the articles of association of any PRC Company or to the best of our knowledge, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC to which any of the PRC Companies, the Founders and Founder Holdcos, as the case may be, is a party or which is binding on any of the PRC Companies the Founders and Founder Holdcos or any of their assets.

(iii).	No approval of, or filing with, any governmental authority in the PRC is required for the validity of any of the Transaction Documents by the PRC Companies, the issuance of the Series A-1, Series A-2, Series A-3, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, the valid authorization, reservation, issuance and delivery of the Ordinary Shares upon conversion, or the consummation of the other transactions contemplated by the Transaction Documents.

(iv).	Except for the establishment of the Founder Holdcos, the Founders have duly registered with the Beijing SAFE, for the establishment of the overseas special purpose vehicles and for the round-trip investment in the PRC in connection with the Domestic Company for the shares they indirectly hold in the Company through their respective Founder Holdcos, as required under the Circular 75.

(v).	The WFOE is allowed to pay dividends to the HK Co. as its sole shareholder after the WFOE has paid up all its taxes, levies and charges and made statutorily required allocation to funds. The WFOE is allowed to convert the dividends from RMB into foreign currencies and to remit the dividends to its shareholder out of the PRC, so far as it complies with the procedures required under the PRC Laws relating to foreign exchange.

(vi).	The Restated Control Documents, individually or taken as a whole, are legal and in conformity with PRC Laws, and have been duly executed and delivered by the PRC Companies and the Founders to which each of them is a party, and such obligations constitute valid legal and binding obligations enforceable against each of them in accordance with the terms of each of the Restated Control Documents. The performance by each of the PRC Companies of its obligations under each of the Restated Control Documents to which it is a party does not conflict with the PRC Laws. All Approvals from the Governmental Authorities required under any PRC Laws in connection with the due execution and performance of each of the Restated Control Documents by each of the parties thereto have been obtained. None of the parties to the Control Documents has, to date, encountered any interference or encumbrance from any Governmental Authority in operating the business of the Domestic Company through the contractual arrangements under the Control Documents.

(vii).	The choice of the Laws of Hong Kong as the governing law of the SPA and the Shareholders Agreement is a valid choice of law and would be recognized and given effect to in any action brought before a court of competent jurisdiction in the PRC. The submission to arbitration administered by the Hong Kong International Arbitration Center in Hong Kong in accordance with terms of the Transaction Agreements dose not contravenes any PRC Laws. The courts of the PRC would recognize a final and conclusive arbitral award obtained in accordance with the SPA and the Shareholders Agreement against the parties thereto, and would enforce such award without re-examination or re-litigation of any matter which is the substantive subject of such award, provided that such recognition and enforcement will be conducted in accordance with the Mutual Enforcement of Arbitration Award between the Mainland China and Hong Kong promulgated by the PRC Supreme People’s Court.

(viii).	There is no material action, suit, government investigation, proceeding, claim or penalty pending or threatened in the PRC with respect to taxes payable by the PRC Companies or with respect to any tax return required to be filed by the PRC Companies.

4. FURTHER QUALIFICATIONS

This opinion expressed above is subject to the following additional qualifications:

(i).	These opinions are subject to the restriction of (A) any applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally (including without limitation, all laws relating to fraudulent transfers) and (B) any judicial or administrative actions affecting creditors’ rights generally.

(ii).	These opinions are subject to the effects of judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees or other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings.

(iii).	These opinions are confined to and given on the basis of the PRC Laws as of the date hereof. The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. The interpretation and implementation of the PRC Laws, and their application to and effect on the legality, binding effect and enforceability of contracts and transactions are subject to the discretion of competent PRC legislative, administrative and judicial authorities. We do not express or imply any opinion on the laws of any other jurisdiction and we are under no obligation to update this opinion in any way subsequent to the date hereof.

These opinions are limited to the matters addressed herein and are not to be read as opinion with respect to any other matter. These opinions are addressed to the addressee listed at the beginning of these opinions and may not be relied upon by anyone else.

Yours faithfully,

Concord & Partners

Chinese text (Translation: English Text)

Schedule A

List of Documents

Document list of Beijing Momo Information Technology Co., Ltd.

1.	[Approval Reply re the Articles of Association and Members of Board of Directors of Beijing Momo Information Technology Co., Ltd. (Chao Shang Fu Zi [2012] No. 1090) issued by Beijing Chaoyang District Commerce Committee]

2.	[Certificate of Approval for Establishment of Enterprises with Investment of Taiwan, Hong Kong, Macao and Overseas Chinese in the People’s Republic of China (Shang Wai Zi Jing Zi Zi [2012]No. 05112)]

3.	[Approval Reply re the Amendment to the Articles of Association of (Chao Shang Fu Zi [2012] No. 3024) issued by Beijing Chaoyang District Commerce Committee]

4.	[Articles of Association and its Amendments of Beijing Momo Information Technology Co., Ltd.]

5.	[Business License (Registration No. 110000450200208)]

6.	[Organizational Institution Code Certificate (Code No. 59064254-7)]

7.	[Tax Registration Certificate (Jing Shui Zheng Zi No. 110105590642547)]

8.	[Foreign Exchange Certificate/Foreign Exchange Certificate IC Card]

9.	[Statistics Registration Certificate of Beijing Municipality (Statistics Registration No. 315590642547)]

10.	[Financial Registration Certificate of Foreign Invested Enterprise (Registration Certificate No. 1101059510)]

Chinese text (Translation: English Text)

11.	[Social Insurance Registration Certificate]

12.	[Acceptance Notices on Application for Work Copyright Registration (Acceptance No.: 2013Z11S019845, 2013Z11S019846, 2013Z11S019847, 2013Z11S019848, 2013Z11S019849, 2013Z11S019850, 2013Z11S016531, 2013Z, 1S016530, 2013Z11S016532, 2013Z11S016533, 2013Z11S016534, 2013Z11S016535)]

13.	[Copyright Registration Certificates (Guo Zuo Deng Zi-2013-F-00099742, Guo Zuo Deng Zi-2013-F-00099743, Guo Zuo Deng Zi-2013-F-00099744, Guo Zuo Deng Zi-2013-F-00114337, Guo Zuo Deng Zi-2013-F-00107143, Guo Zuo Deng Zi-2013-F-00112662, Guo Zuo Deng Zi-2013-F-00112663, Guo Zuo Deng Zi-2013-F-00112665, Guo Zuo Deng Zi-2013-F-00112664, Guo Zuo Deng Zi-2013-F-00112666, Guo Zuo Deng Zi-2013-F-00112667, Guo Zuo Deng Zi-2013-F-00096401, Guo Zuo Deng Zi-2013-F-00096400, Guo Zuo Deng Zi-2013-F-00096396, Guo Zuo Deng Zi-2013-F-00096397, Guo Zuo Deng Zi-2013-F-00096398, Guo Zuo Deng Zi-2013-F-00096399)]

[Document List of Beijing Momo Technology Co., Ltd.]

1.	[Business License (Registration No. 110105014033048)]

2.	[Articles of Association and its Amendments of

Chinese text (Translation: English Text)

Beijing Momo Technology Co., Ltd.]

3.	[Tax Registration Certificate (Jing Shui Zheng Zi No. 110105579055157)]

4.	[Organizational Institution Code Certificate (Code No. 57905515-7)]

5.	[Telecommunications and Information Service Business Operation Certificate (Operation Certificate No.: Jing ICP Zheng 120107)]

6.	[Social Insurance Registration Certificate]

7.	[Agreement on Transfer of Equity Interest entered into by Tang Yan, Lei Xiaoliang, Li Zhiwei, Li Yong and respectively dated February 1, 2012]

8.	[Shareholders Resolutions executed in February 1, 2012]

9.	[Capital Increase Agreement entered into by Tang Yan, Lei Xiaoliang, Li Zhiwei, Li Yong, and respectively dated May, 2012]

10.	[Shareholders Resolutions executed on May 2, 2012]

11.	[Equity Pledge Agreement entered into by and among Tang Yan, Lei Xiaoliang, Li Zhiwei, Li Yong, , and Beijing Momo Information Technology Co., Ltd dated February 22, 2012]

12.	[Employment Agreements entered into by Beijing Momo Technology Co., Ltd and Tang Yan, Lei Xiaoliang, Li Zhiwei, Zhang Sichuan, Wang Li, Liu Hanhui, Lin Zhilin, Zhang Ying]

Chinese text (Translation: English Text)

13.	[Agreements on Transfer of Intellectual Property, Non-Competition and Confidentiality entered into by Beijing Momo Technology Co., Ltd and Tang Yan, Lei Xiaoliang, Li Zhiwei, Zhang Sichuan, Wang Li, Liu Hanhui, Lin Zhilin, Zhang Ying]

14.	[Trademark Registration Certificates (Registration No.: 10679466, 10679546, 10679590, 10679614, 10679677, 9945658, 9940833, 9945544, 9945602, 9945573, 9940938)]

15.	[Acceptance Notices on Application for Trademark Registration (Application No.: 10679415, 10679546, 10679466, 10679590, 10679614, 10679677, 12095059, 12095003, 12094962, 12095035, 12095116, 12095074, 9945658, 9940833, 9945544, 9945602, 9945573, 9940938 )]

16.	[Acceptance Notices on Software Registration (Acceptance No.: 2013R11S084181, 2013R11S084182)]

17.	[Copyright Registration Certificates (Registration No.:Guo Zuo Deng Zi -2012-F-00072269, Guo Zuo Deng Zi -2012-F-00068170, Guo Zuo Deng Zi -2012-F-00071043)]

18.	[Computer Software Copyright Registration Certificates (Certificate No.: Ruan Zhu Deng Zi No. 0463696, Ruan Zhu Deng Zi No. 0463791, Ruan Zhu Deng Zi No. 0607391, Ruan Zhu Deng Zi No. 0607421, Ruan Zhu Deng Zi No. 0672734)]

EXHIBIT E-2

FORM OF OPINION OF BRITISH VIRGIN ISLANDS COUNSEL

Exhibit E-2

Harney Westwood & Riegels
3601 Two Exchange Square
8 Connaught Place
Central, Hong Kong
Tel: +852 3195 7200
Fax: 852 3195 7210

By courier
monica.chu@harneys.com
+852 3195 7231
044284-0004-MYC

Sequoia Capital China Investment Holdco II, Ltd.

Sequoia Capital China GF Holdco III-A, Ltd.,

SC China Growth III Co-Investment 2014-A, L.P.

Rich Moon Limited

Tiger Global Eight Holdings

Dear Sirs

Momo Technology Company Limited, Company No 1682215 (the Company)

We are lawyers qualified to practice in the British Virgin Islands and have been asked to provide this legal opinion to you with regard to the laws of the British Virgin Islands in relation to the Transaction Documents (as defined in Schedule 1) being entered into by the Company.

For the purposes of giving this opinion, we have examined the Transaction Documents and the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the British Virgin Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name.

2	Capacity and Power. The execution and delivery of the Transaction Documents by the Company and the performance of its obligations thereunder are within the corporate capacity and power of the Company and have been duly authorised and approved by all necessary corporate action of the Company.

3	No Conflict. The execution, performance and delivery of the Transaction Documents do not violate, conflict with or result in a breach of:

(a)	any of the provisions of the Company’s Memorandum and Articles of Association;

Anguilla | British Virgin Islands
Resident Partners: Timothy Bridges | Jonathan Culshaw | Ian Mann | Lisa Pearce | Colin Riegels	Cayman Islands | Cyprus | Mauritius
Mauritius legal services provided through association with BLC Chambers.	London | Hong Kong | Montevideo
www.harneys.com

(b)	any law or regulation applicable to the Company in the British Virgin Islands currently in force; or

(c)	any existing order or decree of any governmental or regulatory authority or agency in the British Virgin Islands.

4	Due Execution. The Transaction Documents have been duly executed for and on behalf of the Company.

5	Enforceability. The Transaction Documents will be treated by the courts of the British Virgin Islands as the legally binding, valid and enforceable obligations of the Company enforceable in accordance with their terms.

6	Authorisation and Approvals. No authorisations, consents, orders, permissions or approvals are required from any governmental, regulatory or judicial authority or agency in the British Virgin Islands and no notice to or other filing with or action by any British Virgin Islands governmental, regulatory or judicial authority are required in connection with:

(a)	the execution and delivery of the Transaction Documents;

(b)	the exercise of any of the Company’s rights under the Transaction Documents;

(c)	the performance of any of the Company’s obligations under the Transaction Documents; or

(d)	the payment of any amount under the Transaction Documents.

7	Filings. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Documents that any document be filed, recorded or enrolled with any governmental, regulatory or judicial authority in the British Virgin Islands.

8	Judgment Currency. Any monetary judgment in a court of the British Virgin Islands in respect of a claim brought in connection with the Transaction Documents is likely to be expressed in the currency in which such claim is made as such courts have discretion to grant a monetary judgment expressed otherwise than in the currency of the British Virgin Islands.

9	Taxes. There are no stamp duties, income taxes, withholdings, levies, registration taxes or other duties or similar taxes or charges now imposed, or which under the present laws of the British Virgin Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Transaction Documents or on any payment to be made by the Company or any other person pursuant to the Transaction Documents.

10	Interest. There is no applicable usury or interest limitation law in the British Virgin Islands which would restrict the recovery of payments or performance by the Company of its obligations under the Transaction Documents.

11	Enforcement of Arbitral Awards. There are several ways in which an arbitration award obtained in Hong Kong may be enforced in the British Virgin Islands. The principal method is under Part IX of the Arbitration Act 1976 whereby any final and conclusive monetary award obtained against the Company in arbitration proceedings in Hong Kong in respect of the Transaction Documents for a definite sum may, with the leave of the High Court in the British Virgin Islands, be enforced in the same manner as a judgment of the British Virgin Islands court under the procedure set out in the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards 1958. The High Court may only exercise its discretion to refuse leave if:

(a)	a party to the arbitration agreement was, under the law applicable to him, under some incapacity;

2

(b)	the arbitration agreement was not valid under the governing law of the arbitration agreement;

(c)	the Company was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings, or was otherwise unable to present its case;

(d)	the award deals with an issue not contemplated by or not falling within the terms of the submission to arbitration, or contains matters beyond the scope of the arbitration, subject to the proviso that an award which contains decisions on such matters may be enforced to the extent that it contains decisions on matters submitted to arbitration which can be separated from those matters not so submitted;

(e)	the composition of the arbitral authority was not in accordance with the agreement of the parties or, failing such agreement, with the law of Hong Kong;

(f)	the award has not yet become binding upon the parties, or has been set aside or suspended by a competent authority, either in Hong Kong, or pursuant to the law of the arbitration agreement;

(g)	the subject matter of the award was not capable of resolution by arbitration; or

(h)	enforcement would be contrary to public policy.

12	Adverse Consequences. Under the laws of the British Virgin Islands, none of the parties to the Transaction Documents (other than the Company) will be deemed to be resident, domiciled or carrying on any commercial activity in the British Virgin Islands or subject to any tax in the British Virgin Islands by reason only of the execution, and performance of the Transaction Documents nor is it necessary for the execution, performance and enforcement of the Transaction Documents that any such party be authorised or qualified to carry on business in the British Virgin Islands.

13	Choice of Law and Jurisdiction. The choice of the law of Hong Kong as the proper law of the Transaction Documents would be upheld as a valid choice of law by the courts of the British Virgin Islands and applied by such courts in proceedings in relation to the Transaction Documents as the proper law thereof.

14	Pari Passu Obligations. The obligations of the Company under the Transaction Documents constitute direct obligations that (save as expressly subordinated thereby) rank at least pari passu with all its other unsecured obligations (other than those preferred by law).

15	Exchange Controls. There are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the British Virgin Islands.

16	Sovereign Immunity. The Company is not entitled to claim immunity from suit or enforcement of a judgment on the ground of sovereignty or otherwise in the courts of the British Virgin Islands in respect of proceedings against it in relation to the Transaction Documents and the execution of the Transaction Documents and performance of its obligations under the Transaction Documents by the Company constitute private and commercial acts.

17	Searches.

(a)	No court proceedings pending against the Company are indicated by our searches of the British Virgin Islands High Court Registry referred to at paragraph 4 of Schedule 1.

(b)

On the basis of our searches of the British Virgin Islands Registry of Corporate Affairs and the British Virgin Islands High Court Registry referred to at paragraphs 3 and 4 of Schedule 1, no currently valid order or resolution for liquidation of the Company and no current notice of

3

appointment of a receiver over the Company or any of its assets appears on the records maintained in respect of the Company at the Registry of Corporate Affairs.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the British Virgin Islands as they are in force and applied by the British Virgin Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Transaction Documents. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit and the benefit of your legal counsel (in that capacity only) in connection with the transactions contemplated by the Transaction Documents. It may be disclosed to your successors and assigns only with our prior written consent. It may not be disclosed to or relied on by any other party or for any other purpose.

Yours faithfully

Harney Westwood & Riegels

4

SCHEDULE 1

List of Documents and Records Examined

1	a copy of the Certificate of Incorporation and the Sixth Amended and Restate Memorandum and Articles of Association of the Company obtained from the Registry of Corporate Affairs on 19 March 2014, which our searches dated indicated were not subsequently amended;

2	the records and information certified by Offshore Incorporations Limited, the registered agent of the Company, on of the statutory documents and records maintained by the Company at its registered office (the Registered Agent’s Certificate);

3	the public records of the Company on file and available for inspection at the Registry of Corporate Affairs, Road Town, Tortola, British Virgin Islands on ;

4	the records of proceedings on file with, and available for inspection on at the High Court of Justice, British Virgin Islands;

5	a copy of the unanimous written resolutions of the board of directors of the Company dated and a copy of the unanimous written resolutions of the shareholders of the Company dated approving the Company’s entry into, and authorising the execution and delivery by, the Company of the Transaction Documents and adopting the seventh amended and restated Memorandum and Articles of Association of the Company (the Resolutions);

6	a copy of the draft seventh amended and restated Memorandum and Articles of Association of the Company;

(1- 6 above the Corporate Documents), and

7	copies of the executed Transaction Documents consisting of the following;

(a)	a Series D Preferred Share Purchase Agreement dated entered into between the Company, Momo Technology HK Company Limited (the HK Co), Beijing Momo Informational Technology Co., Ltd. (the WFOE), Beijing Momo Technology Co., Ltd. (the Domestic Company), the individuals listed in Schedule I(A) therein, the entities listed in Schedule I(B) therein and the investors listed in Schedule II therein;

(b)	a third amended and restated shareholders’ agreement dated entered into between the Company, the investors listed in Schedule 1 therein, the persons listed on Schedule 2(A) therein, the HK Co, the Domestic Company and the WFOE;

(c)	a management rights letter dated executed by the Company, the HK Co., the WFOE and the Domestic Company addressed to ; and

(d)	an indemnity agreement dated entered into between the Company, and Alibaba Investment Limited

((a) – (d) above are the Transaction Documents).

The Corporate Documents and the Transaction Documents are collectively referred to in this opinion as the Documents.

5

SCHEDULE 2

Assumptions

1	Validity under Foreign Laws. That (i) each party to the Transaction Documents (other than the Company) has the necessary capacity, power and authority to enter into the Transaction Documents and perform its obligations thereunder, and each such party has duly executed the Transaction Documents; (ii) the Transaction Documents constitute valid, legally binding and enforceable obligations of each of the parties thereto under the laws of Hong Kong by which law they are expressed to be governed; (iii) all formalities required under the laws of Hong Kong and any other applicable laws (other than the laws of the British Virgin Islands) have been complied with; and (iv) no other matters arising under any foreign law will affect the views expressed in this opinion.

2	Choice of Laws. The choice of the laws of Hong Kong selected to govern the Transaction Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the British Virgin Islands) and that the entry into and performance of the Transaction Documents will not cause any of the parties thereto to be in breach of any agreement or undertaking.

3	Directors. The board of directors of the Company considers the execution of the Transaction Documents and the transactions contemplated thereby to be in the best interests of the Company and no director has a financial interest in or other relationship to a party or the transactions contemplated by the Transaction Documents which has not been properly disclosed in the Resolutions.

4	Bona Fide Transaction. No disposition of property effected by the Transaction Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor.

5	Solvency. The Company was on the date of execution of the Transaction Documents able to pay its debts as they fall due, and entering into the Transaction Documents will not cause the Company to become unable to pay its debts as they fall due.

6	Authenticity of Documents. All original Documents are authentic, that all signatures, initials and seals are genuine, that all copies of Documents are true and correct copies and that the Transaction Documents conform in every material respect to the latest drafts of the same produced to us and that where the Transaction Documents have been provided to us in successive drafts marked-up to indicate changes to such documents all such changes have been so indicated.

7	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and that all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and that all facts expressed in or implied thereby are accurate and complete, and that the information recorded in the Registered Agent’s Certificate was accurate as at the date of the passing of the Resolutions.

8	Stamp Duty. The Company does not own (directly or indirectly) an interest in land in the British Virgin Islands.

9	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

10	Resolutions. The Resolutions remain in full force and effect.

6

11	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents.

7

SCHEDULE 3

Qualifications

1	Enforceability. The term enforceable as used above means that the obligations assumed by the Company under the relevant instrument are of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	Insolvency. Rights and obligations may be limited by bankruptcy, insolvency, liquidation, winding-up, reorganisation, moratorium, readjustment of debts, arrangements and other similar laws of general application affecting the rights of creditors.

(b)	Limitation Periods. Claims under the Transaction Documents may become barred under the Limitation Act 1961 relating to the limitation of actions in the British Virgin Islands or may be or become subject to defences of set-off, estoppel or counterclaim.

(c)	Equitable Rights and Remedies. Equitable rights may be defeated by a bona fide purchaser for value without notice. Equitable remedies such as injunctions and orders for specific performance are discretionary and will not normally be available where damages are considered an adequate remedy.

(d)	Fair Dealing. Strict legal rights may be qualified by doctrines of good faith and fair dealing - for example a certificate or calculation as to any matter might be held by a British Virgin Islands court not to be conclusive if it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

(e)	Prevention of Enforcement. Enforcement may be prevented by reason of fraud, coercion, duress, undue influence, unreasonable restraint of trade, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts.

(f)	Penal Provisions. Provisions, for example, for the payment of additional interest in certain circumstances, may be unenforceable to the extent a court of the British Virgin Islands determines such provisions to be penal.

(g)	Currency. A British Virgin Islands court retains a discretion to denominate any judgment in US dollars.

(h)	Confidentiality. Provisions imposing confidentiality obligations may be overridden by the requirements of legal process.

(i)	Award of costs. In principle the courts of the British Virgin Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the High Court will be applied in practice.

(j)	Inappropriate Forum. The courts of the British Virgin Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine such proceedings may be tried in a more appropriate forum.

(k)	Financial Services Business. An agreement made by a person in the course of carrying on unlicensed financial services business is unenforceable against the other party to the agreement under section 50F of the Financial Services Commission Act 2001.

8

2	Public Records. Records reviewed by us may not be complete for various reasons. In particular you should note that:

(a)	in special circumstances the court may order the sealing of the court record, which would mean that a record of the court action would not appear on the High Court register;

(b)	failure to file notice of appointment of a receiver with the Registry of Corporate Affairs does not invalidate the receivership but merely gives rise to penalties on the part of the receiver;

(c)	a liquidator of a British Virgin Islands company has 14 days after their appointment within which they must file notice of their appointment at the Registry of Corporate Affairs; and

(d)	although amendments to the Memorandum and Articles of Association of a company are normally effective from the date of registration with the Registry of Corporate Affairs, it is possible for a British Virgin Islands court to order that they be treated as being effective from an earlier date, and searches would not reveal the amendments until the court order was subsequently filed, and accordingly our searches would not indicate such issues.

3	Severability. The courts in the British Virgin Islands will determine in their discretion whether or not an illegal or unenforceable provision may be severed.

4	Several Remedies. In certain circumstances provisions in the Transaction Documents that (i) the election of a particular remedy does not preclude recourse to one or more others, or (ii) delay or failure to exercise a right or remedy will not operate as a waiver of any such right or remedy, may not be enforceable.

5	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Transaction Documents.

6	Amendment. A British Virgin Islands court would not treat as definitive a statement in a contract that it could only be amended or waived in writing but would be able to consider all the facts of the case particularly where consideration had passed to determine whether a verbal amendment or waiver had been effected and if it found that it had such verbal amendment or waiver would be deemed to have also amended the stated requirement for a written agreement.

7	Good Standing. To maintain the Company in good standing under the laws of the British Virgin Islands, annual licence fees must be paid to the Registrar of Corporate Affairs.

8	Statutory Powers. Any provision in the Transaction Documents which purports to fetter a statutory power of the Company may not be enforceable under the common law rule in Russell v Northern Bank Development Corp Ltd [1992] 1 WLR 588 (HL).

9	Conflict of Laws. An expression of an opinion on a matter of British Virgin Islands law in relation to a particular issue in this opinion should not necessarily be construed to imply that the British Virgin Islands courts would treat British Virgin Islands law as the proper law to determine that issue under its conflict of laws rules.

10	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and European Union sanctions as implemented under the laws of the British Virgin Islands.

9

EXHIBIT F

FORM OF INDEMNIFICATION AGREEMENT

Exhibit F

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT (this “Agreement”) dated as of April     , 2014, by and among Momo Technology Company Limited (the “Company”), Yu Feng (the “Director”), and Rich Moon Limited (the “Investor”). The Director and the Investor shall be referred to herein individually as the “Indemnitee” and collectively as the “Indemnitees.”

RECITALS

A. The Company and the Indemnitees recognize the continued difficulty in obtaining liability insurance for its directors and officers, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance.

B. The Company and the Indemnitees further recognize the substantial increase in corporate litigation in general, which subjects directors, officers, employees, controlling persons, shareholders, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited.

C. The Indemnitees do not regard the current protection available as adequate under the present circumstances, and the Indemnitees and other directors and officers of the Company may not be willing to serve in such capacities without additional protection.

D. The Company (i) desires to attract and retain highly qualified individuals and entities, such as Director, to serve the Company and, in part, in order to induce the Director to be involved with the Company and (ii) wishes to provide for the indemnification and advancing of expenses to each Indemnitee to the maximum extent permitted by law as provided herein.

D. The Director is affiliated with the Investor, and has agreed to serve as a director of the Company in connection with the Investor’s investment in the Company.

E. In view of the considerations set forth above, the Company desires that each Indemnitee be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and each Indemnitee hereby agree as follows:

1. Indemnification.

a. Indemnification of Expenses.

(i) Third-Party Claims. Subject to Section 8 below, the Company shall indemnify and hold harmless the Director to the fullest extent permitted by law if the Director was or is or becomes a party to or witness, or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that such Director reasonably believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) (other than an action by right of the Company) by reason of (or arising in part out of or in connection with) the fact that the Director is or was a director or officer of the Company, or any subsidiary or affiliate of the Company, or is or was serving at the request of the Company as a director, officer, agent or fiduciary of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Director while serving in such capacity (hereinafter, an “Agent”) or as a direct or indirect result of any Claim made by any shareholder of the Company against the Director and arising out of or related to any round of financing of the Company (including but not limited to Claims regarding non-participation, or non-pro rata participation, in such round by such shareholder), or made by a third party against the Director based on any misstatement or omission of a material fact by the Company or any subsidiary or affiliate of the Company in violation of any duty of disclosure imposed on the Company by securities or common laws (hereinafter an “Indemnification Event”) against any and all expenses (including, without limitation, attorneys’ fees, travel and deposition costs, and all other costs, expenses and obligations), judgments, fines, penalties and amounts paid in settlement (if, and only if, such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Director in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in, or otherwise participate in such Claim, costs of attachment or similar bonds or equivalent, any expenses of attempting to establish or establishing a right to indemnification or advancement of expenses, and any applicable taxes of any jurisdiction imposed on Director as a result of the actual or deemed receipt of any payments, under this Agreement, the Company’s Memorandum and Articles of Association as now or hereafter in effect (the “M&A”), applicable law or otherwise (collectively, hereinafter the “Expenses”) if the Director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(ii) Derivative Actions. If the Director is a person who was or is a party or is threatened to be made a party to any Claim by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an Agent of the Company, or by reason of anything done or not done by him or her in any such capacity, the Company shall indemnify the Director against any amounts paid in settlement of any such Claim and all Expenses actually and reasonably incurred by him or her in connection with the investigation, defense, settlement or appeal of such Claim if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction due to willful misconduct of a culpable nature in the performance of his duty to the Company, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which such court shall deem proper.

(iii) Indemnification of Investors. The Company agrees that, if and whenever any of the Investors is or was a party or is threatened to be made a party to or is in any way involved in any Claim (including without limitation any such Claim brought by or in the right of the Company), by reason of the fact that (i) the Director is or was an Agent, (ii) by reason of anything done or not done by the Director in such capacity, or (iii) by reason of the fact that any of the Investors is or was acting as an express agent of the Company upon the request of the Company and solely for the benefit of the Company (provided that the fact that the Investors will incidentally benefit as a shareholder from such action will not alone mean that such action is not or was not solely for the benefit of the Company), the Company shall indemnify the Investors against all Expenses actually and reasonably incurred by the Investors or on the Investors’ behalf in connection with such Claim (including but not limited to in connection with the investigation, defense, settlement or appeal of such Claim) except to the extent that any such Expenses arise from a Claim for which the Director is not entitled to indemnification hereunder pursuant to Section 8 hereof or under applicable law.

(b) Reviewing Party.

Notwithstanding the foregoing, (i) the obligations of the Company under Section 1(a) shall be subject to the condition that the Reviewing Party (as described in Section 10(e) hereof) shall not have determined that the Indemnitee would not be permitted to be indemnified under applicable law or pursuant to Section 8 hereof, and (ii) each Indemnitee acknowledges and agrees that the obligation of the Company to make an advance payment of Expenses to an Indemnitee pursuant to Section 2(a) (an “Expense Advance”) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that such Indemnitee would not be permitted to be so indemnified under applicable law or Section 8 hereof, the Company shall be entitled to be reimbursed by the Indemnitee (who each hereby agree to promptly reimburse the Company) for all such amounts theretofore paid; provided, however, that if the Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that such Indemnitee should be indemnified under applicable law or Section 8 hereof, any determination made by the Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). The Indemnitees’ obligation to reimburse the Company for any Expense Advance shall be unsecured and no interest shall be charged thereon. If there has not been a Change in Control (as defined in Section 10(c) hereof), the Reviewing Party shall be selected by the a majority of the Board of Directors (excluding the Director), and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors (other than the Director) who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 1(e) hereof. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law or Section 8 hereof, the Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitees.

(c) Contribution.

If the indemnification provided for in Section 1(a) above for any reason other than the statutory limitations of applicable law or as provided in Section 8, is held by a court of competent jurisdiction to be unavailable to an Indemnitee in respect of any losses, claims, damages, expenses or liabilities in which the Company is jointly liable with such Indemnitee, as the case may be (or would be jointly liable if joined), then the Company, in lieu of indemnifying the Indemnitee thereunder, shall contribute to the amount actually and reasonably incurred and paid or payable by the Indemnitee as a result of such losses, claims, damages, expenses or liabilities in such proportion as is appropriate to reflect (i) the relative benefits received by the Company and the Indemnitee, and (ii) the relative fault of the Company and such Indemnitee in connection with the action or inaction that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and the Indemnitee shall be determined, by such court or by Independent Legal Counsel, by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such losses, claims, damages, expenses or liabilities.

The Company and the Indemnitees agree that it would not be just and equitable if contribution pursuant to this Section 1(c) were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the U.S. Securities Act of 1933, as amended (the “Securities Act”)) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(d) Survival Regardless of Investigation.

The indemnification and contribution provided for in this Section 1 shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnitees.

(e) Change in Control.

The Company agrees that if there is a Change in Control of the Company (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control) then, with respect to all matters thereafter arising concerning the rights of Indemnitees to payments of Expenses under this Agreement, any other agreement or under the Company’s M&A, Independent Legal Counsel (as defined in Section 10(d) hereof) shall be selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). The Company agrees to abide by the determination of the Independent Legal Counsel and to pay the reasonable fees of the Independent Legal Counsel referred to above and to fully indemnify such counsel against any and all expenses (including, without limitation, attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(f) Mandatory Payment of Expenses.

Notwithstanding any other provision of this Agreement, to the extent an Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice or the settlement of an action without an admission of liability, in the defense of any Claim referred to in Section 1(a) hereof or in the defense of any claim, issue or matter therein, such Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by such Indemnitee in connection herewith.

2. Expenses; Indemnification Procedure.

(a) Advancement of Expenses.

Subject to Section 8 and except as prohibited by applicable law, the Company shall advance all Expenses incurred by an Indemnitee in connection with the investigation, defense, settlement or appeal of any Claim to which such Indemnitee is a party or is threatened to be made a party by reason of the fact that the Director is or was an Agent of the Company or by reason of anything done or not done by him or her in any such capacity. The Indemnitee hereby undertakes to promptly repay such portion of the Expense Advance, only if, and to the extent that, it shall ultimately be determined by a final judicial decision that such Indemnitee is not entitled to be indemnified by the Company, in whole or in part, under the provisions of this Agreement, the M&A, the bylaws, applicable law or otherwise. The advances to be made hereunder shall be paid by the Company to the Indemnitee as soon as practicable but in any event no later than thirty (30) days after written demand by the Indemnitee therefor to the Company.

(b) Notice/Cooperation by Indemnitee.

The Indemnitee shall give the Company notice in writing promptly after receipt of notice of commencement of any Claim, or the threat of the commencement of any Claim, made against such Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other person and/or address as the Company shall designate in writing to the Indemnitee). The failure of Indemnitees to give such notice, or to provide such information or cooperation, shall not affect Indemnitees’ rights to indemnification under this Agreement, or the obligations of the Company hereunder, except to the extent that the Company is materially prejudiced thereby.

(c) No Presumptions; Burden of Proof.

If a claim for indemnification or Expense Advance under this Agreement is not paid by the Company within thirty (30) days after receipt of written notice by the Company, the rights provided by this Agreement shall be enforceable by the relevant Indemnitee in any court of competent jurisdiction. Such judicial proceeding shall be conducted de novo. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not (i) create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law, or (ii) otherwise adversely affect the rights of the Indemnitee to indemnification or Expense Advance under this Agreement. In addition, neither the failure of the Reviewing Party to have made a determination as to whether the Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee had not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by the Indemnitee to secure a judicial determination that the Indemnitee should be indemnified under applicable law, shall be a defense to the Indemnitee’s claim or create a presumption that the Indemnitee had not met any particular standard of conduct or did not have any particular belief. In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that the Indemnitee is not so entitled by clear and convincing evidence.

The Company further agrees to stipulate in any such judicial proceeding that it is bound by all the provisions of this Agreement and is precluded from making any assertion to the contrary.

(d) Notice to Insurers.

If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 2(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt written notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

(e) Selection of Counsel.

In the event the Company shall be obligated hereunder to pay the Expenses of any Claim, the Company shall be entitled to assume the defense of such Claim, with legal counsel reasonably approved by the Indemnitee, upon the delivery to such Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such legal counsel by the Indemnitee, and the retention of such legal counsel by the Company, the Company will not be liable to such

Indemnitee under this Agreement for any fees of counsel subsequently incurred by such Indemnitee with respect to the same Claim; provided that, (i) the Indemnitee shall have the right to employ such Indemnitee’s legal counsel in any such Claim at the Indemnitee’s expense; (ii) the Indemnitee shall have the right to employ its own legal counsel in connection with any such proceeding, at the expense of the Company, if such legal counsel serves in a review, observer, advice and counseling capacity and does not otherwise materially control or participate in the defense of such proceeding; and (iii) if (A) the employment of legal counsel by the Indemnitee has been previously authorized by the Company, (B) such Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and such Indemnitee in the conduct of any such defense, or (C) the Company shall not in fact continue to retain such legal counsel to defend such Claim, then the fees and expenses of the Indemnitee’s legal counsel shall be at the expense of the Company.

The Company shall not be entitled to settle any claim against any Indemnitee without the reasonable consent of such Indemnitee, unless the settlement involves only the payment of monetary relief for which such Indemnitee will be indemnified and does not include a statement or an admission of fault or culpability by or on behalf of such Indemnitee.

3. Additional Indemnification Rights; Non-exclusivity.

(a) Scope.

The Company hereby agrees to indemnify the Director to the fullest extent permitted by law (except as provided in Section 8) with respect to Claims for Indemnification Events, even if such indemnification is not specifically authorized by the other provisions of this Agreement or any other agreement, the Company’s M&A, or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a British Virgin Islands company to indemnify a member of its Board of Directors or an officer or Agent, it is the intent of the parties hereto that Indemnitees shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a British Virgin Islands company to indemnify a member of its Board of Directors or an officer, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 8 hereof.

(b) Non-exclusivity.

Notwithstanding anything in this Agreement, the indemnification provided by this Agreement shall be in addition to any rights to which the Indemnitees may be entitled under the Company’s M&A, any agreement, any vote of shareholders or disinterested directors, applicable laws, or otherwise. Notwithstanding anything in this Agreement, the indemnification provided under this Agreement shall continue as to each Indemnitee for any action the Director took or did not take while serving in an indemnified capacity even though such Director may have ceased to serve in such capacity and such indemnification shall inure to the benefit of each Indemnitee from and after the Director’s first day of service as a director with the Company or affiliation with a director from and after the date the Director commences services as a director with the Company.

4. No Duplication of Payments.

The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against any Indemnitee to the extent such Indemnitee has otherwise actually received payment (under any insurance policy, M&A, bylaws or otherwise) of the amounts otherwise indemnifiable hereunder. The Company acknowledges and agrees that while under certain circumstances, Indemnitees may be entitled to indemnification and expense advancement and/or reimbursement from the Investor and/or its general partner or other affiliates thereof (collectively, “Investor Related Parties”) in connection with Claims made against Indemnitees, the obligations of the Company hereunder with respect to any Claim are primary to any obligations of any Investor Related Party with respect thereto, and Indemnitees will not be obligated to seek indemnification from or expense advancements or reimbursement by any Investor Related Party with respect to any Claim unless and until the Company shall have fulfilled all of its obligations hereunder, including without limitation, with respect to any insurance provided pursuant hereto or otherwise. In addition, the Company hereby waives any rights of contribution, subrogation, or any other recovery of any kind in respect thereof from or against each and every Investor Related Party with respect to any Claim. Each of the Investor Related Parties is an intended third party beneficiary of this Agreement and the Company agrees to execute all documents required and to take such further action as may be requested by any Investor Related Party to effectuate the contractual arrangement between the Company and the Investor Related Parties as set forth herein.

5. Partial Indemnification.

If any Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for any portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which such Indemnitee is entitled.

6. Mutual Acknowledgement.

The Company and each Indemnitee acknowledge that in certain instances, applicable law or public policy may prohibit the Company from indemnifying its directors, officers, employees, controlling persons, agents or fiduciaries under this Agreement or otherwise.

7. Liability Insurance.

To the extent the Company maintains liability insurance applicable to its directors and other Agents, the Company shall use commercially reasonable efforts to provide that the Director shall be covered by such policies in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if such Indemnitee is a director; or of the Company’s Agents, if such Indemnitee is not a director of the Company but is an Agent.

8. Exceptions.

Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Under Section 16(b).

To indemnify either Indemnitee for expenses and the payment of profits or an accounting thereof arising from the purchase and sale by such Indemnitee of securities in violation the provisions of Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar provisions of any international, federal, state or local statutory law;

(b) Unauthorized Settlements.

To indemnify the Indemnitees hereunder for any amounts paid in settlement of a proceeding unless the Company consents in advance in writing to such settlement, which consent shall not be unreasonably withheld;

(c) Unlawful Indemnification.

To indemnify an Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful. In this respect, the Company and the Indemnitees have been advised that the U.S. Securities and Exchange Commission takes the position that indemnification for liabilities arising under securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication;

(d) Fraud.

To indemnify an Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that the Indemnitee has knowingly committed fraud on the Company;

(e) Insurance.

To indemnify an Indemnitee for which payment is actually and fully made to such Indemnitee under a valid and collectible insurance policy; or

(f) Company Contracts.

Subject to the provisions of this Agreement, to indemnify an Indemnitee with respect to any Claim related to any dispute or breach arising under any contract or similar obligation between the Company and such Indemnitee.

9. Period of Limitations.

No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against the Director, the Director’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of five (5) years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such five (5) year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

10. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that if the Director is or was or may be deemed a director or officer of such constituent corporation, or is or was or may be deemed to be serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, each Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as the Director would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on the Indemnitees with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as an Agent of the Company which imposes duties on, or involves services by, such Agent with respect to an employee benefit plan, its participants or its beneficiaries; and if the Indemnitees acted in good faith and in a manner such Indemnitees reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, the Indemnitees shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(c) For purposes of this Agreement a “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least two-thirds of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of transactions) all or substantially all of the Company’s assets; provided that in no event shall a Change in Control be deemed to include (A) a merger, consolidation or reorganization of the Company for the purpose of changing the Company’s state of incorporation and in which there is no substantial change in the shareholders of the Company or its successor (as the case may be), or (B) the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to (x) a registration statement filed under the Securities Act, or (y) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally recognized securities exchange (the “IPO”).

(d) For purposes of this Agreement, “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 1(e) hereof, who shall not have otherwise performed services for the Company or any Indemnitee within the last two (2) (other than with respect to matters concerning the right of any Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(e) For purposes of this Agreement, a “Reviewing Party” shall mean any appropriate person or body, consistent with applicable law, consisting of a member or members of the Company’s Board of Directors (other than the Director) or any other person or body appointed by the Board of Directors who is not a named party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

(f) For purposes of this Agreement, “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

11. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. Binding Effect; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance reasonably satisfactory to each Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect with respect to Claims relating to Indemnification Events regardless of whether any Indemnitee continues to serve as an Agent of the Company or of any other enterprise, including subsidiaries or affiliates of the Company, at the Company’s request.

13. Attorneys’ Fees.

Subject to Section 8 and except as prohibited by applicable law, in the event that any action is instituted by an Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, such Indemnitee shall be entitled to be paid all Expenses actually and reasonably incurred by such Indemnitee with respect to such action if such Indemnitee is ultimately successful in such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, the Indemnitee shall be entitled to be paid Expenses actually and reasonably incurred by such Indemnitee in defense of such action (including costs and expenses incurred with respect to the Indemnitee counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action, in each case only to the extent that such Indemnitee is ultimately successful in such action.

14. Notice.

All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one (1) day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class mail, postage prepaid, and shall be addressed if to Indemnitee, at the Director’s and the Investor’ addresses as set forth beneath their signatures to this Agreement and if to the Company at the address of its principal corporate offices (attention: Chief Executive Officer), or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

15. Severability.

The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

16. Choice of Law.

This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of Hong Kong without regard to the conflict of laws principles thereof.

17. Subrogation.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitees who each shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights; provided, however, that the Company expressly waives any rights of subrogation with respect to any rights of recovery of any Indemnitee against any Investor Related Party or any insurer providing liability insurance in respect of or in support of any such obligations of a Investor Related Party.

18. Amendment and Termination.

Except as provided in Section 21, no amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by the parties to be bound thereby. Notice of same shall be provided to all parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19. No Construction as Employment Agreement.

Nothing contained in this Agreement shall be construed as giving the Indemnitees any right to be retained in the employment or service of the Company or any of its subsidiaries.

20. Corporate Authority.

The Board of Directors of the Company and its shareholders in accordance with British Virgin Islands law have approved the terms of this Agreement.

21. Termination of Agreement.

This Agreement shall terminate and be of no further force or effect upon the closing of the IPO, provided that each Indemnitee will be entitled to all of the benefits and rights accorded such party under this Agreement with respect to any Claims for any Indemnification Events arising or related to events, circumstances and actions or omissions which have occurred or alleged and to have occurred prior to the closing of the IPO.

22. Dispute Resolution.

Any dispute or claim arising out of or relating to this Agreement shall be settled in accordance with the procedure set forth in Section 8.12 of the Second Amended and Restated Shareholders’ Agreement dated on October, 8th, 2013 by and among the Company, certain members of the Investor, and certain other parties.

23. Entire Agreement.

This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

24. Interpretation.

(a) The headings preceding the text of the sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

(b) The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall, in all cases herein, mean “including, without limitation” or “include, without limitation,” respectively. The use of the terms “hereunder”, “hereof”, “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular section, subsection paragraph or clause of, this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

COMPANY:	MOMO TECHNOLOGY
COMPANY LIMITED
a British Virgin Islands company

By:
	Name:	Yan Tang
	Title:	Director

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement on and as of the day and year first above written.

DIRECTOR:	as individual

	Name:	Yu Feng

INVESTOR:	RICH MOON LIMITED

c/o Unit 3501, K. Wah Centre, 1010 Huai Hai Zhong Road, Shanghai 200031, China.

	Name:	Huang Xin
	Title:	Director

EXHIBIT G

FORM OF KEY EMPLOYEE EMPLOYMENT AGREEMENT

Exhibit G

This is an English translation of the original Chinese text.

Contract Number:

BEIJING MOMO INFORMATION TECHNOLOGY CO., LTD.

EMPLOYMENT CONTRACT

Party A (Employer): Beijing Momo Information Technology Co., Ltd. (the “Company”)

Party B (Employee):

1

It is confirmed by the Parties that prior to execution of this Contract, Party A has made to Party B inclusive and true descriptions of the jobs, conditions, location, potential occupational hazard, safe production status, employment compensation and any other information requested by Party B in relation to the employment.

Party A:	Beijing Momo Information Technology Co., Ltd.

Legal representative:	Yan TANG

Office address:	Rooms 801-803 Block D, A6 Chaoyang Men Wai Avenue, Chaoyang District, Beijing

Party B:

Gender:

ID number:

Mailing address:

(Party A and Party B collectively, the “Parties”)

In accordance with the Employment Law of the People’s Republic of China, the Employment Contract Law of the People’s Republic of China and applicable laws and regulations, the Parties, after negotiations based on the principles of equality, fairness, self-willingness and good faith, and intend to be legally bound hereby, agree as follows:

TERM OF EMPLOYMENT CONTRACT

1)	The Parties agree to define the term of the Contract according to the following option b:

a.	Perpetual period: the term of this Contract commences on and ends on ;

b.	Fixed period: the term of this Contract shall be three years commencing on and ending on , with/without a probation from through .

2

JOB DESCRIPTION AND WORK LOCATION

2)	Party A will engage Party B as of department.

3)	The job descriptions and responsibilities of Party B are specified in the position statement or otherwise agreed in writing between the Parties. Party B shall submit to Party A’s management and arrangements, and complete the relevant work at the time, quality and quantity required by Party A according to the job descriptions and responsibilities set forth in the position statement or otherwise agreed in writing, on the basis of which Party B will receive assessment by Party A.

4)	The work location of Party B shall be at Beijing.

5)	Party A may make reasonable adjustment to Party B’s position if it finds Party B unqualified for this position after its review, and also adjust Party B’s compensation accordingly, which adjustment and review shall be conducted according to applicable procedures adopted by Party A pursuant to relevant laws. Party B shall submit to Party A’s such arrangements, failing to do which Party A may terminate this Contract.

WORKING HOURS, LEAVES AND VACATIONS

6)	Party B’s working hours are standard working hours, which is determined based on the actual situation of Party A’s position.

7)	During the term of this Contract and subject to approval from employment administrative department, the working hours of Party B will be adjusted as of the date on which such approval is received.

8)	Party A may adjust the starting and ending time of Party B’s working hours according to work requirement, provided that Party B shall arrange Party B to work within normal working hours as much as possible. If Party B is required to work beyond normal working hours as necessary, a compensatory time-off with equivalent hours worked overtime shall be given, or an overtime payment shall be made to Party B according to relevant regulations. Party B’s overtime work must be approved or subsequently recognized by Party A, and the overtime work so approved or recognized shall be entitled to a compensatory time-off with equivalent hours worked overtime or an overtime payment; Party B’s overtime work not so approved or recognized or that results from his/her failure to finish his/her due work for his/her own reasons will not be entitled to any compensatory time-off or overtime payment.

9)	Party B shall be entitled to all kinds of mandatory leaves, vacations and holidays during the term of this Contract.

EMPLOYMENT COMPENSATION

10)	Party B’s salary will consist of basic salary and allowance.

11)	Party B’s basic before-tax salary during normal working hours will be RMB per month. The salary during the probation period shall be determined according to the following option a.

a.	The before-tax salary during the probation period shall be RMB per month; or

b.	No probation.

3

12)	Party A will pay the Party B’s salary in monetary funds no later than 10th day of the next month, which will be postponed when such day is a public holiday.

13)	Party A will withhold the income tax and the amount of contribution to the social security insurance payable by Party B.

SOCIAL INSURANCE AND BENEFITS

14)	Party A shall provide social security insurance and housing fund for Party B in accordance with the Employment Law of the People’s Republic of China, the Employment Contract Law of the People’s Republic of China and applicable national and local regulations. Each of the Parties shall pay their respective mandatory contribution amount.

15)	Party B shall provide his true information required for maintaining social security insurance.

16)	Upon termination or expiration of the Employment Contract, Party A shall effect the mandatory procedures necessary to transfer Party B’s social security insurance and housing fund.

17)	If Party B is sick or injured out of working hours, his salary will be paid according to relevant national regulations and Party A’s rules.

18)	If Party B becomes victim of occupational disease or is injured during working hours, he will be compensated according to relevant national and local regulations.

19)	Party B’s other benefits will be provided according to relevant national regulations and Party A’s rules.

WORK DISCIPLINE

20)	Party A will formulate rules, policies and disciplinary measures according to work requirement and in compliance with relevant laws. Party B acknowledges that he/she has fully understood, and will diligently comply with, the existing rules and regulations of Party A. If Party B is in breach of any of the disciplinary measures or Party A’s rules and regulations, Party A shall have the right to deal with the breach according to its rules and regulations, up to terminating this Contract.

WARRANTIES BY PARTY B

21)	Party B warrants that as of the date hereof, he/she has no relationship of employment or engagement with any third party, and there are no other matters with his/her former employer that suffice to affect the effectiveness and performance of this Contract.

22)	Party B warrants that he/she did not conceal any severe medical history from Party A at the execution hereof.

23)	Party B warrants that the execution and performance of this Contract will not breach the obligations under any other contract or agreement executed by him/her with a third party, and Party B has not executed a non-compete agreement with any third party.

4

24)	Party B warrants that after employed by Party A, his/her engagement of any work assigned by Party A will not infringe upon the trade secrets or other legitimate rights and interests of his/her former employer. In case of breach of the preceding sentence, Party B will undertake corresponding responsibilities thus incurred.

25)	Party B warrants that all information and qualifications, credentials and certificates provided by him/her in relation to him/herself are true and contain no errors.

NON-DISCLOSURE AND NON COMPETE

26)	All the works or inventions accomplished by Party B during his/her employment with Party A for its duties, or primarily by using Party A’s materials and resources shall belong to works of product or works of invention, the intellectual property rights of which shall belong to Party A.

27)	Party B undertakes to be in strict compliance with all non-disclosure requirements maintained by Party A under applicable laws, keep any of Party A’s business secrets in strict confidence, and shall not disclose, use or permit any other party to use any of Party A’s business secrets during the term hereof and after the end or termination of this Agreement.

28)	As long as the position held by Party B involves access to any of Party A’s business secrets, the Parties agree to restrict Party B in his use of any of Party A’s business secrets or engagement of any business or conduct which is competition with Party A during the term hereof as well as a certain period after the end or termination of this Agreement. For this purpose, the Parties may enter into a separate agreement of non-compete and non-disclosure, whereby Party A shall pay economic compensation during the term of non-compete and Party B will be liable for damages if he is in breach of such requirement. Such agreement of non-compete and non-disclosure shall be attached hereto and constitute an integral part of this Contract.

AMENDMENT, TERMINATION, EXPIRATION AND RENEWAL OF THIS CONTRACT

29)	This Contract may be amended in accordance with the Employment Contract Law or agreement of the Parties. Any amendment hereto shall be made in agreement signed by the Parties.

30)	During the term of this Contract, the Parties may terminate this Contract upon agreement.

31)	Party A may terminate this Contract if Party B:

a.	fails to meet the qualifications required for his job during his probation;

b.	provides fake CV or information in job seeking;

c.	provides fake CV or information in entering into this Contract;

d.	fails to provide the severance proof with the former employer;

e.	fails to provide documents necessary for handling social security insurance within the mandatory period of time prescribed by the State;

f.	contracts a mental disease or an infectious disease of A or B category classified by Law on the Control of Communicable Diseases;

5

g.	has a non-compete agreement with the former employer;

h.	conceals severe medical history from Party A when executing this Contract with Party A;

i.	is absent from work for three days consecutively and five days accumulatively in a single calendar year;

j.	discloses to a third person the salary offered by the Company, the business information of the Company and such other trade secrets without authorization or written consent of the Company;

k.	is in material breach of regulations and rules of Party A;

l.	is in gross negligence or corruption which causes material damage to Party A;

m.	is concurrently in employment relationship with other entity, which relationship has material impact on his performance of his job in Party A, or refuses to rectify such relationship at request from Party A;

n.	is held criminally liable according to laws; and

o.	is under any other circumstance provided in applicable laws and regulations.

32)	Party B may terminate this Contract with three (3) calendar days’ prior written notice to Party A during his probation, or with thirty (30) calendar days’ prior written notice to Party A if Party B terminates this Contract after the end of the probation.

33)	This Contract shall automatically terminate if:

a.	Upon the end of its term;

b.	Party B is entitled to benefiting from basic pension insurance;

c.	Party B is dead or declared dead or missing by the competent people’s court;

d.	Party A declares bankruptcy according to law;

e.	Party A is revoked of business license, or is ordered for closure or cancellation, or decides for dissolution; and

f.	There occurs any other circumstance under which this Contract shall automatically terminate.

34)	Party A may terminate this Contract with thirty (30) days’ prior written notice or payment equal to one-month salary to Party B if Party B:

a.	fails to perform his original job duty or any other job duty assigned by Party A after Party B returns to work after treatment of any illness or injury not afflicted during his work;

b.	fails to perform his job duty, or still fails to do so after training or re-assignment; and

6

c.	Party A and Party B fail to reach agreement to amend this Contract if this Contract becomes un-performable due to material change of circumstances on which this Contract is based.

7

35)	Upon termination or end of this Contract for any reason whatsoever, Party A shall, on the same day as the cause of such end or termination occurs or the decision of such end or termination is rendered, produce or provide by service of process the evidence for such termination or end to Party B, and effect the procedures to transfer the files and social security insurance of Party B within fifteen (15) calendar days. Party A shall not be held liable if it fails to effect the procedures to transfer such files and social security insurance due to any reason attributable to Party B. Party B shall diligently complete the work handover and job leaving formalities as required by Party A, and accept Party A’s inspection on the properties dealt with or managed, and financial and operating activities conducted by him/her during his/her employment. If upon such inspection, Party B is found to have committed any acts detrimental to Party A’s interests, Party A may claim indemnification against Party B; Party A shall have the right to require Party B to undertake relevant legal consequences for any losses incurred to Party A as a result of Party B’s failure to complete the job leaving formalities or work handover.

36)	Subject to agreement of the Parties, this Contract may be renewed. No probation will be included upon renewal of this Contract.

ECONOMIC INDEMNIFICATION AND COMPENSATION

37)	At the end or termination of this Contract, any economic compensation duly required to be paid by Party A to Party B shall be paid to Party B when Party B completes his/her work handover formalities in compliance with Employment Law and Employment Contract Law and relevant rules of Party A.

38)	Party B shall indemnify Party A for any economic losses incurred to Party A due to Party B’s termination of this Contract in breach of the conditions agreed herein or Party B’s breach of non-disclosure requirements herein, according to the extent of such losses.

39)	If Party B violates Party A’s rules and regulations and thus incurs loss to Party A, Party A may decide to give Party B such penalties as warning, salary reduction, demotion, cease of salary increase up to dismissal according to the seriousness of such violation and losses thus incurred. Party B shall also compensate Party A for any losses thus incurred.

DISPUTE RESOLUTION

40)	If any dispute arises in connection with performance of this Contract, such dispute shall be resolved through negotiations of the Parties or, if the negotiations fail, by submission by any of the Parties to arbitration at the competent arbitration commission where Party A is domiciled or, if the arbitration award is challenged by any of the Parties, by submission to the jurisdiction of the people’s court where Party A is domiciled within 15 days upon the receipt of the arbitration award.

SPECIAL PROVISIONS

41)	Party B shall notify Party A in writing of any change of the mailing address, mobile phone or other telephone number, email address or other contact information of Party B within ten (10) calendar days from occurrence of such change. If Party B fails to do so, any document delivered by Party A to the mailing address set forth in this Contract or last notified by Party B shall be deemed duly given.

8

MISCELLANEOUS

42)	If any provision of this Contract is held invalid or unenforceable, it will not affect the validity of the remainder of this Contract.

43)	The Parties may enter into any supplement hereto regarding any matter not provided under this Contract, and any such supplement shall have the same effect with this Contract.

44)	Each of the Amendment to this Contract, Non-Disclosure Agreement, Employee Manual and such other documents, notices, decisions, agreements in relation to anything of this Contract shall be an attachment to and have the same effect with this Contract.

45)	This Contract shall be effective as of signature (and affixture of seal) by each of the Parties. This Contract shall be in two originals, with one original for each of the Parties.

Party A: (seal)	Party B: (signature)

Date:	Date: , 20

9

EXHIBIT H

FORM OF MANAGEMENT RIGHTS LETTER

Exhibit H

MANAGEMENT RIGHTS LETTER

Sequoia Capital China Investment Holdco II, Ltd.,	, 2014
Sequoia Capital China GF Holdco III-A, Ltd., SC
China Growth III Co-Investment 2014-A, L.P.
Suite 2215, 22/F, Two Pacific Place, 88 Queensway
Hong Kong
Telephone: 852-2501-8971
Fax No.: 852-2501-5249
Attention: Kok Wai Yee

Rich Moon Limited
Room 3501, K. Wah Center, 1010 Huaihaizhong
Road, Shanghai, 200031, China
Telephone: 8621-3127 0909
Fax No.: 8621-3127 1750
Attention: Huang Xin

Tiger Global Eight Holdings:
Twenty Seven, Cybercity, Ebene, Mauritius
Attention: Moussa Taujoo
Facsimile: +230-467-4000

Re: Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that in connection with your subscription of shares of an aggregate 43,693,355 Series D Preferred Shares (the “Subscription Shares”) of Momo Technology Company Limited (the “Company”), each of you will be entitled to the following contractual management rights, in addition to (but not in limitation of) rights to certain non-public financial information, inspection rights and other rights specifically provided to you under the Series D Preferred Share Purchase Agreement.

(1) If and for so long as you do not have (or do not have the contractual right to designate) a representative on the Company’s Board of Directors (“Unrepresented Party”), you shall be permitted to select one representative (“Representative”) to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will make itself available to meet with your Representative regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

(2) If and for so long as you are an Unrepresented Party, your Representative may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations.

(3) If and for so long as you are an Unrepresented Party, the Company shall invite you to send your Representative to attend in a nonvoting observer capacity all meetings of its Board of Directors and, in this respect, shall give your Representative copies of all notices, minutes, consents, and other material that it provides to the member of its Board of Directors; provided, however, that the Company reserves the right to exclude your Representative from access to any material or meeting or portion thereof if the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege. Your Representative may participate in discussions of matters brought to the Board of Directors.

The rights described herein shall terminate and be of no further force or effect when the sale of securities to the general public pursuant to a registration statement filed by the Company under the Securities Act of 1933 in connection with a firm commitment underwritten Qualified Offering (as defined in the legal documents relating to the purchase of the Subscription Shares) is consummated or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, whichever event shall occur first.

(4) Any dispute or claim arising out of or relating to this letter shall be settled in accordance with the procedure set forth in Section 8.12 of the Third Amended and Restated Shareholders’ Agreement dated on April     , 2014 by and among the Company, and relevant parties.

[The remainder of this page is intentionally left blank]

MOMO TECHNOLOGY COMPANY LIMITED		MOMO TECHNOLOGY HK COMPANY LIMITED

By:
Name:	Yan Tang	By:
Title:	Director	Name:	Yan Tang
		Title:	Director

BEIJING MOMO TECHNOLOGY CO., LTD.		BEIJING MOMO INFORMATION TECHNOLOGY CO., LTD.

By:		By:
Name:	Yan Tang	Name:	Yan Tang
Title:	Legal Representative	Title:	Legal Representative

Affix Seal:		Affix Seal:

INVESTOR:	SEQUOIA CAPITAL CHINA INVESTMENT HOLDCO II, LTD.
a Cayman Islands company

By:
Name:
	Title:	Authorized Signatory

SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD.
a Cayman Islands company

By:
Name:
	Title:	Authorized Signatory

INVESTOR:	SC CHINA GROWTH III CO-INVESTMENT 2014-A, L.P.
a Cayman Islands limited partnership

By: SC China Growth III Management, L.P.
a Cayman Islands limited partnership
its general partner

By: SC China Holding Limited
a Cayman Islands company
its general partner

By:
Name:
	Title:	Authorized Signatory

INVESTOR:	RICH MOON LIMITED

By:
	Name:	Xin Huang
	Title:	Director

INVESTOR:	TIGER GLOBAL EIGHT HOLDINGS

By:
Name:
Title:

EXHIBIT I

FORM OF RESTATED CONTROL DOCUMENTS

Exhibit I